   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 7, 2001

                                                      REGISTRATION NO. 333-64914
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                            ------------------------

                              CROSS COUNTRY, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                        7363                                       13-4066229
(State or other jurisdiction of                      (Primary Standard                             (I.R.S. Employer
incorporation or organization)                          Industrial                              Identification Number)
                                                Classification Code Number)

                        6551 PARK OF COMMERCE BLVD, N.W.
                                   SUITE 200
                              BOCA RATON, FL 33487
                                 (561) 998-2232
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                               JOSEPH A. BOSHART
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              CROSS COUNTRY, INC.
                        6551 PARK OF COMMERCE BLVD, N.W.
                                   SUITE 200
                              BOCA RATON, FL 33487
                                 (561) 998-2232
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                          COPIES OF COMMUNICATIONS TO:


              JULIE M. ALLEN, ESQ.                                   MICHAEL W. BLAIR, ESQ.
               PROSKAUER ROSE LLP                                   STEVEN J. SLUTZKY, ESQ.
                 1585 BROADWAY                                        DEBEVOISE & PLIMPTON
         NEW YORK, NEW YORK 10036-8299                                  919 THIRD AVENUE
                 (212) 969-3000                                     NEW YORK, NEW YORK 10022
                                                                         (212) 909-6000


                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this registration statement.

    If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED SEPTEMBER 7, 2001


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS


                                7,812,500 SHARES


                                     [LOGO]


                                  COMMON STOCK


                                 -------------

       This is Cross Country, Inc.'s initial public offering. We are selling all of the shares.

       We expect the public offering price to be between $15.00 and $17.00 per share. Currently, no public market exists for the shares. After pricing of the offering, we expect that the shares will be quoted on the Nasdaq National Market under the symbol CCRN.

       INVESTING IN THE COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 9 OF THIS PROSPECTUS.

                                ----------------

                                             PER SHARE
                                             ---------
Public offering price......................      $
Underwriting discount......................      $
Proceeds, before expenses, to Cross
  Country, Inc.............................      $

                                              TOTAL
                                             --------
Public offering price......................     $
Underwriting discount......................     $
Proceeds, before expenses, to Cross
  Country, Inc.............................     $


       The underwriters may also purchase up to an additional 1,171,875 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover overallotments.


       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

       The shares will be ready for delivery on or about       , 2001.

                               ------------------

MERRILL LYNCH & CO.                                         SALOMON SMITH BARNEY

BANC OF AMERICA SECURITIES LLC

                    SUNTRUST ROBINSON HUMPHREY

                                        CIBC WORLD MARKETS

                               ------------------

                  The date of this prospectus is       , 2001.

    [DESCRIPTION OF ARTWORK: DEPICTION OF PATIENT AND HEALTHCARE PERSONNEL]

 [DESCRIPTION OF ARTWORK: MAP OF THE UNITED STATES DEPICTING CLIENT LOCATIONS]

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
Prospectus Summary..........................................      1
Risk Factors................................................      9
Special Note Regarding Forward-Looking Statements...........     14
Use of Proceeds.............................................     15
Dividend Policy.............................................     15
Capitalization..............................................     16
Dilution....................................................     17
Selected Consolidated Financial and Other Data..............     18
Unaudited Pro Forma Condensed Consolidated Statement of
  Operations................................................     22
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     25
Business of Cross Country, Inc..............................     37
Management..................................................     46
Related Party Transactions..................................     51
Principal Stockholders......................................     52
Description of Capital Stock................................     54
Shares Eligible for Future Sale.............................     57
Underwriting................................................     59
Legal Matters...............................................     62
Experts.....................................................     63
Where You Can Find More Information.........................     63


                            ------------------------

    You should rely on only the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date of the front cover of this prospectus or other date stated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. IT IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER RISK FACTORS AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES. UNLESS OTHERWISE SPECIFIED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. THE INFORMATION IN THIS PROSPECTUS HAS BEEN ADJUSTED TO REFLECT A 5.80135-FOR-1 STOCK SPLIT.


                              CROSS COUNTRY, INC.


    We are the largest provider of healthcare staffing services in the United States based on revenue. Approximately 80% of our revenue is derived from travel nurse staffing services. We also provide staffing of clinical research professionals and allied healthcare professionals, such as radiology technicians, rehabilitation therapists and respiratory therapists. Our staffing operations are complemented by other human capital management services, including search and recruitment, consulting, education and training and resource management services. Our active client base includes over 2,500 hospitals, pharmaceutical companies and other healthcare providers across all 50 states. Our fees are paid directly by our clients rather than by government or other third-party payors. We are well positioned to take advantage of current industry dynamics, including the growing shortage of nurses in the United States, the growing demand for healthcare services and the trend among healthcare providers toward outsourcing staffing services. For the year ended December 31, 2000, our revenue and EBITDA, pro forma for the acquisitions of ClinForce, Inc. and Heritage Professional Education, LLC, were $407.7 million and $50.7 million, respectively.


INDUSTRY DYNAMICS

    The STAFFING INDUSTRY REPORT, an independent staffing industry publication, estimates that the healthcare segment of the temporary staffing market generated $7.2 billion in revenue in 2000 and that this segment will grow 18% to $8.5 billion in 2001.

    Several trends are driving demand for our healthcare staffing services, including:

    - A growing shortage of registered nurses throughout the country. A recent study published in the JOURNAL OF THE AMERICAN MEDICAL ASSOCIATION projects that by 2020, the nationwide registered nurse workforce will be nearly 20% below projected requirements.

    - Increasing demand for healthcare services as a result of the aging of the baby boomers and technological advances in healthcare treatment methods which attract a greater number of patients with complex medical conditions requiring a higher intensity of care.

    - Greater use of temporary staffing by healthcare providers to manage seasonal fluctuations in demand for their services. The use of temporary personnel enables providers to vary their staffing levels to match these changes in demand while avoiding the more costly alternative of hiring permanent staff.

OUR COMPETITIVE STRENGTHS

    Our competitive strengths include:

    - LEADER IN THE RAPIDLY GROWING NURSE STAFFING INDUSTRY. We have operated in the travel nurse staffing industry since the 1970s and have the leading brand name, based on revenue. Our Cross Country TravCorps brand is well recognized among leading healthcare providers and professionals. We believe that through our relationships with existing travel nurse staffing clients, we are positioned to market complementary services, including staffing of clinical trials and allied health professionals, search and recruitment, consulting, and education and training to our existing client base.

    - STRONG AND DIVERSE CLIENT RELATIONSHIPS. We provide staffing solutions to an active client base of over 2,500 hospitals, pharmaceutical companies and other healthcare providers across all 50 states. We do not rely on any geographic region or client for a significant portion of our revenue. No single client accounted for more than 3% of our revenue in 2000. In 2000, we worked with over 75% of the nation's top hospitals, as identified by U.S. NEWS AND WORLD REPORT. We provide temporary staffing to our clients through assignments that typically have terms of 13 weeks or longer. Our fees are paid directly by our clients rather than by government or other third-party payors.

    - LEADER IN RECRUITING AND EMPLOYEE RETENTION. We are a leader in the recruitment and retention of highly qualified healthcare professionals. We recruit healthcare professionals from all 50 states and Canada. In 2000, we received approximately 28,000 requests for applications from potential field employees and approximately 12,500 completed applications were added to our database. Employee referrals generate a majority of our new candidates. We believe we offer appealing assignments, competitive compensation packages, attractive housing options and other valuable benefits. Historically, approximately 70% of our nurses have accepted new assignments with us within 35 days of completion of previous assignments. In 2000, we were recognized by WORKING MOTHER MAGAZINE as a top 100 national employer of working mothers.

    - SCALABLE AND EFFICIENT OPERATING STRUCTURE. We have an efficient centralized operating structure that includes a database of more than 146,000 nurses and other healthcare professionals who have completed job applications with us. Our size and centralized structure provide us with operating efficiencies in key areas such as recruiting, advertising, marketing, training, housing and insurance benefits. Our fully integrated proprietary information system enables us to manage virtually all aspects of our travel staffing operations. This system is designed to accommodate significant future growth of our business.

    - STRONG MANAGEMENT TEAM WITH EXTENSIVE HEALTHCARE STAFFING AND ACQUISITION EXPERIENCE. Our management team, which averages 15 years of experience in the healthcare industry, has played a key role in the development of the travel nurse staffing industry. Our management team has consistently demonstrated the ability to successfully identify and integrate strategic acquisitions.

GROWTH STRATEGY

    We intend to continue to grow our business by:

    - ENHANCING OUR ABILITY TO FILL UNMET DEMAND FOR OUR TRAVEL STAFFING SERVICES. There is substantial unmet demand for our travel staffing services. We are striving to meet a greater portion of this demand by recruiting additional healthcare personnel. Our recruitment strategy for nurses and other healthcare professionals is focused on:

     - increasing referrals from existing field employees by providing them with superior service;

     - expanding our advertising presence to reach more nursing professionals;

     - using the internet to accelerate the recruitment-to-placement cycle;

     - increasing the number of staff dedicated to the recruitment of new nurses; and

     - developing Assignment America, our recruitment program for foreign-trained nurses residing abroad.

    - INCREASING OUR MARKET PRESENCE IN THE PER DIEM STAFFING MARKET. We intend to use our existing brand recognition, client relationships and database of nurses who have expressed an interest in temporary assignments to expand our per diem services to the acute care hospital market. While we have not historically had a significant presence in per diem staffing services, we believe that this market presents a substantial growth opportunity.

    - EXPANDING THE RANGE OF SERVICES WE OFFER OUR CLIENTS. We plan to utilize our relationships with existing travel staffing clients to more effectively market complementary services, including staffing of clinical trials and allied health professionals, search and recruitment, consulting, and education and training.

    - ACQUIRING COMPLEMENTARY BUSINESSES. We intend to continue to evaluate opportunities to acquire complementary businesses to strengthen and broaden our market presence.

    - INCREASING OPERATING EFFICIENCIES. We seek to increase our operating margins by increasing the productivity of our administrative personnel, using our purchasing power to achieve greater savings in key areas such as housing and benefits and continuing to invest in our information systems.

RECENT DEVELOPMENTS

    In May 2001, we acquired Gill/Balsano Consulting, L.L.C., or Gill/Balsano, a management consulting firm focused on the rehabilitation services sector. In March 2001, we acquired ClinForce, Inc., or ClinForce, the clinical trials staffing subsidiary of Edgewater Technology, Inc. The acquisitions of Gill/Balsano and ClinForce broaden the range of services we provide to include rehabilitation services, consulting and clinical research staffing. These acquisitions complement our healthcare staffing business by increasing the opportunities we provide our healthcare professionals.

RISK FACTORS

    For a discussion of the risks we face, see "Risk Factors," including those under the captions "Currently we are unable to recruit enough nurses to meet our clients' demands for our nurse staffing services, limiting the potential growth of our staffing business," "The costs of attracting and retaining qualified nurses and other healthcare personnel may rise more than we anticipate" and "Our costs of providing housing for nurses and other healthcare personnel may be higher than we anticipate and, as a result, our margins could decline." In addition, we operate in a highly competitive industry, with limited barriers to entry.

                            ------------------------


    In July 1999, an affiliate of Charterhouse Group International, Inc., or Charterhouse, and certain members of management acquired the assets of Cross Country Staffing, a Delaware partnership that is our predecessor, from W. R. Grace & Co. In December 1999, we acquired TravCorps Corporation, or TravCorps, which was owned by investment funds managed by Morgan Stanley Private Equity and certain members of TravCorps' management.


    We were incorporated in Delaware in 1999. Our principal executive offices are located at 6551 Park of Commerce Blvd, N.W., Suite 200, Boca Raton, FL 33487. Our telephone number at that address is (561) 998-2232. Our World Wide Web site address is www.crosscountry.com. Our website address is included in this prospectus as an inactive textual reference only. The information in our website is not intended to be incorporated into this prospectus by reference and should not be considered a part of this prospectus.

                                  THE OFFERING


Common stock offered by Cross Country, Inc...........  7,812,500 shares

Common stock outstanding after the offering..........  31,018,958 shares

Use of proceeds......................................  We estimate that our net proceeds from this offering will be approximately
                                                       $114.8 million. We intend to use these
                                                       proceeds as follows:

                                                       - approximately $74.8 million to repay
                                                         indebtedness outstanding under our credit
                                                         facility; and

                                                       - approximately $39.9 million to redeem all of
                                                       our senior subordinated notes and pay a
                                                         redemption premium. The required redemption
                                                         premium is $1.5 million.

Nasdaq National Market symbol........................  CCRN



    The number of shares outstanding after the offering excludes 4,396,841 shares reserved for future issuance under our stock option plans, of which options to purchase 3,268,615 shares at a weighted average exercise price of $12.48 have been granted.

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

    The summary consolidated financial data for the five-month period July 30, 1999 to December 31, 1999 and for the year ended December 31, 2000 are derived from the audited consolidated financial statements of Cross Country, Inc., or Cross Country, included elsewhere in this prospectus. The summary financial data for the year ended December 31, 1998 and for the seven-month period January 1, 1999 to July 29, 1999 were derived from the audited financial statements of Cross Country Staffing, our predecessor company, included elsewhere in this prospectus.


    The data for the six-month periods ended June 30, 2000 and 2001 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of our financial position and results of operations for these periods. Operating results for the six months ended
June 30, 2001 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2001.


    The pro forma as adjusted consolidated statement of operations for the year ended December 31, 2000 and the six months ended June 30, 2001 are pro forma for the Heritage Professional Education, LLC, or Heritage, and ClinForce acquisitions and as adjusted for the offering and expected use of proceeds as if these events had occurred on January 1, 2000. The as adjusted consolidated balance sheet data as of June 30, 2001 are as adjusted for the offering and expected use of proceeds as if these events had occurred on June 30, 2001.


    The summary data below should be read in conjunction with the consolidated financial statements and related notes of Cross Country, Inc., Cross Country Staffing, TravCorps Corporation and Subsidiary, ClinForce and Heritage, the "Pro Forma Condensed Consolidated Statement of Operations" and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Use of Proceeds" and other financial information included elsewhere in this prospectus.

                                                                          YEAR ENDED
                             PREDECESSOR(A)                              DECEMBER 31,
                        -------------------------                  -------------------------
                                         PERIOD
                                          FROM      PERIOD FROM
                                       JANUARY 1      JULY 30                        PRO
                         YEAR ENDED     THROUGH       THROUGH                       FORMA
                        DECEMBER 31,    JULY 29,    DECEMBER 31,                 AS ADJUSTED
                            1998          1999        1999(B)         2000         2000(C)
                        ------------   ----------   ------------   -----------   -----------
                              (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT
OF OPERATIONS DATA

Revenue from
  services............   $  158,592    $  106,047   $    87,727    $   367,690   $  407,733

Operating expenses:
  Direct operating
    expenses..........      121,951        80,187        68,036        273,095      298,159
  Selling, general and
    administrative
    expenses(e).......       19,070        12,688         9,257         49,027       58,356
  Bad debt expense....          722           157           511            433          543
  Depreciation........          264           212           155          1,324        1,459
  Amortization........          859           496         4,422         13,701       15,270
  Non-recurring
    indirect
    transaction
    costs(f)..........           --            --            --          1,289        1,289
                         ----------    ----------   -----------    -----------   ----------
    Total operating
      expenses........      142,866        93,740        82,381        338,869      375,076
                         ----------    ----------   -----------    -----------   ----------
Income from
  operations..........       15,726        12,307         5,346         28,821       32,657

Other expenses:
  Interest expense,
    net...............          850           230         4,821         15,435        4,404

  Other expenses......          183           190            --             --           --
                         ----------    ----------   -----------    -----------   ----------
  Income before income
    taxes and
    discontinued
    operations........       14,693        11,887           525         13,386       28,253
  Income tax
    expense(g)........           --            --           672          6,730       12,489
                         ----------    ----------   -----------    -----------   ----------
  Income (loss) before
    discontinued
    operations........       14,693        11,887          (147)         6,656       15,764
Discontinued
  operations:
  Loss from
    discontinued
    operations, net of
    income taxes(h)...           --            --          (195)        (1,604)          --
  Loss on
    disposal(h).......           --            --            --           (454)          --
                         ----------    ----------   -----------    -----------   ----------
  Net income (loss)...   $   14,693    $   11,887   $      (342)   $     4,598   $   15,764
                         ==========    ==========   ===========    ===========   ==========
Basic and diluted
  income (loss) per
  common share(i):
  Income (loss) before
    discontinued
    operations........                              $      (.01)   $       .29
  Discontinued
    operations........                                     (.01)          (.09)
                                                    -----------    -----------
  Net income (loss)...                              $      (.02)   $       .20
                                                    ===========    ===========

Weighted-average
  number of shares
  outstanding:
    Basic and
      diluted.........                               15,291,749     23,205,388

                                      SIX MONTHS
                                    ENDED JUNE 30,
                        ---------------------------------------

                                                        PRO
                                                       FORMA
                                                    AS ADJUSTED
                           2000          2001         2001(D)
                        -----------   -----------   -----------
                        (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT
OF OPERATIONS DATA
Revenue from
  services............  $   177,650   $   222,707   $  230,400
Operating expenses:
  Direct operating
    expenses..........      131,870       167,099      172,449
  Selling, general and
    administrative
    expenses(e).......       24,229        31,511       33,117
  Bad debt expense....          464           862          862
  Depreciation........          610         1,163        1,198
  Amortization........        7,317         7,495        7,768
  Non-recurring
    indirect
    transaction
    costs(f)..........          433            --           --
                        -----------   -----------   ----------
    Total operating
      expenses........      164,923       208,130      215,394
                        -----------   -----------   ----------
Income from
  operations..........       12,727        14,577       15,006
Other expenses:
  Interest expense,
    net...............        7,738         8,532        3,354
  Other expenses......           --            --           --
                        -----------   -----------   ----------
  Income before income
    taxes and
    discontinued
    operations........        4,989         6,045       11,652
  Income tax
    expense(g)........        2,509         2,827        4,986
                        -----------   -----------   ----------
  Income (loss) before
    discontinued
    operations........        2,480         3,218        6,666
Discontinued
  operations:
  Loss from
    discontinued
    operations, net of
    income taxes(h)...         (688)           --           --
  Loss on
    disposal(h).......           --          (544)          --
                        -----------   -----------   ----------
  Net income (loss)...  $     1,792   $     2,674   $    6,666
                        ===========   ===========   ==========
Basic and diluted
  income (loss) per
  common share(i):
  Income (loss) before
    discontinued
    operations........  $       .11   $       .14
  Discontinued
    operations........         (.03)         (.02)
                        -----------   -----------
  Net income (loss)...  $       .08   $       .12
                        ===========   ===========
Weighted-average
  number of shares
  outstanding:
    Basic and
      diluted.........   23,205,388    23,205,586

                                                                          YEAR ENDED                       SIX MONTHS
                             PREDECESSOR(A)                              DECEMBER 31,                    ENDED JUNE 30,
                        -------------------------                  ------------------------   -------------------------------------
                                         PERIOD
                                          FROM      PERIOD FROM
                                       JANUARY 1      JULY 30                       PRO                                     PRO
                         YEAR ENDED     THROUGH       THROUGH                      FORMA                                   FORMA
                        DECEMBER 31,    JULY 29,    DECEMBER 31,                AS ADJUSTED                             AS ADJUSTED
                            1998          1999        1999(B)         2000        2000(C)        2000         2001        2001(D)
                        ------------   ----------   ------------   ----------   -----------   ----------   ----------   -----------
                                                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
OTHER OPERATING DATA

EBITDA(j).............   $   16,849    $   13,015    $    9,923    $   45,135   $   50,675    $   21,087   $   23,235   $   23,972
EBITDA as a % of
  revenue.............         10.6%         12.3%         11.3%         12.3%        12.4%         11.9%        10.4%        10.4%

FTE's(k)..............        2,264         2,466         2,789         4,167        4,452         4,195        4,509        4,647
Weeks worked(l).......      117,728        73,980        61,358       216,684      231,504       109,070      117,234      120,822
Average contract
  revenue per
  week(m).............   $    1,347    $    1,429    $    1,417    $    1,616   $    1,638    $    1,532   $    1,751   $    1,763

Net cash flow provided
  by (used in)
  operating
  activities..........   $   14,434    $   12,178    $    6,301    $   10,397                 $   10,513   $   12,984
Net cash flow provided
  by (used in)
  investing
  activities..........   $     (977)   $     (202)   $    1,380    $   (9,584)                $     (746)  $  (36,284)
Net cash flow provided
  by (used in)
  financing
  activities..........   $  (13,458)   $  (11,977)   $   (3,111)   $   (5,641)                $  (13,423)  $   23,300


                                                                  AS OF JUNE 30, 2001
                                                              ----------------------------
                                                                ACTUAL     AS ADJUSTED(N)
                                                              ----------   ---------------
                                                                 (DOLLARS IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA
Working capital.............................................  $   30,505     $   30,505
Cash and cash equivalents...................................          --             --
Total assets................................................     350,783        344,139
Total debt..................................................     183,650         72,285
Stockholders' equity........................................  $  125,116     $  234,853


------------------------------
(a) On July 29, 1999, we acquired the assets of Cross Country Staffing which, for accounting and reporting purposes, is our predecessor. Financial data for periods prior to July 30, 1999 is that of Cross Country Staffing.

(b) Includes TravCorps results from December 16, 1999, the date of its acquisition, through December 31, 1999.

(c) Reflects the following adjustments as if the offering and the Heritage and ClinForce acquisitions had occurred on January 1, 2000:

    - additional amortization expense of $0.9 million related to $35.4 million of goodwill and other intangibles acquired in the Heritage and ClinForce acquisitions;

    - a reduction in interest expense of $11.0 million as a result of the repayment of $35.5 million of senior subordinated debt (12.00% interest rate) and $77.3 million of borrowings outstanding under our credit facility using the weighted average rate in effect during the year ended December 31, 2000 (9.74%); and

    - additional income tax expense of $4.5 million as a result of the above adjustments.

(d) Reflects the following adjustments as if the offering and the Heritage and ClinForce acquisitions had occurred on January 1, 2000:

    - additional amortization expense for the six months ended June 30, 2001 of $0.2 million related to $35.4 million of goodwill and other intangibles acquired in the Heritage and ClinForce acquisitions;


    - a reduction in interest expense for the six months ended June 30, 2001 of $5.4 million as a result of the repayment of $37.7 million of senior subordinated debt (12.00% interest rate) and $75.2 million of borrowings outstanding under our credit facility using the weighted average interest rate in effect during the six months ended June 30, 2001 (9.17%); and


    - additional income tax expense for the six months ended June 30, 2001 of $2.0 million as a result of the above adjustments.

(e) Includes expenses related to a discontinued management incentive compensation plan of $2.1 million and $2.7 million for the seven-month period January 1-July 29, 1999 and the year ended December 31, 1998, respectively. The management incentive compensation plan was discontinued on July 30, 1999.

(f) Non-recurring indirect transaction costs consist of non-capitalizable transition bonuses and integration costs related to the TravCorps acquisition.

(g) Prior to July 30, 1999, our predecessor, Cross Country Staffing, operated as a partnership under the applicable provisions of the Internal Revenue Code, and, accordingly, income related to the operations of Cross Country Staffing was taxed directly to its partners.

(h) Reflects the operating results of HospitalHub, Inc., which began operations in 1999. We completed the divestiture of HospitalHub, Inc. during the second quarter of 2001.

(i) The financial data contained herein for periods prior to July 30, 1999, is that of our predecessor, Cross Country Staffing, a partnership, for which share and per share amounts were not applicable.

(j) We define EBITDA as income before interest, income taxes, depreciation, amortization and non-recurring indirect transaction costs. EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a key measure used by management to evaluate our operations and provide useful information to investors. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

(k) FTE's represent the average number of contract staffing personnel on a full-time equivalent basis.

(l) Weeks worked is calculated by multiplying the FTE's by the number of weeks during the respective period.

(m) Average contract revenue per week is calculated by dividing the revenue received under our staffing contracts by the number of weeks worked during the respective period.

(n) Reflects the following adjustments as if the offering had occurred on June 30, 2001:

    - increase in stockholders' equity of $114.8 million from the offering.

    - repayment of $37.7 million of senior subordinated debt, plus a $1.5 million redemption premium, and repayment of $75.2 million of borrowings outstanding under our credit facility and includes the effects of the redemption premium and the write-off of $6.6 million of debt issuance costs, net of taxes.

                                  RISK FACTORS

RISKS RELATED TO OUR BUSINESS

CURRENTLY WE ARE UNABLE TO RECRUIT ENOUGH NURSES TO MEET OUR CLIENTS' DEMANDS FOR OUR NURSE STAFFING SERVICES, LIMITING THE POTENTIAL GROWTH OF OUR STAFFING BUSINESS.

    We rely significantly on our ability to attract, develop and retain nurses and other healthcare personnel who possess the skills, experience and, as required, licensure necessary to meet the specified requirements of our healthcare staffing clients. We compete for healthcare staffing personnel with other temporary healthcare staffing companies, as well as actual and potential clients, some of which seek to fill positions with either regular or temporary employees. Currently, there is a shortage of qualified nurses in most areas of the United States and competition for nursing personnel is increasing. At this time we do not have enough nurses to meet our clients' demands for our nurse staffing services. This shortage of nurses limits our ability to grow our staffing business. Furthermore, we believe that the aging of the existing nurse population and declining enrollments in nursing schools will further exacerbate the existing nurse shortage.

THE COSTS OF ATTRACTING AND RETAINING QUALIFIED NURSES AND OTHER HEALTHCARE PERSONNEL MAY RISE MORE THAN WE ANTICIPATE.

    We compete with other healthcare staffing companies for qualified nurses and other healthcare personnel. Because there is currently a shortage of qualified healthcare personnel, competition for these employees is intense. To induce healthcare personnel to sign on with them, our competitors may increase hourly wages or other benefits. If we do not raise wages in response to such increases by our competitors, we could face difficulties attracting and retaining qualified healthcare personnel. In addition, if we raise wages in response to our competitors' wage increases and are unable to pass such cost increases on to our clients, our margins could decline.

OUR COSTS OF PROVIDING HOUSING FOR NURSES AND OTHER HEALTHCARE PERSONNEL MAY BE HIGHER THAN WE ANTICIPATE AND, AS A RESULT, OUR MARGINS COULD DECLINE.

    We currently have approximately 2,900 apartments on lease throughout the U.S. If the costs of renting apartments and furniture for our nurses and other healthcare personnel increase more than we anticipate and we are unable to pass such increases on to our clients, our margins may decline. To the extent the length of a nurse's housing lease exceeds the term of the nurse's staffing contract, we bear the risk that we will be obligated to pay rent for housing we do not use. To limit the costs of unutilized housing, we try to secure leases with term lengths that match the term lengths of our staffing contracts, typically 13 weeks. In some housing markets we have had, and believe we will continue to have, difficulty identifying short-term leases. If we cannot identify a sufficient number of appropriate short-term leases in regional markets, or, if for any reason, we are unable to efficiently utilize the apartments we do lease, we may be required to pay rent for unutilized housing or, to avoid such risk, we may forego otherwise profitable opportunities.

DECREASES IN PATIENT OCCUPANCY AT OUR CLIENTS' FACILITIES MAY ADVERSELY AFFECT THE PROFITABILITY OF OUR BUSINESS.

    Demand for our temporary healthcare staffing services is significantly affected by the general level of patient occupancy at our clients' facilities. When a hospital's occupancy increases, temporary employees are often added before full-time employees are hired. As occupancy decreases, clients may reduce their use of temporary employees before undertaking layoffs of their regular employees. We also may experience more competitive pricing pressure during periods of occupancy downturn. In addition, if a trend emerges toward providing healthcare in alternative settings, as opposed to acute care hospitals, occupancy at our clients' facilities could decline. This reduction in occupancy could adversely affect the demand for our services and our profitability.

WE ARE DEPENDENT ON THE PROPER FUNCTIONING OF OUR INFORMATION SYSTEMS.

    Our company is dependent on the proper functioning of our information systems in operating our business. Critical information systems used in daily operations identify and match staffing resources and client assignments and perform billing and accounts receivable functions. Our information systems are protected through physical and software safeguards and we have backup remote processing capabilities. However, they are still vulnerable to fire, storm, flood, power loss, telecommunications failures, physical or software break-ins and similar events. In the event that critical information systems fail or are otherwise unavailable, these functions would have to be accomplished manually, which could temporarily impact our ability to identify business opportunities quickly, to maintain billing and clinical records reliably and to bill for services efficiently.

WE MAY EXPERIENCE DIFFICULTIES WITH OUR RECENTLY IMPLEMENTED FINANCIAL PLANNING
  AND REPORTING SYSTEM.

    In March 2001, we implemented a new financial planning and reporting system. We may face difficulties or incur additional costs integrating data, including data from companies acquired by us, to make it compatible with the new system. If we experience difficulties with our system, our ability to generate timely and accurate financial reports could be adversely affected.

IF REGULATIONS THAT APPLY TO US CHANGE, WE MAY FACE INCREASED COSTS THAT REDUCE OUR REVENUE AND PROFITABILITY.

    The temporary healthcare staffing industry is regulated in many states. In some states, firms such as our company must be registered to establish and advertise as a nurse staffing agency or must qualify for an exemption from registration in those states. If we were to lose any required state licenses, we could be required to cease operating in those states. The introduction of new regulatory provisions could substantially raise the costs associated with hiring temporary employees. For example, some states could impose sales taxes or increase sales tax rates on temporary healthcare staffing services. These increased costs may not be able to be passed on to clients without a decrease in demand for temporary employees. In addition, if government regulations were implemented that limited the amounts we could charge for our services, our profitability could be adversely affected.

FUTURE CHANGES IN REIMBURSEMENT TRENDS COULD HAMPER OUR CLIENTS' ABILITY TO PAY US.

    Many of our clients are reimbursed under the federal Medicare program and state Medicaid programs for the services they provide. In recent years, federal and state governments have made significant changes in these programs that have reduced reimbursement rates. In addition, insurance companies and managed care organizations seek to control costs by requiring that healthcare providers, such as hospitals, discount their services in exchange for exclusive or preferred participation in their benefit plans. Future federal and state legislation or evolving commercial reimbursement trends may further reduce, or change conditions for, our clients' reimbursement. Limitations on reimbursement could reduce our clients' cash flows, hampering their ability to pay us.

COMPETITION FOR ACQUISITION OPPORTUNITIES MAY RESTRICT OUR FUTURE GROWTH BY LIMITING OUR ABILITY TO MAKE ACQUISITIONS AT REASONABLE VALUATIONS.

    Our business strategy includes increasing our market share and presence in the temporary healthcare staffing industry through strategic acquisitions of companies that complement or enhance our business. We have historically faced competition for acquisitions. In the future, this could limit our ability to grow by acquisitions or could raise the prices of acquisitions and make them less accretive to us. In addition, restrictive covenants in our credit facility, including a covenant that requires us to obtain bank approval for any acquisition over $10 million, may limit our ability to complete desirable acquisitions. If we are unable to secure necessary financing under our credit facility or otherwise, we may be unable to complete desirable acquisitions.

WE MAY FACE DIFFICULTIES INTEGRATING OUR ACQUISITIONS INTO OUR OPERATIONS AND OUR ACQUISITIONS MAY BE UNSUCCESSFUL, INVOLVE SIGNIFICANT CASH EXPENDITURES OR EXPOSE US TO UNFORESEEN LIABILITIES.

    We continually evaluate opportunities to acquire healthcare staffing companies and other human capital management services companies that complement or enhance our business and frequently have preliminary acquisition discussions with some of these companies.

    These acquisitions involve numerous risks, including:

    - potential loss of key employees or clients of acquired companies;

    - difficulties integrating acquired personnel and distinct cultures into our business;

    - difficulties integrating acquired companies into our operating, financial planning and financial reporting systems;

    - diversion of management attention from existing operations; and

    - assumption of liabilities and exposure to unforeseen liabilities of acquired companies, including liabilities for their failure to comply with healthcare regulations.

    These acquisitions may also involve significant cash expenditures, debt incurrence and integration expenses that could have a material adverse effect on our financial condition and results of operations. Any acquisition may ultimately have a negative impact on our business and financial condition.

SIGNIFICANT LEGAL ACTIONS COULD SUBJECT US TO SUBSTANTIAL UNINSURED LIABILITIES.

    In recent years, healthcare providers have become subject to an increasing number of legal actions alleging malpractice, product liability or related legal theories. Many of these actions involve large claims and significant defense costs. In addition, we may be subject to claims related to torts or crimes committed by our employees or temporary staffing personnel. In some instances, we are required to indemnify clients against some or all of these risks. A failure of any of our employees or personnel to observe our policies and guidelines intended to reduce these risks, relevant client policies and guidelines or applicable federal, state or local laws, rules and regulations could result in negative publicity, payment of fines or other damages. To protect ourselves from the cost of these claims, we maintain professional malpractice liability insurance and general liability insurance coverage in amounts and with deductibles that we believe are appropriate for our operations. However, our insurance coverage may not cover all claims against us or continue to be available to us at a reasonable cost. If we are unable to maintain adequate insurance coverage, we may be exposed to substantial liabilities.

IF WE BECOME SUBJECT TO MATERIAL LIABILITIES UNDER OUR SELF-INSURED PROGRAMS, OUR FINANCIAL RESULTS MAY BE ADVERSELY AFFECTED.

    We provide workers compensation coverage through a program that is partially self-insured. In addition, we provide medical coverage to our employees through a partially self-insured preferred provider organization. If we become subject to substantial uninsured workers compensation or medical coverage liabilities, our financial results may be adversely affected.

OUR CLIENTS MAY TERMINATE OR NOT RENEW THEIR STAFFING CONTRACTS WITH US.

    Our travel staffing arrangements with clients are generally terminable upon 30 or 90 days' notice. We may have fixed costs, including housing costs, associated with terminated arrangements that we will be obligated to pay post-termination.

    Our clinical trials staffing business is conducted under long-term contracts with individual clients that may conduct numerous clinical trials. Some of these long-term contracts are terminable by the clients without cause upon 30 to 60 days notice.

OUR INDEMNITY FROM W. R. GRACE, IN CONNECTION WITH OUR ACQUISITION OF THE ASSETS OF CROSS COUNTRY STAFFING, MAY BE MATERIALLY IMPAIRED BY GRACE'S FINANCIAL CONDITION.

    In connection with our acquisition from W. R. Grace & Co. of the assets of Cross Country Staffing, our predecessor, Grace agreed to indemnify us against damages arising out of the breach of any representation or warranty of Grace, as well as against any liabilities retained by Grace. In March 2001, Grace filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. This bankruptcy filing could materially impair Grace's obligations to indemnify us.

RISKS RELATED TO THIS OFFERING

BECAUSE OUR PRINCIPAL STOCKHOLDERS CONTROL US, THEY WILL BE ABLE TO DETERMINE THE OUTCOME OF ALL MATTERS SUBMITTED TO OUR STOCKHOLDERS FOR APPROVAL, REGARDLESS OF THE PREFERENCES OF OTHER STOCKHOLDERS.

    Following this offering, Charterhouse Equity Partners III, or CEP III, and investment funds managed by Morgan Stanley Private Equity together will own approximately 66% of our outstanding common stock. Accordingly, acting together, they will be able to:

    - elect our entire board of directors;

    - control our management and policies; and

    - determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets.


Currently, our board of directors is comprised of seven members, two of whom are designees of CEP III and two of whom are designees of investment funds managed by Morgan Stanley Private Equity. We intend to add three independent directors to our board before the date of this offering or within 90 days thereafter. Under our stockholders' agreement, CEP III and the funds managed by Morgan Stanley Private Equity will each have the right to designate two directors for nomination to our board of directors. This number decreases if either CEP III or the funds managed by Morgan Stanley Private Equity reduce their respective ownership by more than 50%. CEP III and investment funds managed by Morgan Stanley Private Equity, acting together, will also be able to prevent or cause a change in control of us and will be able to amend our certificate of incorporation and bylaws at any time. Their interests may conflict with the interests of the other holders of common stock.


YOU WILL EXPERIENCE IMMEDIATE AND SIGNIFICANT DILUTION IN BOOK VALUE PER SHARE.

    The initial public offering price of our common stock is substantially higher than the net tangible book value per share of our outstanding common stock will be immediately after this offering. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares outstanding. If you purchase our common stock in this offering, you will incur immediate dilution of approximately $16.53 in the net tangible book value per share of common stock in this offering, based on an assumed initial public offering price of $16.00 per share.

    We also have a significant number of outstanding options to purchase our common stock with exercise prices significantly below the initial public offering price of the common stock. To the extent these options are exercised, there will be further dilution.


AN AGGREGATE OF APPROXIMATELY 23,206,458 MILLION SHARES WILL BECOME ELIGIBLE FOR RESALE IN THE PUBLIC MARKET WITHIN 180 DAYS AFTER THIS OFFERING, AND FUTURE SALES OF THIS STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE.



    Sales of substantial amounts of our common stock in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our common stock and could materially impair our future ability to raise capital through offerings of our common stock. An aggregate of 31,018,958 shares of common stock will be outstanding after this offering. Of these, the 7,812,500 shares offered by this prospectus will be freely tradable without restriction or further registration.


    In connection with this offering, we and our officers, directors and substantially all of our existing stockholders, who together hold 22,867,610 shares, have agreed not to sell or transfer any shares of our common stock for 180 days after completion of this offering without the underwriters' consent. While the underwriters may release these shares from the restrictions at any time, this will be done, if at all, only on a case-by-case basis. The underwriters do not currently have any intention of consenting to a waiver of these restrictions.

    CEP III and investment funds managed by Morgan Stanley Private Equity each have demand rights to cause us to file, at our expense, a registration statement under the Securities Act covering resales of their shares. These shares will represent approximately 66% of our outstanding common stock after the offering. CEP III and the investment funds of Morgan Stanley Private Equity have informed us that they do not presently intend to exercise their demand registration rights, although they retain the right to do so. These shares may also be sold under Rule 144 of the Securities Act, depending on their holding period and subject to significant restrictions in the case of shares held by persons deemed to be our affiliates.


    In addition, after this offering, we also intend to register 4,396,841 shares of common stock for issuance under our stock option plans. As of June 30, 2001, options to purchase 3,268,615 shares of common stock were issued and outstanding, of which options to purchase 1,058,947 shares were vested.


    We cannot predict what effect, if any, market sales of shares held by any stockholder or the availability of these shares for future sale will have on the market price of our common stock. See "Shares Eligible for Future Sale" for a more detailed description of the restrictions on selling shares of our common stock after this offering.

IF OUR STOCK PRICE DECLINES AFTER THE INITIAL OFFERING, YOU COULD LOSE A SIGNIFICANT PART OF YOUR INVESTMENT.

    Prior to this offering, there has been no public market for our common stock. We do not know if an active trading market will develop for our common stock or how the common stock will trade in the future. Negotiations between the underwriters and us will determine the initial public offering price. You may not be able to resell your shares at or above the initial public offering price due to fluctuations in the market price of our common stock due to changes in our operating performance or prospects. In addition, the stock market in general has experienced extreme volatility that often has been unrelated to the operating performance or prospects of particular companies.

IF PROVISIONS IN OUR CORPORATE DOCUMENTS AND DELAWARE LAW DELAY OR PREVENT A CHANGE IN CONTROL OF OUR COMPANY, WE MAY BE UNABLE TO CONSUMMATE A TRANSACTION THAT OUR STOCKHOLDERS CONSIDER FAVORABLE.

    Our certificate of incorporation and by-laws may discourage, delay or prevent a merger or acquisition involving us that our stockholders may consider favorable. For example, our certificate of incorporation authorizes our board of directors, which is controlled by CEP III and investment funds managed by Morgan Stanley Private Equity, to issue up to 10,000,000 shares of "blank check" preferred stock. Without stockholder approval, the board of directors has the authority to attach special rights, including voting and dividend rights, to this preferred stock. With these rights, preferred stockholders could make it more difficult for a third party to acquire us. Delaware law may also discourage, delay or prevent someone from acquiring or merging with us.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the matters discussed in this prospectus include forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include the following:

    - our ability to attract and retain qualified nurses and other healthcare personnel;

    - costs and availability of short-term leases for our travel nurses;

    - demand for the healthcare services we provide, both nationally and in the regions in which we operate;

    - the functioning of our information systems;

    - the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business;

    - our clients' ability to pay us for our services;

    - our ability to successfully implement our acquisition and development strategies;

    - the effect of liabilities and other claims asserted against us; and

    - the effect of competition in the markets we serve.

    Although we believe that these statements are based upon reasonable assumptions, we can not guarantee future results. Given these uncertainties, the forward-looking statements discussed in this prospectus might not occur. These forward-looking statements are made as of the date of this prospectus. Except as may be required under applicable statutes, regulations or court decisions, we undertake no obligation to update or revise them.

                                USE OF PROCEEDS


    We estimate that our net proceeds from the offering will be $114.8 million, assuming an initial offering price of $16.00 per share, based on the midpoint of our filing range, and after deducting estimated expenses payable out of such proceeds and underwriting discounts and commissions of $10.3 million. We intend to use the net proceeds of this offering to make the following payments:



    - approximately $74.8 million to repay a portion of the outstanding balances under our credit facility, which becomes due on July 29, 2005. As of September 1, 2001, the outstanding balance of principal and interest on our credit facility was approximately $147.4 million and the effective interest rate was 7.68%. Amounts outstanding under our credit facility include amounts borrowed under a revolving loan facility, which we use to finance working capital. On March 16, 2001, to finance our acquisition of ClinForce, we amended our credit facility to provide for an additional term loan in the aggregate principal amount of $30.0 million; and



    - approximately $39.9 million to redeem all of our outstanding senior subordinated notes and pay a redemption premium. The senior subordinated notes accrue interest at a rate of 12.00% per annum, compounded quarterly, and become due on January 1, 2006. As of September 1, 2001, the outstanding balance of principal and interest on the senior subordinated notes was $38.4 million. As of September 1, 2001, the required redemption premium on our senior subordinated notes was $1.5 million.



    If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds will be $132.2 million. Any additional net proceeds will be used to repay additional indebtedness under our credit facility.


                                DIVIDEND POLICY

    We have not declared or paid any cash dividends on our capital stock. We currently intend to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. In addition, covenants in our credit facility limit our ability to declare and pay cash dividends on our common stock.

                                 CAPITALIZATION

    The following table shows our capitalization as of June 30, 2001:

    - on an actual basis; and

    - on an as adjusted basis to give effect to the sale of 7,812,500 shares of our common stock at an assumed public offering price of $16.00 per share and the application of the net proceeds of the offering to repay a portion of our outstanding debt. See "Use of Proceeds."

    In addition, you should read the following table in conjunction with our consolidated financial statements and the accompanying notes which are contained elsewhere in this prospectus.


                                                                  AS OF JUNE 30, 2001
                                                              ----------------------------
                                                                ACTUAL      AS ADJUSTED(A)
                                                              -----------   --------------
                                                                     (IN THOUSANDS)
Long term debt:
  Revolving loan facility...................................   $  8,250        $     --
  Term loan.................................................    138,680          72,119
  12.00% senior subordinated pay-in-kind notes due
    2006(b).................................................     37,650              --
  Capitalized lease obligation..............................        166             166
                                                               --------        --------
Total debt..................................................    184,746          72,285
  Less current maturities...................................     20,446               0
                                                               --------        --------
    Total long-term debt....................................    164,300          72,285

Stockholders' equity:
  Undesignated preferred stock, none authorized--actual,
    $0.01 par value, 10,000,000 shares authorized--as
    adjusted, none issued and outstanding--actual and as
    adjusted................................................         --              --
  Common stock, $0.01 par value, 8,000,000 shares
    authorized--actual, $0.0001 par value, 100,000,000
    shares authorized--as adjusted, 23,206,458 shares issued
    and outstanding--actual, 31,018,958 shares issued and
    outstanding--as adjusted(c).............................          2               2
  Additional paid-in capital................................    119,090         233,840
  Retained earnings(d)......................................      6,931           1,918
  Accumulated other comprehensive earnings..................       (907)           (907)
                                                               --------        --------
    Total stockholders' equity..............................    125,116         234,853
                                                               --------        --------
      Total capitalization..................................   $289,416        $307,138
                                                               ========        ========


------------------------


(a) As adjusted amounts do not include the use of $0.8 million of proceeds to repay pay-in-kind notes issued between June 30, 2001 and September 1, 2001, and a related redemption premium.



(b) Actual amount includes approximately $1.1 million of interest accrued between April 1, 2001 and June 30, 2001.


(c) Gives effect to conversion of 760,284 shares of Class B common stock into a like amount of Class A common shares.

(d) As adjusted amount includes the effects of a $1.5 million redemption premium associated with the prepayment of our pay-in-kind notes and the write-off of $6.6 million of related debt issuance costs as of June 30, 2001, net of taxes.

                                    DILUTION

    Our net tangible book deficit as of June 30, 2001, was approximately
$132.9 million, or $5.73 per share of common stock. Net tangible book deficit is the difference between our total tangible assets and our total liabilities. We determined the net tangible book deficit per share by dividing our net tangible book deficit by the total number of shares of common stock outstanding. After giving effect to the issuance and sale of the 7,812,500 shares of common stock offered by us in the offering at an assumed initial offering price of $16.00 per share, and after deducting estimated underwriting discounts and commissions and offering expenses payable by us, our pro forma net tangible book deficit as of June 30, 2001 would have been approximately $16.5 million, or $0.53 per share of common stock. This represents an immediate decrease in net tangible book deficit of $5.19 per share to existing stockholders and an immediate dilution of $16.53 per share to new investors purchasing shares of common stock in the offering. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share.............           $16.00
    Net tangible book deficit per share as of June 30,
      2001..................................................  $(5.73)
    Decrease in net tangible book deficit per share
      attributable to new investors.........................    5.19
                                                              ------
Pro forma net tangible book deficit per share after the
  offering..................................................            (0.53)
                                                                       ------
Dilution per share to new investors.........................           $16.53
                                                                       ======

    If the underwriters' over-allotment option is exercised in full, the pro forma net tangible book value per share after the offering would be $0.03 per share, the increase in net tangible book value per share to existing shareholders would be $5.76 per share and the dilution in net tangible book value to new investors would be $15.97 per share.

    The following table sets forth, as of June 30, 2001, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by our existing stockholders and to be paid by new investors in the offering at $16.00, before deduction of estimated underwriting discounts and commissions and other expenses of the offering:


                                            SHARES PURCHASED           TOTAL CONSIDERATION
                                          ---------------------      -----------------------      AVERAGE PRICE
                                            NUMBER     PERCENT          AMOUNT      PERCENT         PER SHARE
                                          ----------   --------      ------------   --------      -------------
            Existing stockholders.......  23,206,458     74.8%       $122,500,169     49.5%          $ 5.28
            New investors...............   7,812,500     25.2         125,000,000     50.5            16.00
                                          ----------    -----        ------------    -----           ------
                Total...................  31,018,958    100.0%       $247,500,169    100.0%          $ 7.98
                                          ==========    =====        ============    =====           ======



    The foregoing discussion and table assume no exercise of any outstanding stock options to purchase common stock. As of June 30, 2001 there were 3,268,615 shares of common stock issuable upon the exercise of stock options outstanding at a weighted average exercise price of $12.48. To the extent these options are exercised, there will be further dilution to new investors.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

    The selected consolidated financial data as of December 31, 1999 and 2000 and for the five-month period July 30, 1999 to December 31, 1999 and for the year ended December 31, 2000 are derived from the audited consolidated financial statements of Cross Country, Inc. included elsewhere in this prospectus. The selected financial data as of December 31, 1998 and July 29, 1999 and for the year ended December 31, 1998 and for the seven-month period January 1, 1999 to July 29, 1999 have been derived from the audited financial statements of Cross Country Staffing, included elsewhere in this prospectus. The selected financial data as of December 31, 1996 and 1997 and for the period from July 1, 1996 to December 31, 1996 and for the year ended December 31, 1997 were derived from the financial statements of Cross Country Staffing that have been audited but not included in this prospectus. The selected financial data as of June 30, 1996 and for the period from January 1, 1996 to June 30, 1996 are derived from the unaudited consolidated financial statements of Cross Country Staffing.


    The data as of June 30, 2001 and for the six-month periods ended June 30, 2000 and 2001 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of our financial position and results of operations for these periods. Operating results for the six months ended June 30, 2001 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2001.


    The pro forma as adjusted consolidated statement of operations for the year ended December 31, 2000 and the six months ended June 30, 2001 are pro forma for the Heritage and ClinForce acquisitions and as adjusted for the offering and expected use of proceeds as if these events had occurred on January 1, 2000. The as adjusted consolidated balance sheet data as of June 30, 2001 are as adjusted for the offering and expected use of proceeds as if these events had occurred on June 30, 2001.


    The selected consolidated financial data below should be read in conjunction with the consolidated financial statements and related notes of Cross Country, Inc., Cross Country Staffing, TravCorps Corporation and Subsidiary, ClinForce and Heritage, the "Pro Forma Condensed Consolidated Statement of Operations" and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this prospectus.

                                                          PREDECESSOR(A)
                                   ------------------------------------------------------------
                                      PERIOD FROM       PERIOD FROM       YEAR ENDED DECEMBER
                                   JANUARY 1 THROUGH   JULY 1 THROUGH             31,
                                       JUNE 30,         DECEMBER 31,    -----------------------
                                         1996               1996           1997         1998
                                   -----------------   --------------   ----------   ----------
                                     (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA
Revenue from services............      $   65,045        $   59,209     $  138,560   $  158,592
Operating expenses:
  Direct operating expenses......          52,061            46,617        108,726      121,951
  Selling, general and
    administrative expenses(d)...           7,595             7,378         16,051       19,070
  Bad debt expense...............             144               437            624          722
  Depreciation...................             126                83            150          264
  Amortization...................             536               446            875          859
  Non-recurring indirect
    transaction costs(e).........              --                --             --           --
                                       ----------        ----------     ----------   ----------
  Total operating expenses.......          60,462            54,961        126,426      142,866
                                       ----------        ----------     ----------   ----------
Income from operations...........           4,583             4,248         12,134       15,726
Other (income) expenses:
  Interest expense, net..........           2,602             1,169          1,647          850
  Other (income) expenses........          (1,328)              299             37          183
                                       ----------        ----------     ----------   ----------
Income before income taxes and
  discontinued operations........           3,309             2,780         10,450       14,693
Income tax expense(f)............              --                --             --           --
                                       ----------        ----------     ----------   ----------
Income (loss) before discontinued
  operations.....................           3,309             2,780         10,450       14,693
Discontinued operations:
  Loss from discontinued
    operations, net of income
    taxes(g).....................              --                --             --           --
  Loss on disposal(g)............              --                --             --           --
                                       ----------        ----------     ----------   ----------
Net income (loss)................      $    3,309        $    2,780     $   10,450   $   14,693
                                       ==========        ==========     ==========   ==========
Basic and diluted income (loss)
  per common share(h):
  Income (loss) before
    discontinued operations......
  Discontinued operations........
    Net income (loss)............
Weighted-average number of shares
  outstanding:
    Basic and diluted............
OTHER OPERATING DATA
EBITDA(i)........................      $    5,245        $    4,777     $   13,159   $   16,849
EBITDA as % of revenue...........             8.1%              8.1%           9.5%        10.6%

FTE's(j).........................           2,100             1,846          2,102        2,264
Weeks worked(k)..................          54,596            47,996        109,313      117,728
Average contract revenue per
  week(l)........................      $    1,191        $    1,234     $    1,268   $    1,347

Net cash flow provided by (used
  in) operating activities.......      $      309        $    3,875     $   12,374   $   14,434
Net cash flow provided by (used
  in) investing activities.......      $      (75)       $      (89)    $     (309)  $     (977)
Net cash flow provided by (used
  in) financing activities.......      $     (977)       $   (3,854)    $  (12,064)  $  (13,458)

                                    PREDECESSOR(A)
                                   -----------------   PERIOD FROM    YEAR ENDED DECEMBER 31,
                                      PERIOD FROM        JULY 30      ------------------------
                                   JANUARY 1 THROUGH     THROUGH                    PRO FORMA
                                       JULY 29,        DECEMBER 31,                AS ADJUSTED
                                         1999            1999(B)         2000        2000(C)
                                   -----------------   ------------   ----------   -----------
                                     (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA
Revenue from services............      $  106,047       $   87,727    $ 367,690    $  407,733
Operating expenses:
  Direct operating expenses......          80,187           68,036      273,095       298,159
  Selling, general and
    administrative expenses(d)...          12,688            9,257       49,027        58,356
  Bad debt expense...............             157              511          433           543
  Depreciation...................             212              155        1,324         1,459
  Amortization...................             496            4,422       13,701        15,270
  Non-recurring indirect
    transaction costs(e).........              --               --        1,289         1,289
                                       ----------       ----------    ----------   ----------
  Total operating expenses.......          93,740           82,381      338,869       375,076
                                       ----------       ----------    ----------   ----------
Income from operations...........          12,307            5,346       28,821        32,657
Other (income) expenses:
  Interest expense, net..........             230            4,821       15,435         4,404
  Other (income) expenses........             190               --           --            --
                                       ----------       ----------    ----------   ----------
Income before income taxes and
  discontinued operations........          11,887              525       13,386        28,253
Income tax expense(f)............              --              672        6,730        12,489
                                       ----------       ----------    ----------   ----------
Income (loss) before discontinued
  operations.....................          11,887             (147)       6,656        15,764
Discontinued operations:
  Loss from discontinued
    operations, net of income
    taxes(g).....................              --             (195)      (1,604)           --
  Loss on disposal(g)............              --               --         (454)           --
                                       ----------       ----------    ----------   ----------
Net income (loss)................      $   11,887       $     (342)   $   4,598    $   15,764
                                       ==========       ==========    ==========   ==========
Basic and diluted income (loss)
  per common share(h):
  Income (loss) before
    discontinued operations......                       $     (.01)   $     .29
  Discontinued operations........                             (.01)        (.09)
                                                        ----------    ----------
    Net income (loss)............                       $     (.02)   $     .20
                                                        ==========    ==========
Weighted-average number of shares
  outstanding:
    Basic and diluted............                       15,291,749    23,205,388
                                                        ==========    ==========
OTHER OPERATING DATA
EBITDA(i)........................      $   13,015       $    9,923    $  45,135    $   50,675
EBITDA as % of revenue...........            12.3%            11.3%        12.3%         12.4%
FTE's(j).........................           2,466            2,789        4,167         4,452
Weeks worked(k)..................          73,980           61,358      216,684       231,504
Average contract revenue per
  week(l)........................      $    1,429       $    1,417    $   1,616    $    1,638
Net cash flow provided by (used
  in) operating activities.......      $   12,178       $    6,301    $  10,397
Net cash flow provided by (used
  in) investing activities.......      $     (202)      $    1,380    $  (9,584)
Net cash flow provided by (used
  in) financing activities.......      $  (11,977)      $   (3,111)   $  (5,641)

                                                                    AS OF DECEMBER 31,
                                               AS OF       ------------------------------------                         AS OF
                                           JUNE 30, 1996      1996         1997         1998                        JULY 29, 1999
                                           -------------   ----------   ----------   ----------                     -------------
CONSOLIDATED BALANCE SHEET DATA
Working capital..........................    $    2,061    $   12,710   $   12,372   $   12,871                       $    9,752
Cash and cash equivalents................        (1,476)           --            1           --                               --
Total assets.............................        27,305        34,933       36,080       41,901                           44,464
Total debt...............................        45,045        30,280       18,700       13,173                            7,874
Stockholders' equity(m)..................       (24,738)       (2,471)       7,122       13,451                           19,466

                                                 AS OF DECEMBER 31,
                                           -------------------------------
                                              1999                 2000
                                           ----------           ----------
CONSOLIDATED BALANCE SHEET DATA
Working capital..........................  $   33,998           $   34,375
Cash and cash equivalents................       4,828                   --
Total assets.............................     309,695              317,626
Total debt...............................     159,074              157,272
Stockholders' equity(m)..................     118,742              123,340

                                                                           SIX MONTHS
                                                                         ENDED JUNE 30,
                                                              -------------------------------------
                                                                                         PRO FORMA
                                                                                        AS ADJUSTED
                                                                 2000         2001        2001(N)
                                                              ----------   ----------   -----------
                                                               (DOLLARS IN THOUSANDS, EXCEPT SHARE
                                                                       AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA
Revenue from services.......................................  $  177,650   $  222,707   $  230,400
Operating expenses:
  Direct operating expenses.................................     131,870      167,099      172,449
  Selling, general and administrative expenses..............      24,229       31,511       33,117
  Bad debt expense..........................................         464          862          862
  Depreciation..............................................         610        1,163        1,198
  Amortization..............................................       7,317        7,495        7,768
  Non-recurring indirect transaction costs(e)...............         433           --           --
                                                              ----------   ----------   ----------
    Total operating expenses................................     164,923      208,130      215,394
                                                              ----------   ----------   ----------
Income from operations......................................      12,727       14,577       15,006
Other expenses:
  Interest expense, net.....................................       7,738        8,532        3,354
                                                              ----------   ----------   ----------
Income before income taxes and discontinued operations......       4,989        6,045       11,652
Income tax expense(f).......................................       2,509        2,827        4,986
                                                              ----------   ----------   ----------
Income before discontinued operations.......................       2,480        3,218        6,666
Discontinued operations:
  Loss from discontinued operations, net of income taxes....        (688)          --           --
  Loss on disposal..........................................          --         (544)          --
                                                              ----------   ----------   ----------
Net income..................................................  $    1,792   $    2,674   $    6,666
                                                              ==========   ==========   ==========
Basic and diluted income (loss) per common share(h):
  Income before discontinued operations.....................  $      .11   $      .14
  Discontinued operations...................................        (.03)        (.02)
                                                              ----------   ----------
    Net income..............................................  $      .08   $      .12
                                                              ==========   ==========
Weighted-average number of shares outstanding:
  Basic and diluted.........................................  23,205,388   23,205,586

OTHER OPERATING DATA
EBITDA(i)...................................................  $   21,087   $   23,235   $   23,972
EBITDA as a % of revenue....................................        11.9%        10.4%        10.4%

FTE's(j)....................................................       4,195        4,509        4,647
Weeks worked(k).............................................     109,070      117,234      120,822
Average contract revenue per week(l)........................  $    1,532   $    1,751   $    1,763

Net cash flow provided by (used in) operating activities....      10,513       12,984
Net cash flow provided by (used in) investing activities....        (746)     (36,284)
Net cash flow provided by (used in) financing activities....  $  (13,423)  $   23,300



                                                                  AS OF JUNE 30, 2001
                                                              ---------------------------
                                                                ACTUAL     AS ADJUSTED(O)
                                                              ----------   --------------
CONSOLIDATED BALANCE SHEET DATA
Working capital.............................................  $   30,505     $   30,505
Cash and cash equivalents...................................          --             --
Total assets................................................     350,783        344,139
Total debt..................................................     183,650         72,285
Stockholders' equity........................................  $  125,116     $  234,853


------------------------------

(a) On July 29, 1999, we acquired the assets of Cross Country Staffing which, for accounting and reporting purposes, is our predecessor. Financial data for periods prior to July 30, 1999 is that of Cross Country Staffing.

(b) Includes TravCorps results from December 16, 1999, the date of its acquisition, through December 31, 1999.

(c) Reflects the following adjustments as if the offering and the Heritage and ClinForce acquisitions had occurred on January 1, 2000:

    - additional amortization expense of $0.9 million related to $35.4 million of goodwill and other intangibles acquired in the Heritage and ClinForce acquisitions;


    - a reduction in interest expense of $11.0 million as a result of the repayment of $35.5 million of senior subordinated debt (12.00% interest rate) and $77.3 million of borrowings outstanding under our credit facility using the weighted average interest rate in effect during the year ended December 31, 2000 (9.74%); and


    - additional income tax expense of $4.5 million as a result of the above adjustments.

(d) Includes expenses related to a discontinued management incentive compensation plan of $2.1 million and $2.7 million for the seven-month period January 1-July 29, 1999 and the year ended December 31, 1998. The management incentive compensation plan was discontinued on July 30, 1999.

(e) Non-recurring indirect transaction costs consist of non capitalizable transition bonuses and integration costs related to the TravCorps acquisition.

(f) Prior to July 30, 1999, our predecessor, Cross Country Staffing, operated as a partnership under the applicable provisions of the Internal Revenue Code, and, accordingly, income related to the operations of Cross Country Staffing was taxed directly to its partners.

(g) Reflects the operating results of HospitalHub, Inc., which began operations in 1999. We completed the divestiture of HospitalHub, Inc. during the second quarter of 2001.

(h) The financial data contained herein for periods prior to July 30, 1999, is that of our predecessor, Cross Country Staffing, a partnership, for which share and per share amounts were not applicable.

(i) We define EBITDA as income before interest, income taxes, depreciation, amortization and non-recurring indirect transaction costs. EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a key measure used by management to evaluate our operations and provide useful information to investors. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

(j) FTE's represent the average number of contract staffing personnel on a full-time equivalent basis.

(k) Weeks worked is calculated by multiplying the FTE's by the number of weeks during the respective period.

(l) Average contract revenue per week is calculated by dividing the revenue received under our staffing contracts by the number of weeks worked during the respective period.

(m) Consists of partners' capital for periods prior to July 30, 1999, since our predecessor, Cross Country Staffing, was a partnership.

(n) Reflects the following adjustments if the offering and the Heritage and ClinForce acquisitions had occurred on January 1, 2000:

    - additional amortization expense for the six months ended June 30, 2001 of $0.2 million related to $35.4 million of goodwill and other intangibles acquired in the Heritage and ClinForce acquisitions;


    - a reduction in interest expense for the six months ended June 30, 2001 of $5.4 million as a result of the repayment of $37.7 million of senior subordinated debt (12.00% interest rate) and $75.2 million of borrowings outstanding under our credit facility using the weighted average interest rate in effect during the six months ended June 30, 2001 (9.17%); and


    - additional income tax expense for the six months ended June 30, 2001 of $2.0 million as a result of the above adjustments.

(o) Reflects the following adjustments as if the offering had occurred on June 30, 2001:

    - increase in stockholders' equity of $114.8 million of net proceeds from the offering; and

    - repayment of $37.7 million of senior subordinated debt, plus a $1.5 million redemption premium, and repayment of $75.2 million of borrowings outstanding under our credit facility and includes the effects of the redemption premium and the write-off of $6.6 million of debt issuance costs, net of taxes.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

    We acquired ClinForce on March 16, 2001 and Heritage on December 26, 2000.

    The pro forma condensed consolidated statement of operations for the year ended December 31, 2000 and the six months ended June 30, 2001 give effect to the acquisitions of Heritage and ClinForce as if the transactions had occurred on January 1, 2000.

    The Company acquired E-Staff, Inc. on July 31, 2000 and Gill/Balsano Consulting, LLC on April 1, 2001. Gill/Balsano's and E-Staff results of operations are immaterial to us; therefore such results have been excluded from these unaudited pro forma condensed consolidated statement of operations.

    The pro forma information is based on the historical statements of the acquired businesses giving effect to the transactions under the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the Pro Forma Condensed Consolidated Statement of Operations.


    The pro forma information as adjusted for the offering for the year ended December 31, 2000 and the six months ended June 30, 2001, assumes the repayment of certain of our indebtedness using a portion of the net proceeds received from the offering as if the offering and the repayment had occurred on January 1, 2000.


    This pro forma information does not purport to be indicative of the combined results of operations that actually would have taken place if the transactions had occurred at such dates. The pro forma Condensed Consolidated Statement of Operations should be read in conjunction with the Consolidated Financial Statements and related notes thereto included elsewhere in this prospectus.

                                                                   YEAR ENDED DECEMBER 31, 2000
                              ------------------------------------------------------------------------------------------------------
                                                                            PRO FORMA
                                                                           ACQUISITION     PRO FORMA    ADJUSTMENTS       PRO FORMA
                              CROSS COUNTRY   CLINFORCE(A)   HERITAGE(B)   ADJUSTMENTS      COMBINED    FOR OFFERING     AS ADJUSTED
                              -------------   ------------   -----------   -----------     ----------   ------------     -----------
                                                     (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Revenue from services.......   $  367,690      $   28,895    $   11,148                    $  407,733                    $  407,733
Operating expenses:
  Direct operating
    expenses................      273,095          20,128         4,936                       298,159                       298,159
  Selling, general and
    administrative
    expenses................       49,027           4,766         4,563                        58,356                        58,356
  Bad debt expense..........          433             110            --                           543                           543
  Depreciation..............        1,324             135            --                         1,459                         1,459
  Amortization..............       13,701             660            --           909(c)       15,270                        15,270
  Non-recurring indirect
    transaction costs.......        1,289              --            --                         1,289                         1,289
                               ----------      ----------    ----------                    ----------                    ----------
Total operating expenses....      338,869          25,799         9,499                       375,076                       375,076

Income from operations......       28,821           3,096         1,649                        32,657                        32,657

Interest expense, net.......       15,435              --            --         3,758 (d)      19,193       (14,789)(e)       4,404
                               ----------      ----------    ----------                    ----------                    ----------

Income before income
  taxes.....................       13,386           3,096         1,649                        13,464                        28,253
Income tax expense..........        6,730           1,227            --        (1,162)(f)       6,795         5,694 (f)      12,489
                               ----------      ----------    ----------                    ----------                    ----------
Income from continuing
  operations................   $    6,656      $    1,869    $    1,649                    $    6,669                    $   15,764
                               ==========      ==========    ==========                    ==========                    ==========

Basic and diluted income
  from continuing operations
  per common share..........   $     0.29              --            --                    $     0.29
                               ==========      ==========    ==========                    ==========
Weighted average common
  shares outstanding:
    Basic and diluted.......   23,205,388              --            --                    23,205,388
                               ==========      ==========    ==========                    ==========

--------------------------


(a) Represents the historical consolidated revenue and direct operating expenses of ClinForce for the twelve months ended December 31, 2000. ClinForce was a subsidiary of Edgewater Technology, Inc. ("Edgewater") prior to being acquired by us in March 2001. Edgewater provided substantial services to ClinForce during 2000. Edgewater has traditionally charged ClinForce a management fee for tax planning services and information system services through corporate allocations which were generally based on a percent of sales. The amount of corporate allocations was dependent upon the total amount of anticipated allocable costs incurred by Edgewater, less amounts charged as a specific cost or expense rather than by allocation. The amounts allocated for these services are not included in these pro forma statements because they are not necessarily indicative of amounts that would have been incurred by ClinForce had it operated on a stand-alone basis. Expenses relating to corporate advertising, accounting and legal services, officer salaries and other selling, general and administrative expenses were not allocated by Edgewater to ClinForce for internal financial statement purposes, and therefore, no amounts have been allocated for these services in these pro forma financial statements. As a result of our corporate infrastructure, which we believe is sufficient to support our combined operations, including ClinForce, without any additional incremental expenses, we believe the total expenses presented in the Pro Forma Combined column fairly present the operating expenses expected to be incurred on a going-forward basis.


(b) Represents the historical results of Heritage for the period from January 1, 2000 through December 25, 2000.

(c) Pro forma adjustment to record the amortization of intangible assets acquired as a result of the ClinForce and Heritage acquisitions. Our intangible assets are amortized on a straight-line basis over periods ranging from 4.5--25 years.

    An additional $6.5 million is contingently payable to Heritage based upon future EBITDA results.
    Such amount is payable through 2003.

(d) Pro forma adjustment to record interest costs associated with the financing of the ClinForce and Heritage acquisitions using the weighted average interest rate in effect for the year ended December 31, 2000 (9.74%).

(e) Adjustment to record pro forma interest expense reduction as if $114.8 million of estimated offering proceeds were used to reduce outstanding debt through the repayment of $35.5 million of senior subordinated debt and repayment of $77.3 million of borrowings outstanding under our credit facility as of January 1, 2000.

(f) Pro forma adjustment for estimated income taxes at combined federal and state statutory rates for the effect of the other adjustments and to record pro forma income tax expense for Heritage which, prior to being acquired by Cross Country, was an LLC for which income tax expense was determined at the individual member level.

                                                                 SIX MONTHS ENDED JUNE 30, 2001
                                    ----------------------------------------------------------------------------------------
                                                                    PRO FORMA
                                                                   ACQUISITION     PRO FORMA    ADJUSTMENTS       PRO FORMA
                                    CROSS COUNTRY   CLINFORCE(A)   ADJUSTMENTS      COMBINED    FOR OFFERING     AS ADJUSTED
                                    -------------   ------------   -----------     ----------   ------------     -----------
                                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Revenue from services.............    $  222,707     $    7,693                    $  230,400                    $  230,400
Operating expenses:
  Direct operating expenses.......       167,099          5,350                       172,449                       172,449
  Selling, general and
    administrative expenses.......        31,511          1,606                        33,117                        33,117
  Bad debt expense................           862                                          862                           862
  Depreciation....................         1,163             35                         1,198                         1,198
  Amortization....................         7,495             92           181(b)        7,768                         7,768
  Non-recurring indirect
    transaction costs.............            --             --                            --                            --
                                      ----------     ----------                    ----------                    ----------
Total operating expenses..........       208,130          7,083                       215,394                       215,394

Income from operations............        14,577            610                        15,006                        15,006

Interest expense, net.............         8,532            179           440(c)        9,151        (5,797)(d)       3,354
                                      ----------     ----------                    ----------                    ----------

Income before income taxes........         6,045            431                         5,855                        11,652
Income tax expense................         2,827            166          (239)(e)       2,754         2,232(e)        4,986
                                      ----------     ----------                    ----------                    ----------
Income from continuing
  operations......................    $    3,218     $      265                    $    3,101                    $    6,666
                                      ==========     ==========                    ==========                    ==========

Basic and diluted income from
  continuing operations per common
  share...........................    $     0.14             --                    $     0.13                    $       --
                                      ==========     ==========                    ==========                    ==========
Weighted average common shares
  outstanding:
    Basic and diluted.............    23,205,586             --                    23,205,586                            --
                                      ==========     ==========                    ==========                    ==========


--------------------------


(a) Represents the historical consolidated revenues and direct operating expenses of ClinForce for the period from January 1, 2001 through March 16, 2001. ClinForce was a subsidiary of Edgewater prior to being acquired by us in March 2001. Edgewater provided substantial services to ClinForce during 2000. Edgewater traditionally charged ClinForce a management fee for tax planning services and information system services through corporate allocations which were generally based on a percent of sales. The amount of corporate allocations was dependent upon the total amount of anticipated allocable costs incurred by Edgewater, less amounts charged as a specific cost or expense rather than by allocation. The amounts allocated for these services are not included in these pro forma statements because they are not necessarily indicative of amounts that would have been incurred by ClinForce had it operated on a stand-alone basis. Expenses relating to corporate advertising, accounting and legal services, officer salaries and other selling, general and administrative expenses were not allocated by Edgewater to ClinForce for internal financial statement purposes, and therefore, no amounts have been allocated for their services in the pro forma financial statements. As a result of our corporate infrastructure, which we believe is sufficient to support our combined operations, including ClinForce, without any additional incremental expenses, we believe the total expenses presented in the Pro Forma Combined column fairly present the operating expenses expected to be incurred on a going-forward basis.


(b) Pro forma adjustment to record the amortization of intangible assets acquired as a result of the ClinForce acquisition. Our intangible assets are amortized on a straight-line basis over periods ranging from 4.5--25 years.

(c) Pro forma adjustment to record interest costs associated with the financing of the ClinForce acquisition using the weighted average interest rate in effect for the six months ended June 30, 2001 (9.17%).

(d) Adjustment to record pro forma interest expense reduction as if $114.8 million of estimated offering proceeds were used to reduce outstanding debt through the repayment of $37.7 million of senior subordinated debt and repayment of $75.2 million of borrowings outstanding under our credit facility as of January 1, 2001.

(e) Pro forma adjustment for estimated income taxes at combined federal and state statutory rates for the effect of the other adjustments.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE ACCOMPANYING NOTES THAT APPEAR ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We are the largest provider of healthcare staffing services in the United States based on revenue. Approximately 80% of our revenue is derived from travel nurse staffing services. We also provide staffing of clinical research professionals and allied healthcare professionals such as radiology technicians, rehabilitation therapists and respiratory therapists. Our staffing operations are complemented by other human capital management services, including search and recruitment, consulting, education and training and resource management services. For the year ended December 31, 2000, our revenue and EBITDA, pro forma for the acquisitions of ClinForce and Heritage, were $407.7 million and $50.7 million, respectively.

HISTORY

    In July 1999, an affiliate of Charterhouse Group International, Inc. and certain members of management acquired the assets of Cross Country Staffing, our predecessor, from W. R. Grace & Co. Upon the closing of this transaction, we changed from a partnership to a C corporation form of ownership. In
December 1999, we acquired TravCorps, which was owned by investment funds managed by Morgan Stanley Private Equity and certain members of TravCorps' management and subsequently changed our name to Cross Country TravCorps, Inc. In May 2001, we changed our name to Cross Country, Inc.

REVENUE

    Travel nurse staffing revenue is received primarily from acute care hospitals. Our clinical trials staffing revenue is received primarily from pharmaceutical and biotechnology companies, as well as medical device manufacturers. Revenue from allied health staffing services is received from numerous sources, including providers of radiation, rehabilitation and respiratory services at additional venues including nursing homes, sports medicine clinics and schools. Our staffing placements are through contracts with assignments typically lasting 13 weeks or longer. Revenue from our search and recruitment, consulting and education and training services is received from numerous sources, including hospitals, physician group practices, insurance companies and individual healthcare professionals. Our fees are paid directly by our clients rather than by government or other third-party payors.


    Revenue is recognized when services are rendered. Accordingly, accounts receivable includes an accrual for employees' time worked but not yet invoiced. Each of our field employees works for us under a contract. These contracts typically last 13 weeks. Payroll contract employees are hourly employees whose contract specifies the hourly rate they will be paid, including applicable overtime, and any other benefits they are entitled to receive during the contract period. For payroll contract employees, we bill clients at an hourly rate and assume all employee costs, including payroll, withholding taxes, benefits and professional liability insurance and Occupational Safety and Health Administration, or OSHA, requirements, as well as any travel and housing arrangements. Mobile contract employees are hourly employees of the hospital client and receive an agreement that specifies the hourly rates they will be paid by the hospital employer, as well as any benefits they are entitled to receive from us. For mobile contract employees, we provide recruitment, housing in apartments leased by the Company and travel services. The Company's contract with the healthcare professional obligates it to provide these services to the healthcare professional. The Company is compensated for the services it provides at a predetermined rate negotiated between the Company and its hospital client, without regard to the Company's cost of providing these services. Currently, more than 95% of our employees work under payroll contracts.


    Our healthcare staffing revenue and earnings are impacted by the relative supply of and demand for nurses at healthcare facilities. We rely significantly on our ability to recruit and retain nurses and other healthcare personnel who possess the skills, experience and, as required, licensure necessary to meet the specified requirements of our clients. Shortages of qualified nurses and other healthcare personnel could limit our ability to fill open assignments and grow our revenue and EBITDA.

    Fluctuations in patient occupancy at our clients' facilities may also affect the profitability of our business. As occupancy increases, temporary employees are often added before full-time employees are hired. As occupancy decreases, clients tend to reduce their use of temporary employees before undertaking layoffs of their regular employees. In addition, we may experience more competitive pricing pressure during periods of occupancy downturn.

ACQUISITIONS

    In May 2001, we acquired Gill/Balsano, a healthcare management consulting firm, for $1.8 million in cash and potential earnout payments of $2.0 million.

    In March 2001, we acquired ClinForce for $31.0 million in cash. In July 2001 a post-closing purchase price adjustment increased the purchase price and goodwill by $1.4 million each. ClinForce supplies supplemental staffing services for clinical trials. ClinForce's revenue was $28.9 million for the year ended December 31, 2000. We believe this acquisition will enable us to extend our services into a fragmented and complementary segment of the healthcare staffing market.


    In December 2000, we completed the acquisition of Heritage, a provider of continuing education programs to the healthcare community, for a purchase price of approximately $6.5 million in cash and potential earnout payments of approximately $6.5 million. Heritage's revenue was $11.1 million for the period ended December 25, 2000.


    In July 2000, we acquired E-Staff, an application service provider that has developed an internet subscription-based communication, scheduling, credentialing and training service business for healthcare providers, for $1.5 million in cash and potential earnout payments of $3.2 million.

    In December 1999, we acquired all outstanding shares of TravCorps' common stock in exchange for shares of our common stock then valued at approximately $32.1 million and we assumed TravCorps' debt of $45.0 million. TravCorps had revenues of $113.0 million for the period December 27, 1998 to December 15, 1999.

DISCONTINUED OPERATIONS

    In December 2000, we committed to a formal plan to divest HospitalHub, Inc., or HospitalHub, our electronic job board business, which began operations in 1999. The operating results of HospitalHub have been accounted for as discontinued operations in our consolidated financial statements and notes thereto and in the other financial information included herein. We completed the divestiture of HospitalHub in the second quarter of 2001.

GOODWILL AND OTHER INTANGIBLE ASSETS


    Goodwill and other intangible assets from the acquisition of the assets of Cross Country Staffing, our predecessor, and from subsequent acquisitions were $151.4 million and $98.0 million, respectively, at June 30, 2001. Goodwill and other intangible assets are being amortized using the straight-line method over their estimated useful lives ranging from 4.5 to 25 years. Goodwill and other intangible assets represented 206% of our stockholders' equity as of June 30, 2001. The amount of goodwill and other intangible assets amortized equaled 51.4% of our income from operations for the six months ended June 30, 2001.

    In July 2001, the Financial Accounting Standards Board issued FAS No. 141, BUSINESS COMBINATIONS and FAS No. 142, INTANGIBLE ASSETS. FAS 141 eliminates the pooling-of-interests method of accounting for business combinations except for qualifying business combinations that were initiated before July 1, 2001.
FAS 142 further clarifies the criteria to recognize intangible assets separately from goodwill and promulgates that goodwill and certain intangible assets not be amortized. Instead, these assets will be reviewed for impairment annually with any related losses recognized in earnings when incurred. These standards will apply to us beginning January 1, 2002 for existing intangible assets and July 1, 2001 for business combinations completed after June 30, 2001. The Company will adopt these standards prospectively.

RESULTS OF OPERATIONS

    The following table summarizes, for the periods indicated, selected statement of operations data expressed as a percentage of revenue:

                                            PREDECESSOR
                                    ---------------------------
                                                    PERIOD FROM   PERIOD FROM                        SIX MONTHS
                                     YEAR ENDED     JANUARY 1-      JULY 30-      YEAR ENDED       ENDED JUNE 30,
                                    DECEMBER 31,     JULY 29,     DECEMBER 31,   DECEMBER 31,    -------------------
AS A % OF REVENUE                       1998           1999           1999           2000          2000       2001
-----------------                   -------------   -----------   ------------   -------------   --------   --------
Revenue...........................      100.0%         100.0%        100.0%          100.0%       100.0%     100.0%
Direct operating expenses.........       76.9           75.6          77.6            74.3         74.2       75.0
Selling, general and
  administrative expenses.........       12.0           12.0          10.5            13.3         13.6       14.1
Bad debt expense..................        0.5            0.1           0.6             0.1          0.3        0.4
                                        -----          -----         -----           -----        -----      -----
EBITDA(a).........................       10.6           12.3          11.3            12.3         11.9       10.4
Depreciation and amortization.....        0.7            0.7           5.2             4.1          4.5        3.9
Non-recurring indirect transaction
  costs...........................         --             --            --             0.4          0.2         --
                                        -----          -----         -----           -----        -----      -----
Income from operations............        9.9           11.6           6.1             7.8          7.2        6.5
Interest expense, net.............        0.5            0.2           5.5             4.2          4.4        3.8
Other expenses....................        0.1            0.2            --              --           --         --
                                        -----          -----         -----           -----        -----      -----
Income before income taxes and
  discontinued operations.........        9.3           11.2           0.6             3.6          2.8        2.7
Income tax expense(b).............         --             --           0.8             1.8          1.4        1.3
                                        -----          -----         -----           -----        -----      -----
Income (loss) before discontinued
  operations......................        9.3           11.2          (0.2)            1.8          1.4        1.4
Loss from discontinued operations,
  net of income taxes.............         --             --          (0.2)           (0.4)        (0.4)        --
Estimated loss on disposal of
  discontinued operations.........         --             --            --            (0.1)          --       (0.2)
                                        -----          -----         -----           -----        -----      -----
Net income (loss).................        9.3%          11.2%         (0.4)%           1.3%         1.0%       1.2%
                                        =====          =====         =====           =====        =====      =====

------------------------

(a) We define EBITDA as income before interest, income taxes, depreciation, amortization and non-recurring indirect transaction costs. EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a key measure used by management to evaluate our operations and provide useful information to investors. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

(b) Prior to July 30, 1999, we were a partnership for which income tax expense was determined at the partner level.

SEGMENT INFORMATION


                                           PREDECESSOR
                               -----------------------------------
                                                   PERIOD FROM          PERIOD FROM                          SIX MONTHS
                                YEAR ENDED         JANUARY 1-            JULY 30-         YEAR ENDED       ENDED JUNE 30,
                               DECEMBER 31,         JULY 29,           DECEMBER 31,      DECEMBER 31,    -------------------
                                   1998               1999                 1999              2000          2000       2001
                               -------------   -------------------   -----------------   -------------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Revenue:
  Healthcare staffing........     $156,951          $101,398             $ 85,595           $350,856     $169,670   $205,753
  Other human capital
    management services......        1,641             4,649                2,132             16,834        7,980     16,954
                                  --------          --------             --------           --------     --------   --------
                                  $158,592          $106,047             $ 87,727           $367,690     $177,650   $222,707
                                  ========          ========             ========           ========     ========   ========
Contribution
  income/(loss)(a):
  Healthcare staffing........     $ 28,344          $ 19,409             $ 15,518           $ 61,894     $ 29,794   $ 29,576
  Other human capital
    management services......         (397)              693                  (95)             4,290        2,175      3,995
Unallocated corporate
  overhead...................       11,098             7,087                5,500             21,049       10,882     10,336
                                  --------          --------             --------           --------     --------   --------
EBITDA                            $ 16,849          $ 13,015             $  9,923           $ 45,135     $ 21,087   $ 23,235
                                  ========          ========             ========           ========     ========   ========


------------------------

(a) We define contribution income as earnings before interest, taxes, depreciation, amortization and corporate expenses not specifically identified to a reporting segment.

    The following sections should be read in conjunction with the History and Acquisitions sections that appear above in this Management's Discussion and Analysis.

    SIX MONTHS ENDED JUNE 30, 2001 COMPARED TO SIX MONTHS ENDED JUNE 30, 2000

    Revenue increased by 25.4% to $222.7 million for the six months ended
June 30, 2001 as compared to $177.7 million for the six months ended June 30, 2000. Revenue from our healthcare staffing segment increased 21.3% to $205.8 million for the six months ended June 30, 2001 as compared to $169.7 million for the six months ended June 30, 2000. Revenue included from ClinForce, which was acquired on March 16, 2001 totaled $10.7 million for the six months ended June 30, 2001. Excluding the effect of this acquisition, revenue increased $25.4 million, or 15.0%, as compared with the six months ended June 30, 2000. This increase is primarily due to an increase in the average hourly bill rate along with an increase in the average number of field employees, offset, in part, by a modest reduction in the average number of hours billed per FTE per week. The average hourly bill rate increased primarily as a result of bill rate increases and, to a lesser extent, an increase in the percentage of nurses working under staffing rather than mobile contracts. The average number of hours worked per week per FTE decreased primarily as a result of an increase in the number of nurses working three 12 hour shifts rather than five 8 hour shifts. For the six months ended June 30, 2001, 87.1% of healthcare staffing revenue was generated by nurse staffing operations and 12.9% was generated by other operations. For the six months ended June 30, 2000, 92.1% of healthcare staffing revenue was generated by nurse staffing operations and 7.9% was generated by other operations.

    Revenue from our other human capital management services segment increased 112.5% to $17.0 million for the six months ended June 30, 2001 as compared to $8.0 million for the six months ended June 30, 2000. Revenue included from Heritage, which was acquired on December 26, 2000, totaled $6.7 million for the six months ended June 30, 2001. Excluding the effect of this acquisition, revenue increased $2.3 million, or 28.5%, as compared with the six months ended June 30, 2000. This increase is primarily due to revenue from growth in our physician search and existing consulting businesses, as well as our acquisition of Gill/Balsano.

    Direct operating expenses are comprised primarily of field employee compensation expenses, housing expenses, travel expenses and field insurance expenses. Direct operating expenses totaled $167.1 million for the six months ended June 30, 2001 as compared to $131.9 million for the six months ended
June 30, 2000. As a percentage of revenue, direct operating expenses represented 75.0% of revenue for the six months ended June 30, 2001 as compared with 74.2% for the six months ended June 30, 2000. The increase in direct operating expenses as a percent of revenue was mostly attributable to an increase in field salaries, housing costs and health insurance. These increases were offset in part by the relatively lower direct operating expenses, as a percent of revenue, for each of Heritage and ClinForce.

    Selling, general and administrative expenses are comprised primarily of corporate and administrative personnel compensation, advertising, referral bonuses, insurance, communication, rent, utilities and postage and delivery. Selling, general and administrative expenses totaled $31.5 million for the six months ended June 30, 2001 as compared to $24.2 million for the six months ended June 30, 2000. As a percentage of revenue, selling, general and administrative expenses increased to 14.1% of revenue for the six months ended June 30, 2001, as compared with 13.6% for the six months ended June 30, 2000. The increase is a result of the acquisitions of Heritage and ClinForce, which have historically higher selling, general and administrative expense than the travel nurse staffing business. We expect selling, general and administrative expenses as a percent of revenue to continue to remain higher throughout 2001, as compared to 2000, as a result of the acquisitions of Heritage and ClinForce, which have historically had higher selling, general and administrative expenses than our travel nurse staffing business.

    Bad debt expense totaled $0.9 million for the six months ended June 30, 2001 as compared to $0.5 million for the six months ended June 30, 2000. As a percentage of revenue, bad debt expense represented 0.4% of revenue for the six months ended June 30, 2001 as compared with 0.3% for the six months ended
June 30, 2000.

    EBITDA, as a result of the above, totaled $23.2 million for the six months ended June 30, 2001 as compared to $21.1 million for the six months ended
June 30, 2000. As a percentage of revenue, EBITDA represented 10.4% of revenue for the six months ended June 30, 2001 as compared with 11.9% for the six months ended June 30, 2000.

    Depreciation and amortization expense totaled $8.7 million for the six months ended June 30, 2001 as compared to $7.9 million for the six months ended June 30, 2000. The increase was primarily due to the increased amortization of goodwill and other intangibles resulting from the Heritage and ClinForce acquisitions. As a percentage of revenue, depreciation and amortization expense declined to 3.9% of revenue for the six months ended June 30, 2001 as compared to 4.5% for the six months ended June 30, 2000.

    Non-recurring indirect transaction costs for the six months ended June 30, 2000 were $0.4 million, comprised of non capitalizable transition bonuses and integration costs related to the TravCorps acquisition.

    Income from operations totaled $14.6 million for the six months ended June 30, 2001 and $12.7 million for the six months ended June 30, 2000. As a percentage of revenue, income from operations represented 6.5% of revenue for the six months ended June 30, 2001 as compared with 7.2% for the six months ended June 30, 2000.

    Net interest expense totaled $8.5 million for the six months ended June 30, 2001 as compared to $7.7 million for the six months ended June 30, 2000. This increase was primarily due to borrowings related to the Heritage and ClinForce acquisitions, offset in part by lower average borrowing costs.

    Income before income taxes and discontinued operations totaled $6.0 million for the six months ended June 30, 2001 as compared to $5.0 million for the six months ended June 30, 2000 due to the factors discussed above.

    Income tax expense totaled $2.8 million for the six months ended June 30, 2001 as compared to $2.5 million for the six months ended June 30, 2000.

    Income before discontinued operations totaled $3.2 million for the six months ended June 30, 2001 as compared to $2.5 million for the six months ended June 30, 2000.

    Losses from discontinued operations, net of income tax benefits, in connection with HospitalHub were $0.5 million for the six months ended June 30, 2001 as compared to $0.7 million for the six months ended June 30, 2000.
A $0.5 million loss was recognized on the planned disposal of the HospitalHub operation during the six months ended June 30, 2001. The divestiture of HospitalHub was completed in the second quarter of 2001. An additional charge was necessary as the actual losses on disposal incurred and anticipated were more than estimated in December 2000.

    Net income for the six months ended June 30, 2001 was $2.7 million as compared to $1.8 million for the six months ended June 30, 2000.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO FIVE-MONTH PERIOD
JULY 30-DECEMBER 31, 1999 AND THE SEVEN-MONTH PERIOD JANUARY 1-JULY 29, 1999

    Revenue for the year ended December 31, 2000 totaled $367.7 million as compared to $193.8 million for the two periods that comprise 1999. Revenue for the two periods that comprise 1999 includes the results of TravCorps from its date of acquisition on December 16, 1999. Had the results of TravCorps' operations for the full year of 1999 been included with the combined revenue for the two periods in 1999, revenue would have increased by 19.9% to $367.7 million in 2000 from $306.6 million in 1999.


    Revenue from our healthcare staffing segment for the year ended
December 31, 2000 totaled $350.9 million as compared to $187.0 million for the two periods that comprise 1999. Revenue for the two periods that comprise 1999 includes the results of TravCorps from its date of acquisition on December 16, 1999. Had the results of TravCorps' operations for the full year of 1999 been included with the combined revenue for the two periods in 1999, revenue from our healthcare staffing segment would have increased by 22.7% to $350.9 million in 2000 from $285.9 million in 1999. The increase was attributable to an increase in the average number of traveling nurses, a higher average hourly bill rate and increased allied health staffing revenue. For the year ended December 31, 2000, 92.8% of healthcare staffing revenue was generated by nurse staffing operations and 7.2% was generated by other operations. For the two periods that comprise 1999, 91.9% of healthcare staffing revenue was generated by nurse staffing operations and 8.1% was generated by other operations.


    Revenue from our other human capital management services segment for the year ended December 31, 2000 totaled $16.8 million as compared to $6.8 million for the two periods that comprise 1999. Revenue for the two periods that comprise 1999 includes the results of TravCorps from its date of acquisition on December 16, 1999. Had the results of TravCorps' operations for the full year of 1999 been included with the combined revenue for the two periods in 1999, revenue from our other human capital management services segment would have decreased by 18.4% to $16.8 million in 2000 from $20.6 million in 1999. This decrease was due to a decrease in year 2000-related consulting services offset, in part, by an increase in our search and consulting business.

    Direct operating expenses for the year ended December 31, 2000 totaled $273.1 million as compared to $68.0 million for the five-month period
July 30-December 31, 1999 and $80.2 million for the seven-month period
January 1-July 29, 1999. As a percentage of revenue, direct operating expenses represented 74.3% of revenue for the year ended December 31, 2000 compared with 77.6% for the five-month period July 30-December 31, 1999 and 75.6% for the seven-month period January 1-July 29, 1999. The relative improvement was largely a result of the inclusion of revenue from our search, recruitment and consulting subsidiaries, for which all salaries and related expenses are classified as selling, general and administrative expenses. We acquired these subsidiaries in December 1999 in connection with our acquisition of the assets of TravCorps. In addition, for 1999, a change was made in the manner by which we compensated travel nurses and allied health professionals which resulted in greater direct operating expenses, as a percentage of revenue for the five-month period
July 30-December 31, 1999.

    Selling, general and administrative expenses for the year ended
December 31, 2000 totaled $49.0 million as compared to $9.3 million for the five-month period July 30-December 31, 1999 and $12.7 million for the seven-month period January 1-July 29, 1999. As a percentage of revenue, selling, general and administrative expenses represented 13.3% of revenue for the year ended December 31, 2000 compared with 10.5% for the five-month period
July 30-December 31, 1999 and 12.0% for the seven-month period
January 1-July 29, 1999. The relative increase in 2000 resulted from inclusion of the TravCorps operations, which historically have had greater selling, general and administrative expenses on a percentage of revenue basis. The decrease in selling, general and administrative expenses during the period
July 30-December 31, 1999 as compared with the period January 1-July 30, 1999 was due to the modification of a management incentive program in July 1999.

    Bad debt expense for the year ended December 31, 2000 totaled $0.4 million as compared to $0.5 million for the five-month period July 30-December 31, 1999 and $0.2 million for the seven-month period January 1-July 29, 1999. As a percentage of revenue, bad debt expense represented 0.1% of revenue for 2000 compared with 0.6% for the five-month period July 30-December 31, 1999 and 0.1% for the seven-month period January 1-July 29, 1999. The increase in bad debt expense during the five-month period July 30-December 31, 1999 was due to the increase in the aging of accounts relating to one provider.

    EBITDA, as a result of the above, totaled $45.1 million for the year ended December 31, 2000 as compared to $9.9 million for the five-month period
July 30-December 31, 1999 and $13.0 million for the seven-month period
January 1-July 29, 1999. As a percentage of revenue, EBITDA represented 12.3% of revenue for the year ended December 31, 2000 compared with 11.3% for the five-month period July 30-December 31, 1999 and 12.3% for the seven-month period January 1-July 29, 1999.

    Depreciation and amortization expense for the year ended December 31, 2000 totaled $15.0 million as compared to $4.6 million for the five-month period
July 30-December 31, 1999 and $0.7 million for the seven-month period
January 1-July 29, 1999. The increase in depreciation and amortization expense in 2000 was due to amortization of goodwill resulting from the acquisition of the assets of Cross Country Staffing and the TravCorps acquisition. As a percentage of revenue, depreciation and amortization expense represented 4.1% of revenue for 2000 compared with 5.2% for the five-month period
July 30-December 31, 1999 and 0.7% for the seven-month period
January 1-July 29, 1999.

    Non-recurring indirect transaction costs totaled $1.3 million for the year ended December 31, 2000, which consisted primarily of transition bonuses related to the TravCorps acquisition.

    Income from operations for the year ended December 31, 2000 totaled
$28.8 million as compared to $5.3 million for the five-month period
July 30-December 31, 1999 and $12.3 million for the seven-month period
January 1-July 29, 1999. As a percentage of revenue, income from operations represented 7.8% of revenue for the year ended December 31, 2000 compared with 6.1% for the five-month period July 30-December 31, 1999 and 11.6% for the seven-month period January 1-July 29, 1999.

    Net interest expense for the year ended December 31, 2000 totaled
$15.4 million as compared to $4.8 million for the five-month period
July 30-December 31, 1999 and $0.2 million for the seven-month period
January 1-July 29, 1999. The increase in 2000, and for the five-month period July 30-December 31, 1999, was due to debt incurred in connection with our acquisition of the assets of Cross Country Staffing in July 1999 and a higher weighted average effective borrowing rate.

    Income before income taxes and discontinued operations for the year ended December 31, 2000 totaled $13.4 million as compared to $0.5 million for the five-month period July 30-December 31, 1999 and $11.9 million for the seven-month period January 1-July 29, 1999.

    Income tax expense for the year ended December 31, 2000 was $6.7 million as compared to $0.7 million for the five-month period July 30-December 31, 1999. Our effective tax rate was 50.3% for the year ended December 31, 2000 and 128.0% for the period July 30-December 31, 1999 largely as a

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result of non-deductible expenses. Excluding the effects of non-deductible items and the tax benefit of our discontinued operations, our effective tax rates for the year ended December 31, 2000 and for the period July 30-December 31, 1999 were 41.5% and 34.7%, respectively. Prior to July 30, 1999, we were a partnership for which income tax expense was determined at the partner level.
Pro forma adjustments have been made in the Cross Country Staffing financial statements included elsewhere in this prospectus as if we were subject to federal income taxes for the seven-month period January 1-July 29, 1999 using a 49.0% effective tax rate. On a pro forma basis, income tax expense was $5.8 million for the seven-month period January 1-July 29, 1999.

    Income before discontinued operations totaled $6.7 million for the year ended December 31, 2000 as compared to a loss of $0.1 million for the five-month period July 30-December 31, 1999.

    Losses from discontinued operations, net of income tax benefits, for the year ended December 31, 2000, and the five-month period July 30-December 31, 1999, were $1.6 million and $0.2 million, respectively, in connection with HospitalHub, which began operations in 1999. Also for the year ended
December 31, 2000, a $0.5 million loss was recognized on the planned disposal of HospitalHub. The divestiture of HospitalHub was completed in the second quarter of 2001.

    Net income for the year ended December 31, 2000 totaled $4.6 million as compared to a net loss of $0.3 million for the five-month period
July 30-December 31, 1999. Net income for the seven-month period
January 1-July 29, 1999 was $6.0 million, including a pro forma adjustment for income tax expense as discussed above.

THE SEVEN-MONTH PERIOD JANUARY 1, 1999-JULY 29, 1999 AND THE FIVE-MONTH PERIOD JULY 30, 1999-DECEMBER 31, 1999 COMPARED TO THE YEAR ENDED DECEMBER 31, 1998

    Revenue for the five-month period July 30-December 31, 1999 totaled
$87.7 million and for the seven-month period January 1-July 29, 1999 totaled $106.0 million as compared to $158.6 million for 1998. Combined revenue for the two periods that comprise 1999 totaled $193.8 million, representing a 22.2% increase over the year ended December 31, 1998.

    Revenue from our healthcare staffing segment for the five-month period
July 30-December 31, 1999 totaled $85.6 million and for the seven-month period January 1-July 29, 1999 totaled $101.4 million as compared to $157.0 million for 1998. Combined revenue from our healthcare staffing segment for the two periods that comprise 1999 totaled $187.0 million, representing a 19.1% increase over the year ended December 31, 1998. The increase was primarily due to increases in the number of hours worked by our travel nurses and in the average hourly bill rate, as well as by a greater mix of staffing business in payroll versus mobile contracts. For the two periods that comprise 1999, 91.9% of healthcare staffing revenue was generated by nurse staffing operations and 8.1% was generated by other operations. For the year ended December 31, 1998, 87.5% of healthcare staffing revenue was generated by nurse staffing operations and 12.5% was generated by other operations.

    Revenue from our other human capital management services segment for the five-month period July 30-December 31, 1999 totaled $2.1 million and for the seven-month period January 1-July 29, 1999 totaled $4.6 million as compared to $1.6 million for 1998. Combined revenue from our other human capital management services segment for the two periods that comprise 1999 totaled $6.8 million, representing a 313.2% increase over the year ended December 31, 1998. This increase was primarily due to an increase in year 2000-related consulting revenues.

    Direct operating expenses for the five-month period July 30-December 31, 1999 totaled $68.0 million and for the seven-month period January 1-July 29, 1999 totaled $80.2 million as compared to $122.0 million for the year ended December 31, 1998. As a percentage of revenue, direct operating expenses represented 77.6% of revenue for the five-month period July 30-December 31, 1999 and 75.6% for the seven-month period January 1-July 29, 1999 as compared to 76.9% for the year ended December 31, 1998. In 1999, a change was made in the manner by which we compensated travel nurses and allied health professionals which resulted in greater direct operating expenses, as a percentage of

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revenue for the five-month period July 30-December 31, 1999. The relative improvement, as a percent of revenue, during the seven-month period
January 1-July 29, 1999 as compared to the year ended December 31, 1998 was due to a a greater percentage increase in billing rates than field employee compensation expense.

    Selling, general and administrative expenses for the five-month period
July 30-December 31, 1999 totaled $9.3 million and for the seven-month period January 1-July 29, 1999 totaled $12.7 million as compared to $19.1 million for the year ended December 31, 1998. As a percentage of revenue, selling, general and administrative expenses was 10.5% of revenue for the five-month period
July 30-December 31, 1999 and 12.0% for the seven-month period
January 1-July 29, 1999 compared with 12.0% for the year ended December 31, 1998. The decrease in selling, general and administrative expenses as percentage of revenue during the July 30-December 31, 1999 period was due to the modification of a management incentive program in July 1999.

    Bad debt expense for the five-month period July 30-December 31, 1999 totaled $0.5 million and for the seven-month period January 1-July 29, 1999 totaled
$0.2 million as compared to $0.7 million for the year ended December 31, 1998. As a percentage of revenue, bad debt expense was 0.6% of revenue for the five-month period July 30-December 31, 1999, 0.1% for the seven-month period January 1-July 29, 1999 and 0.5% for 1998. The relative improvement from 1998 to the seven-month period January 1-July 29, 1999 was attributable to better collections of aged receivables. The increase in bad debt expense during the five-month period July 30-December 31, 1999 was due to the increase in the aging of accounts relating to one provider.

    EBITDA, as a result of the above, for the five-month period
July 30-December 31, 1999 totaled $9.9 million and for the seven-month period January 1-July 29, 1999 totaled $13.0 million as compared to $16.8 million for the year ended December 31, 1998. As a percentage of revenue, EBITDA represented 11.3% of revenue for the five-month period July 30-December 31, 1999 and 12.3% for the seven-month period January 1-July 29, 1999 as compared to 10.6% for the year ended December 31, 1998.

    Depreciation and amortization expense for the five-month period
July 30-December 31, 1999 totaled $4.6 million and for the seven-month period January 1-July 29, 1999 totaled $0.7 million as compared to $1.1 million for the year ended December 31, 1998. As a percentage of revenue, depreciation and amortization expense represented 5.2% of revenue for the five-month period
July 30-December 31, 1999 and 0.7% for the seven-month period
January 1-July 29, 1999 as compared to 0.7% for the year ended December 31, 1998. The relative increase for the five-month period July 30-December 31, 1999 was due principally to amortization of goodwill and other intangible assets which resulted from the acquisition of the assets of Cross Country Staffing.

    Income from operations for the five-month period July 30-December 31, 1999 totaled $5.3 million and for the seven-month period January 1-July 29, 1999 totaled $12.3 million as compared to $15.7 million for the year ended
December 31, 1998. As a percentage of revenue, income from operations represented 6.1% of revenue for the five-month period July 30-December 31, 1999 and 11.6% for the seven-month period January 1-July 29, 1999 as compared to 9.9% for the year ended December 31, 1998.

    Net interest expense for the five-month period July 30-December 31, 1999 totaled $4.8 million and for the seven-month period January 1-July 29, 1999 totaled $0.2 million as compared to $0.8 million for the year ended
December 31, 1998. The relative increase in net interest expense for the five-month period July 30-December 31, 1999 was due to debt incurred in connection with our acquisition of the assets of Cross Country Staffing, in July 1999, and a higher weighted average effective borrowing rate.

    Income before income taxes and discontinued operations for the five-month period July 30-December 31, 1999 totaled $0.5 million and for the seven-month period January 1-July 29, 1999 totaled $11.9 million as compared to $14.7 million for the year ended December 31, 1998. As a percentage of revenue, income before income taxes and discontinued operations represented 0.6% of

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revenue for the five-month period July 30-December 31, 1999 and 11.2% for the seven-month period January 1-July 29, 1999 as compared to 9.3% for the year ended December 31, 1998.

    Income tax expense for the five-month period July 30-December 31, 1999 totaled $0.7 million. Our effective tax rate was 128% for the five-month period July 30-December 31, 1999 largely as a result of non-deductible expenses. Excluding the effects of non-deductible items and the tax benefit of discontinued operations, our effective tax rate for the five-month period
July 30-December 31, 1999 was 34.7%. For the seven-month period
January 1-July 29, 1999 and for the year ended December 31, 1998, our predecessor was a partnership for which income tax expense was determined at the partner level. Pro forma adjustments have been made in the Cross Country Staffing financial statements included elsewhere in this prospectus as if we were subject to federal income taxes for the seven-month period
January 1-July 29, 1999 using a 49.0% effective tax rate. On a pro forma basis, income tax expense was $5.8 million for the seven-month period
January 1-July 29, 1999.

    Loss before discontinued operations for the five-month period
July 30-December 31, 1999 totaled $0.1 million.

    Loss from discontinued operations, net of taxes, for the five-month period July 30-December 31, 1999 was $0.2 million, in connection with HospitalHub, which began operations in 1999. The divestiture of HospitalHub was completed in the second quarter of 2001.

    Net loss for the five-month period July 30-December 31, 1999 was $0.3 million. Net income for the seven-month period January 1-July 29, 1999 was $6.1 million, including a pro forma adjustment for income tax expense as discussed above.

LIQUIDITY AND CAPITAL RESOURCES


    As of June 30, 2001, we had a current ratio, the amount of current assets divided by current liabilities, of 1.6 to 1.0. Working capital decreased by $3.9 million to $30.5 million as of June 30, 2001, compared to $34.4 million as of December 31, 2000. The decrease in working capital is primarily due to an increase in the current portion of long-term debt and accrued employee compensation and benefits, partially offset by an increase in accounts receivable. Accrued employee compensation and benefits increased due to timing of employee payroll payments. Although accounts receivable increased, days sales outstanding decreased to 59 days at June 30, 2001 compared with 64 days at December 31, 2000.


    Our operating cash flows constitute our primary source of liquidity and historically have been sufficient to fund our working capital, capital expenditures, internal business expansion and debt service. We believe that our capital resources are sufficient to meet our working capital needs for the next twelve months. We expect to meet our future working capital, capital expenditures, internal business expansion, debt service and acquisition requirements from a combination of operating cash flow and funds available under our credit facility.

CREDIT FACILITY

    The credit facility is provided by a lending syndicate comprised of Citicorp USA, GE Capital, Wachovia Bank, Deutsche Bank, Suntrust Bank, Fleet Bank, IBJ Whitehall, ING US Capital, Sovereign Bank, Merrill Lynch, Bank of America and Provident Bank of Maryland. In March 2001, we amended our credit facility. The amended credit facility is comprised of (i) a revolving credit facility of up to $30.0 million, including a swing-line sub-facility of $7.0 million and a letter of credit sub-facility of $6.0 million, and (ii) a $144.9 million term loan facility. The revolving facility matures on July 29, 2005 and the term loan facility has staggered maturities in 2001, 2002, 2003, 2004 and 2005.

    Borrowings under the amended credit facility bear interest at variable rates based, at our option, on LIBOR or the prime rate plus various applicable margins which are determined by the amended credit facility. As of June 30, 2001, the weighted average effective interest rate under the amended credit facility was 7.86%. We are required to pay a quarterly commitment fee at a rate of 0.50% per annum on unused commitments under the revolving loan facility. As of August 1, 2001, we had

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availability under our revolving credit facility of $25.9 million and under our letter of credit sub-facility of $1.9 million.

    The terms of the amended credit facility include customary covenants and events of default. Our investments covenant requires us to obtain the consent of our lenders to complete any acquisition, the costs of which exceeds
$10.0 million. In addition, after this offering, if affiliates of Charterhouse and investment funds managed by Morgan Stanley Private Equity, as a group, cease to beneficially own at least 45.0% of our capital stock, a change of control, which constitutes an event of default, will occur under the credit facility. In the event of an event of default, our lenders may terminate their lending commitments to us and declare our outstanding indebtedness under the credit facility due and payable, together with accrued but unpaid interest and fees. Borrowings under the amended credit facility are collateralized by substantially all our assets and the assets of our subsidiaries.

    Our credit facility requires us to use the first $40.0 million of proceeds from this offering to reduce amounts outstanding thereunder. If after giving effect to such application of proceeds, we satisfy the requisite debt to EBITDA ratio specified in the credit facility, we are permitted to use remaining net cash proceeds of this offering to redeem the outstanding principal on our senior subordinated pay-in-kind notes, plus accrued interest and any fees and expenses related to prepayment.

SENIOR SUBORDINATED PAY-IN-KIND NOTES

    On July 29, 1999, we issued $30.0 million of senior subordinated pay-in-kind notes to BT Investment Partners, Inc. and The Northwestern Mutual Life Insurance Company. We used the proceeds of the senior subordinated notes to finance the acquisition of the assets of Cross Country Staffing, our predecessor, and to pay our transaction fees and expenses. Interest on the senior subordinated notes accrues at 12.0% per annum and is compounded quarterly. The senior subordinated notes mature at the earlier of six months after the final maturity of the amended credit facility or upon a change in control. We plan to redeem our senior subordinated pay-in-kind notes out of the proceeds of this offering. In connection with our proposed redemption of the senior subordinated pay-in-kind notes, we will be required to pay a redemption premium equal to 4.0% of outstanding principal plus accrued and unpaid interest on the notes.

SIX MONTHS ENDED JUNE 30, 2001 COMPARED TO SIX MONTHS ENDED JUNE 30, 2000

    Net cash provided by operating activities for the six months ended June 30, 2001 increased $2.5 million to $13.0 million compared to $10.5 million for the six months ended June 30, 2000. The use of cash from investing activities totaled $36.3 million for the six months ended June 30, 2001 compared to a use of $0.7 million in the six months ended June 30, 2000. Investing activities for the six months ended June 30, 2001 included approximately $31.4 million for the acquisition of ClinForce and $2.1 million for the acquisitions of Heritage and Gill/Balsano. No acquisitions were completed during the six months ended
June 30, 2000. Net cash provided by financing activities for the six months ending June 30, 2001 increased by $36.7 million to a provision of the $23.3 million as compared to a use of $13.4 million for the six months ended June 30, 2000. The source of the $23.3 million in the six months ended June 30, 2001 was primarily new debt associated with the acquisitions offset by repayment of prior borrowings with cash provided by operating activities.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO THE FIVE-MONTH PERIOD
JULY 30-DECEMBER 31, 1999 AND THE SEVEN-MONTH PERIOD JANUARY 1-JULY 29, 1999


    Net cash provided by operating activities for 2000 increased $4.1 million to a provision of $10.4 million as compared to a provision of $6.3 million for the five-month period July 30-December 31, 1999 and a provision of $12.2 million for the seven-month period January 1-July 29, 1999. Excluding income tax expense, our cash flow from operations was $17.1 million in 2000 compared with $7.0 million for the period July 30-December 31, 1999 and $12.2 million for the period January 1-July 29, 1999. The use of cash from investing activities for 2000 increased


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$11.0 million to a use of $9.6 million as compared to a provision of
$1.4 million for the five-month period from July 30-December 31, 1999 and a use of $0.2 million for the seven-month period January 1-July 29, 1999. Investing activities during 2000 included $6.2 million for the acquisition of Heritage and $1.5 million for the acquisition of E-Staff as compared to net cash provided by acquisitions for the five-month period July 30-December 31, 1999 of $1.8 million from the acquisition of TravCorps. No acquisitions were completed during the period from January 1-July 30, 1999. Net cash used by financing activities for 2000 increased $2.5 million to a use of $5.6 million as compared to a use of $3.1 million for the five-month period July 30-December 31, 1999 and a use of $12.0 million for the seven-month period January 1-July 29, 1999. Financing activities for 2000 consisted of borrowings and repayments under debt agreements, including primarily $5.1 million of net repayments under our term loan agreement, borrowing of $3.9 million of subordinated debt and net repayments under our revolver and swing line agreements of $1.0 million.


FIVE-MONTH PERIOD JULY 30-DECEMBER 31, 1999 AND THE SEVEN-MONTH PERIOD JANUARY 1-JULY 29, 1999 COMPARED TO THE YEAR ENDED DECEMBER 31, 1998

    Net cash provided by operating activities for the five-month period
July 30-December 31, 1999 decreased $5.9 million to a provision of $6.3 million as compared to a provision of $12.2 million for the seven-month period
January 1-July 29, 1999 and a provision of $14.4 million for 1998. The use of cash from investing activities for the five-month period July 30-December 31, 1999 decreased $1.6 million to a provision of $1.4 million as compared to a use of $0.2 million for the seven-month period from January 1-July 29, 1999 and a use of $1.0 million for 1998. The net cash provided by acquisitions for the five-month period July 30-December 31, 1999 included $1.8 million from the acquisition of TravCorps. Net cash used by financing activities the five-month period July 30-December 31, 1999 decreased $8.9 million to a use of $3.1 million as compared to a use of $12.0 million for the seven-month period January 1-July 29, 1999 and a use of $13.5 million for 1998.

INFLATION

    During the last several years, the rate of inflation in healthcare related services has exceeded that of the economy as a whole. This inflation has increased our direct operating costs. We are also impacted by fluctuations in housing costs. Historically, we have been able to recoup the negative impact of such fluctuations by increasing our billing rates. We may not be able to continue increasing our billing rates and increases in our direct operating costs may adversely affect us in the future. In addition, our clients are impacted by payments of healthcare benefits by federal and state governments as well as private insurers.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    We are exposed to interest rate changes, primarily as a result of our credit facility which bears interest based on floating rates. We are party to an interest rate swap agreement which fixes the interest rate paid on $45.0 million of borrowings under our credit facility at 6.705% effective January 1, 2001, plus the applicable margin. The swap matures in February 2003. Prior to January 2001, we accounted for the swap agreement as a hedge, which means changes in the fair value of the swap were not required to be recognized in earnings. Effective January 1, 2001, we adopted Statement of Financial Accounting Standard No. 133 ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. Upon adopting SFAS No. 133, we recorded a liability for the fair value of the swap, which reduced consolidated stockholders' equity by $910,000. We will recognize changes in the fair value of the swap in earnings to the extent such changes are greater or less than the corresponding change in the fair value of the future variable interest payments on the portion of the debt underlying the swap. We do not contemplate that such changes will be material to our results of operations for the remainder of 2001. However, changes in interest rates which result in a yield curve that is different from those projected may cause changes in the fair value of the swap to have a significant impact on our results of operations.

    A 1% change in interest rates on variable rate debt would have resulted in interest expense fluctuating approximately $0.4 million for 1999, $1.2 million for 2000, and $0.7 million for the six months ended June 30, 2001.

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                        BUSINESS OF CROSS COUNTRY, INC.

OVERVIEW OF OUR COMPANY

    We are the largest provider of healthcare staffing services in the United States based on revenue. Approximately 80% of our revenue is derived from travel nurse staffing services. Other staffing services include the placement of clinical research professionals and allied healthcare professionals such as radiology technicians, rehabilitation therapists and respiratory therapists. We also provide other human capital management services, including search and recruitment, consulting, education and training and resource management services. Our active client base includes over 2,500 hospitals, pharmaceutical companies and other healthcare providers across all 50 states. Our fees are paid directly by our clients rather than by government or other third-party payors. We are well positioned to take advantage of current industry dynamics, including the growing shortage of nurses in the United States, the growing demand for healthcare services and the trend among healthcare providers toward outsourcing staffing services. For the year ended December 31, 2000, our revenue and EBITDA, pro forma for the acquisitions of ClinForce and Heritage, were $407.7 million and $50.7 million, respectively.

OVERVIEW OF OUR INDUSTRY

    The STAFFING INDUSTRY REPORT, an independent staffing industry publication, estimates that the healthcare segment of the temporary staffing market generated $7.2 billion in revenue in 2000 and that this segment will grow 18% to $8.5 billion in 2001.

    The most common temporary nurse staffing alternatives available to hospital administrators are travel nurses and per diem nurses.

    - Travel nurse staffing involves placement of registered nurses on a contracted, fixed-term basis. Travel nurses provide a long-term solution to a nurse shortage, present hospitals and other healthcare facilities with a pool of potential full-time job candidates and enable healthcare facilities to provide their patients with continuity of care. Assignments may run several weeks to one year, but are typically 13 weeks long. The healthcare professional temporarily relocates to the geographic area of the assignment. The staffing company generally is responsible for providing travel nurses with customary employment benefits and for coordinating travel and housing arrangements.

    - Per diem staffing comprises the majority of all temporary healthcare staffing and involves placement of locally based healthcare professionals on very short-term assignments, often for daily shift work. Per diem staffing often involves little advance notice of assignments by the client.

INDUSTRY DYNAMICS

    SHORTAGE OF NURSES. There is a pronounced shortage of registered nurses, especially experienced, specialty nurses who staff operating rooms, emergency rooms, intensive care units and pediatric wards. A recent study published in the JOURNAL OF THE AMERICAN MEDICAL ASSOCIATION, estimates that by 2020, the nationwide registered nurse workforce will be nearly 20% below projected requirements.

    Several factors have contributed to the decline in the supply of nurses:

    - The nurse pool is getting older and retiring. The study in the JOURNAL OF THE AMERICAN MEDICAL ASSOCIATION projects that within the next ten years, the average age of registered nurses will increase 3.5 years to over 45.

    - Enrollment in nursing education programs is decreasing. According to the American Association of Colleges of Nursing, nursing school enrollments have declined at an average rate of 5% for each of the past six years.

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    - Many registered nurses are choosing to pursue careers outside of acute care hospitals or in professions other than nursing.

    The shortage of nurses drives demand for our services because hospitals turn to temporary nurses to make up for shortfalls in their permanent staff.

    INCREASING UTILIZATION OF HEALTHCARE SERVICES. There are a number of factors driving an increase in the utilization of healthcare services, including:

    - Increasing demand for healthcare services as a result of the aging of the baby boomers; and

    - Technological advances in healthcare treatment methods which attract a greater number of patients with complex medical conditions requiring a higher intensity of care.

    The U.S. Healthcare Financing Administration projects total healthcare expenditures to grow by 8.6% in 2001 and by 7.1% annually from 2001 through 2010. According to these projections, healthcare expenditures will account for approximately $2.6 trillion or 15.9% of U.S. gross domestic product by 2010.

    INCREASED OUTSOURCING OF STAFFING SERVICES. Healthcare providers are increasingly using temporary staffing to manage seasonal fluctuations in demand for their services.

    The following factors have created seasonal fluctuations in demand for healthcare personnel:

    - Seasonal population swings, in areas such as the sunbelt states of Florida, Arizona and California in the winter months and the northeast in the summer months.

    - Seasonal changes in occupancy rates that tend to increase during the winter months and decrease during the summer months.

The use of temporary personnel enables these providers to vary their staffing levels to match these changes in demand and avoid the more costly alternative of hiring permanent medical staff.

    The healthcare staffing industry also includes the temporary staffing of doctors and dentists, allied health personnel and professionals, and advanced practice professionals, but excludes home healthcare services. Healthcare staffing is also expanding, providing new specialties such as medical billing and receptionists.

OUR COMPETITIVE STRENGTHS

    Our competitive strengths include:

    - LEADER IN THE RAPIDLY GROWING NURSE STAFFING INDUSTRY. We have operated in the travel nurse staffing industry since the 1970s and have the leading brand name based on revenue. Our Cross Country TravCorps brand is well recognized among leading healthcare providers and professionals. We believe that through our relationships with existing travel nurse staffing clients, we are positioned to effectively market complementary services, including staffing of clinical trials and allied health professionals, search and recruitment, consulting, and education and training to our existing client base.

    - STRONG AND DIVERSE CLIENT RELATIONSHIPS. We provide staffing solutions to an active client base of over 2,500 hospitals, pharmaceutical companies and other healthcare providers across all 50 states. We do not rely on any geographic region or client for a significant portion of our revenue. No single client accounted for more than 3% of our revenue in 2000. In 2000, we worked with over 75% of the nation's top hospitals, as identified by U.S. NEWS AND WORLD REPORT. We provide temporary staffing to our clients through assignments that typically have terms of 13 weeks or longer. Our fees are paid directly by our clients rather than by government or other third-party payors.

    - LEADER IN RECRUITING AND EMPLOYEE RETENTION. We are a leader in the recruitment and the retention of highly qualified healthcare professionals. We recruit healthcare professionals from all 50 states and Canada. In 2000, we received approximately 28,000 requests for applications from potential field employees and approximately 12,500 completed applications were added to our database. Employee referrals generate a majority of our new candidates. We believe we offer appealing assignments, competitive compensation packages, attractive housing options and other valuable benefits. Historically, approximately 70% of our nurses accepted new assignments with us within 35 days of completion of previous assignments. In 1996, we established Cross Country University, the first educational program in the travel nurse industry to be accredited by the American Nurse Credentialing Center. In 2000, we were recognized by WORKING MOTHER MAGAZINE as a top 100 national employer of working mothers.

    - SCALABLE AND EFFICIENT OPERATING STRUCTURE. We have an efficient centralized operating structure that includes a database of more than 146,000 nurses and other healthcare professionals who have completed job applications with us. Our size and centralized structure provide us with operating efficiencies in key areas such as recruiting, advertising, marketing, training, housing and insurance benefits. Our fully integrated proprietary information system enables us to manage virtually all aspects of our travel staffing operations. This system is designed to accommodate significant future growth of our business.

    - STRONG MANAGEMENT TEAM WITH EXTENSIVE HEALTHCARE STAFFING AND ACQUISITION EXPERIENCE. Our management team has played a key role in the development of the travel nurse staffing industry. Our management team, which averages 15 years of experience in the healthcare industry, has consistently demonstrated the ability to successfully identify and integrate strategic acquisitions.

OUR BUSINESS

HEALTHCARE STAFFING SERVICES

TRAVEL STAFFING

    OVERVIEW

    We are a leading provider of travel nurse staffing services, in terms of revenue generated. Under the Cross Country TravCorps brand, we provide nurses on a fixed-term contract basis throughout the U.S. We fill the majority of our assignments in acute care hospitals, including teaching institutions, trauma centers and community hospitals. We also fill assignments in non-acute care settings, including nursing homes, skilled nursing facilities and sports medicine clinics, and, to a lesser degree, in non-clinical settings, such as schools. We staff both public and private, for-profit and not-for-profit facilities. In addition to our core nurse staffing business, we provide operating room technicians, therapists and other allied health and advanced practice professionals, such as radiology technicians, rehabilitation therapists and respiratory therapists, in a wide range of specialties.

    We recruit credentialed nurses and other healthcare professionals and place them on assignments away from their homes. We believe that these professionals are attracted to us because we offer them high levels of customer service, as well as a wide range of diverse assignments throughout the United States, Canada, Bermuda and the United States Virgin Islands.

    CONTRACTS WITH FIELD EMPLOYEES AND CLIENTS

    Each of our field employees works for us under a contract. These contracts typically last 13 weeks. Payroll contract employees are hourly employees whose contract specifies the hourly rate they will be paid, including applicable overtime, and any other benefits they are entitled to receive during the contract period. For payroll contract employees, we bill clients at an hourly rate and assume all employee costs, including payroll, withholding taxes, benefits and professional liability insurance and

OSHA requirements, as well as any travel and housing arrangements. Mobile contract employees are hourly employees of the hospital client and receive an agreement that specifies the hourly rates they will be paid by the hospital employer, as well as any benefits they are entitled to receive from us. For mobile contract employees, we provide recruitment, housing in apartments leased by the Company and travel services. The Company's contract with the healthcare professional obligates it to provide these services to the healthcare professional. The Company is compensated for the services it provides at a predetermined rate negotiated between the Company and its hospital client, without regard to the Company's cost of providing these services. Currently more than 95% of our employees work for us under payroll contracts. Our fees are paid directly by our clients rather than by government or other third-party payors. In 2000, we completed approximately 11,000 individual assignments, typically lasting 13 weeks.

    RECRUITING AND RETENTION

    In 2000, we received approximately 28,000 requests for applications from potential field employees and approximately 12,500 completed applications were added to our database. More than half of our field employees have been referred by current or former employees, with the remainder attracted by advertisements in trade publications and our internet website. Our internet site allows potential applicants to review our business profile, apply on-line, view our company-provided housing and participate in on-line forums. We offer appealing assignments, attractive compensation packages, housing and other benefits, as well as substantial training opportunities through Cross Country University.

    Our recruiters are responsible for recruiting applicants, handling placements, maintaining a regular dialogue with nurses on assignment, making themselves available to address nurses' concerns regarding current assignments and future opportunities, and other significant job support and guidance. Recognizing that a nurse's relationship with the recruiter is the key to retaining qualified applicants, our recruiters establish lasting partnerships with the nurses. As part of the screening process, we conduct in-depth telephone interviews with our applicants and verify references to determine qualifications. Along with our hospital clients, we typically review our travel nurses' performance after each assignment and use this information to maintain the high quality of our staffing.

    Our recruiters utilize our sophisticated database of positions, which is kept up-to-date by our account managers, to match assignment opportunities with the experience, skills and geographic preferences of their candidates. Once an assignment is selected, the account manager reviews the candidate's resume package before submitting it to the client for review.

    Our educational and training services give us a competitive advantage by enhancing both the quality of our nurses and the effectiveness of our recruitment efforts. We typically monitor the quality of our workforce in the field through performance reviews after each assignment and further develop the capabilities of our recruits through Cross Country University and our Cross Country Seminars brand. These services offer substantial benefits, such as:

    - improving the quality of our nurses by offering them substantial training opportunities;

    - enabling our nurses to easily complete state licensing requirements;

    - providing professional development opportunities to our nurses; and

    - enhancing our image within the industry.

    We recently initiated Assignment America, a recruitment program for foreign-trained nurses. Assignment America is designed to address the current shortage of nurses in the United States. Through Assignment America, we plan to recruit registered nurses from foreign English-speaking countries, assist them in obtaining U.S. nursing licenses, sponsor them for U.S. permanent residency visas and then place them in domestic acute care hospitals. We believe Assignment America will help us meet a greater portion of the demand for our services. Because the recruitment process for foreign nurses is more onerous than for domestic nurses, Assignment America nurses commit to long-term contracts which typically range from 18 to 24 months. We plan to initially recruit nurses from the United Kingdom, South Africa, New Zealand and Australia.

    OPERATIONS

    We service all of the assignment needs of our field employees and client facilities through two operations centers located in Boca Raton, FL and Malden, MA. These centers perform key support activities such as coordinating assignment accommodations, payroll processing, benefits administration, billing and collections, contract processing, client care, and risk management.

    Hours worked by field employees are recorded by our operations system which then transmits the data directly to Automated Data Processing for payroll processing. As a result, client billings can be generated automatically once the payroll information is complete, enabling real time management reporting capabilities as to hours worked, billings and payroll costs. Our payroll department also provides customer support services for field employees who have questions.

    We have approximately 2,900 apartments on lease throughout the U.S. Our client accommodations department secures leases, and arranges for furniture rental and utilities for field employees at their assignment locations. Typically, we provide for shared accommodations with lease terms which correspond to the length of the assignment. We believe that our economies of scale help us secure preferred pricing and favorable lease terms.

    We have also developed expertise in insurance, benefits administration and risk management. For workers compensation coverage, we provide an attractive program that is partially self-insured. For medical coverage, we use a partially self-insured preferred provider organization plan.

    SALES AND MARKETING

    Our sales and marketing activities are comprised of the following:

    NEW ACCOUNT DEVELOPMENT. Our new account development efforts are driven principally through inbound telemarketing activities managed by a two-person team of new business executives. In addition to negotiating new contracts with prospective clients, these account executives also actively seek out specific job opportunities for candidates who are not able to match our existing database of opportunities. These activities generate approximately 350 new clients each year.

    MANAGEMENT OF EXISTING ACCOUNTS. We have a sales force composed of account executives and managers of business development assigned to geographic markets who manage approximately 75 to 90 client accounts each. This sales force determines the appropriate billing rate and nurse pay rate for a given facility utilizing a proprietary pricing model.

    Day-to-day management of client accounts is handled by a team of approximately 20 professionals. The account managers, who often have a nursing background, are responsible for contacting active client facilities to obtain open orders for staff. Once a candidate is submitted to the account manager for submission to the facility, the account manager reviews the candidate's credentials and confirms the appropriateness of the match. The account manager then electronically submits appropriate materials to the facility.

    BRAND MARKETING. Our brand marketing initiatives help develop Cross Country's image in the markets we serve. Our brand is reinforced by our professionally designed website, brochures and pamphlets, direct mail and advertising materials. We believe that our branding initiatives coupled with our high-quality client service differentiate us from our competitors and establish us as a leader, in terms of brand recognition, in temporary nurse staffing.

    TRADE AND ASSOCIATION RELATIONSHIP MANAGEMENT. We actively manage trade and association relationships through attendance at numerous national, regional and local conferences and meetings, including National Association of Health Care Recruiters, Association of Critical Care Nurses, American Organization of Nurse Executives, American Society for Healthcare Human Resource Administration, American College of Healthcare Executives and Medical Group Management Association.

CLINICAL RESEARCH AND TRIALS STAFFING

    Through our ClinForce brand, we provide clinical research professionals for both contract assignments and permanent placement to many of the world's leading companies in the pharmaceutical, biotechnology, medical device and related industries. We provide an array of professionals in such areas as clinical research and clinical data sciences, medical review and writing, and pharmaeconomics and regulatory affairs. Our understanding of the clinical research process enables us to provide responsive service to our clients and to offer greater opportunities to our research professionals.

PER DIEM STAFFING

    We provide per diem nurse staffing services to healthcare facilities in Atlanta, Georgia, Las Vegas, Nevada, Phoenix, Arizona, and Seattle, Washington. Per diem staffing typically involves the placement of local nurses to fill the immediate needs of healthcare facilities on a shift-by-shift or short-term basis. While per diem services accounted for less than 1% of our revenue in 2000, we believe this market presents a significant growth opportunity.

OTHER HUMAN CAPITAL MANAGEMENT SERVICES

    We provide an array of healthcare-oriented human capital management services, which complement our core travel nurse staffing business. These services include:

    - SEARCH AND RECRUITMENT. We provide both retained and contingency search and recruitment services to healthcare organizations throughout the United States, including hospitals, pharmaceutical companies, insurance companies and physician groups. Our search services include the placement of physicians, healthcare executives and nurses.

    - HEALTHCARE CONSULTING SERVICES. We provide healthcare-oriented consulting services, including consulting related to physician compensation, strategy, operations, facilities planning, workforce management and merger integration.

    - EDUCATION AND TRAINING SERVICES. Cross Country University is a national leader in providing continuing education programs to the healthcare industry. Cross Country University holds national conferences, as well as one-day seminars, on topics relevant to nurses and healthcare professionals and provides conference management services. To enhance Cross Country University, in December 2000 we acquired Heritage, which produced over 2,600 seminars and conferences that were attended by over 65,000 registrants in more than 200 cities across the U.S. in 2000. In addition, we extend these educational services to our field employees on favorable terms as a recruitment and retention tool.

    - RESOURCE MANAGEMENT SERVICES. We provide software tools and services designed to enhance clients' capabilities to manage their nursing staff and their relationships with external staffing vendors. Our E-Staff tool is a subscription-based, online communication, scheduling and training service for the nursing industry.

SYSTEMS

    Our placement and support operations are supported by sophisticated information systems that facilitate smooth interaction between our recruitment and support functions. Our fully integrated proprietary information system enables us to manage virtually all aspects of our travel staffing operations. The system is designed to accommodate significant future growth of our business. In addition, its parallel process design allows for the addition of further capacity to its existing hardware platform. We have proprietary software that handles most facets of our business, including contract pricing and profitability, contract processing, job posting, housing management, billing/payroll and insurance. Our systems provide reliable support to our facility clients and field employees and enable us to efficiently fulfill and renew job assignments. Our systems also provide detailed information on the status and skill set of each registered field employee.

    Our financial and management reporting is managed on the PeopleSoft Financial Suite. PeopleSoft is an industry leading enterprise resource planning software suite that provides modules used to manage our accounts receivable, accounts payable, general ledger and billing. This system is designed to accommodate significant future growth of our business.

GROWTH STRATEGY

    We intend to continue to grow our businesses by:

    - ENHANCING OUR ABILITY TO FILL UNMET DEMAND FOR OUR TRAVEL STAFFING SERVICES. There is substantial unmet demand for our travel staffing services. We are striving to meet a greater portion of this demand by recruiting additional healthcare personnel. Our recruitment strategy for nurses and other healthcare professionals is focused on:

     - increasing referrals from existing field employees by providing them with superior service;

     - expanding our advertising presence to reach more nursing professionals;

     - using the internet to accelerate the recruitment-to-placement cycle;

     - increasing the number of staff dedicated to the recruitment of new nurses; and

     - developing Assignment America, our recruitment program for foreign-trained acute care nurses residing abroad.

    - INCREASING OUR MARKET PRESENCE IN THE PER DIEM STAFFING MARKET. We intend to use our existing brand recognition, client relationships and database of nurses who have expressed an interest in temporary assignments to expand our per diem services to the acute care hospital market. While we have not historically had a significant presence in per diem staffing services, we believe that this market presents a substantial growth opportunity.

    - EXPANDING THE RANGE OF SERVICES WE OFFER OUR CLIENTS. We plan to utilize our relationships with existing travel staffing clients to more effectively market complementary services, including staffing of clinical trials and allied health professionals, search and recruitment, consulting, and education and training.

    - ACQUIRING COMPLEMENTARY BUSINESSES. We intend to continue to evaluate opportunities to acquire complementary businesses to strengthen and broaden our market presence.

    - INCREASING OPERATING EFFICIENCIES. We seek to increase our operating margins by increasing the productivity of our administrative personnel, using our purchasing power to achieve greater savings in key areas such as housing and benefits and continuing to invest in our information systems.

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
COMPETITIVE ENVIRONMENT

    The travel nurse staffing industry is highly competitive, with limited barriers to entry. Our principal competitor in the travel nurse staffing industry is AMN Healthcare Services Inc. We also compete with a number of nationally and regionally focused temporary nurse staffing companies that have the capabilities to relocate nurses geographically and, to a lesser extent, with local temporary nurse agencies.

    In addition, the markets for our clinical staffing, allied staffing and per diem nurse staffing and for our healthcare-oriented human capital management services are highly competitive and highly fragmented, with limited barriers to entry.

    The principal competitive factors in attracting qualified candidates for temporary employment are salaries and benefits, quality of accommodations, quality and breadth of assignments, speed of placements, quality of recruitment teams and reputation. We believe that persons seeking temporary employment through us are also pursuing employment through other means, including other temporary staffing firms, and that multiple staffing companies have the opportunity to place employees with many of our clients. Therefore, the ability to respond to candidate inquiries and submit candidates to clients more quickly than our competitors is an important factor in our ability to fill assignments. In addition, because of the large overlap of assignments, we focus on retaining field employees by providing long-term benefits such as 401(k) plans and cash bonuses. Although we believe that the relative size of our database and economies of scale derived from the size of our operations make us an attractive employer for nurses seeking travel opportunities, we expect competition for candidates to continue to increase.

    The principal competitive factors in attracting and retaining temporary healthcare staffing clients include the ability to fill client needs, size of available pool of qualified candidates, quality assurance and screening capabilities, compliance with regulatory requirements, an understanding of the client's work environment, risk management policies and coverages, general industry reputation, and, to a lesser extent, price.

FACILITIES

    We do not own any real property. Our principal leases are listed below.

LOCATION                FUNCTION                                       SQUARE FEET      LEASE EXPIRATION
--------                --------                                       -----------      ----------------
Boca Raton, Florida     Headquarters                                   43,000           April 30, 2008

Malden, Massachusetts   Staffing administration, general office use    27,812           June 30, 2005
                        and storage space

Clayton, Missouri       Search and recruitment headquarters            26,411           November 30, 2003

Durham, North Carolina  Clinical research and trials staffing          12,744           December 31, 2004
                        headquarters

REGULATORY ISSUES

    In order to service our client facilities and to comply with OSHA and Joint Commission or Accreditation of Healthcare Organizations standards, we have developed a risk management program. The program is designed to protect against the risk of negligent hiring by requiring a detailed skills assessment from each healthcare professional. We conduct extensive reference checks and credential verifications for each of the nurses and other healthcare professionals that we might staff. In addition, we have a claims-based professional liability insurance policy with a limit of $1.0 million per claim and an aggregate limit of $3.0 million. We also have a fully insured umbrella liability insurance policy with a limit of $10.0 million.

    PROFESSIONAL LICENSURE AND CORPORATE PRACTICE. Nurses and other healthcare professionals employed by us are required to be individually licensed or certified under applicable state law. In addition, the healthcare professionals that we staff frequently are required to have been certified to provide certain medical care, such as CPR and anesthesiology, depending on the positions in which they are placed. Our comprehensive compliance program is designed to ensure that our employees possess all necessary licenses and certifications, and we believe that our employees, including nurses and therapists, comply with all applicable state laws.

    BUSINESS LICENSES. A number of states require state licensure for businesses that, for a fee, employ and assign personnel, including healthcare personnel, to provide services on-site at hospitals and other healthcare facilities to support or supplement the hospitals' or healthcare facilities' work force. A number of states also require state licensure for businesses that operate placement services for individuals attempting to secure employment. Failure to obtain the necessary licenses can result in injunctions against operating, cease and desist orders, and/or fines. We endeavor to maintain in effect all required state licenses.

    REGULATIONS AFFECTING OUR CLIENTS. Many of our clients are reimbursed under the federal Medicare program and state Medicaid programs for the services they provide. In recent years, federal and state governments have made significant changes in these programs that have reduced reimbursement rates. In addition, insurance companies and managed care organizations seek to control costs by requiring that healthcare providers, such as hospitals, discount their services in exchange for exclusive or preferred participation in their benefit plans. Future federal and state legislation or evolving commercial reimbursement trends may further reduce, or change conditions for, our clients' reimbursement. Such limitations on reimbursement could reduce our clients' cash flows, hampering their ability to pay us.

EMPLOYEES

    As of June 30, 2001, we had approximately 675 corporate employees and approximately 5,000 field employees, 98% of whom were working for us on a full time basis. None of our employees are subject to a collective bargaining agreement. We consider our relationship with our employees to be good.

LEGAL PROCEEDINGS

    We are not presently a party to any material legal proceedings.

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
                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


    The table below provides information regarding our directors and executive officers. In connection with our application to list our common stock on the Nasdaq National Market, we intend to appoint three additional directors prior to the offering or within 90 days thereafter who will not be our employees or affiliated with management.


NAME                                             AGE                                  POSITION
----                                     --------------------   ----------------------------------------------------
Joseph A. Boshart......................           45            President and Chief Executive Officer and Director
Emil Hensel............................           51            Chief Financial Officer and Director
Vickie Anenberg........................           37            President, Travel Staffing Division
Kevin Conlin...........................           43            President, Consulting Division
Dr. Franklin A. Shaffer, RN............           58            President, Education and Training Division
Tony Sims..............................           41            President, Clinical Trials Staffing Division
Carol D. Westfall......................           51            President, Search and Recruitment Division
Karen H. Bechtel.......................           52            Director
Bruce A. Cerullo.......................           42            Director
Thomas C. Dircks.......................           43            Director
A. Lawrence Fagan......................           71            Director
M. Fazle Husain........................           37            Director

    JOSEPH A. BOSHART has served as President and Chief Executive Officer since July 1999, and formerly served in such capacity at our predecessor since 1993. He has served as a director since July 1999. Mr. Boshart holds a B.S. degree in economics from the University of Michigan.

    EMIL HENSEL has served as Chief Financial Officer since July 1999 and formerly served in such capacity at our predecessor since 1991. He has served as a director since July 1999. Mr. Hensel holds a B.S. degree in electrical engineering from Columbia University and a Masters degree in Business Administration from New York University.

    VICKIE ANENBERG has served as President of the Travel Staffing Division since February 2000, and formerly served as Vice President of the Nursing Division for our predecessor, since 1995. Prior to joining Cross Country Staffing in 1990, she worked for Proctor & Gamble since 1986.

    KEVIN CONLIN has served as President of the Consulting Division since
April 2001. Before joining Cross Country, he served from 1996 to March 2001 as the President and Chief Executive Officer of Partners First, a consulting firm focused on physician-hospital partnering and managed care. He also served as a senior executive at Ascension Health, one of the largest not-for-profit hospital systems in the U.S. He holds a B.A. in Biological Sciences from Rutgers University and a Masters of Health Administration from Duke University.

    DR. FRANKLIN A. SHAFFER, RN has served as President, Education and Training Division since March 2001. He also served as Vice President in our Education Division since February 1996. Dr. Shaffer has also served as adjunct faculty in graduate nursing programs at Teachers College, Columbia University, Adelphi University and Hunter College. Dr. Shaffer holds a Doctorate of Education in Nursing Administration and a Masters of Education and a Masters of Arts from Teachers College, Columbia University.

    TONY SIMS has served as President, Clinical Trials Staffing Division since January 2001, as Executive Vice President of Operations for ClinForce from March 1998 to December 2000 and as Managing Director of ClinForce from August 1997 to March 1998. Before joining ClinForce, Mr. Sims served in various roles, including National Account Executive and Business Development Manager, with the healthcare staffing and support groups at Kelly Scientific Resources from August 1996 to August 1997. Mr. Sims holds a B.S. in Chemistry from Piedmont College.

    CAROL D. WESTFALL has served as President, Search and Recruitment Division since October 2000. Ms. Westfall served as Senior Vice President of Cejka & Company's Physician Search and Outsourced Executive Search Divisions from August 1999 to October 2000 and Vice President of the Outsourced Executive and Physician Search Division from 1994 to July 1999. Ms. Westfall holds a B.S. degree in Education from Michigan State University and has completed graduate work in Secondary Administration with Purdue University.

    KAREN H. BECHTEL has been a director since December 1999. Ms. Bechtel has been a Managing Director of Morgan Stanley Private Equity since 1998 and of Morgan Stanley & Co. Incorporated since 1986. She received a B.A. in mathematics from the University of Texas and an M.B.A. from the Harvard Graduate School of Business Administration. She is also a director of several privately held companies.

    BRUCE A. CERULLO has been a director since December 1999 and served as Chairman of the Board from December 1999 until December 2000. Mr. Cerullo served as President of TravCorps from 1994 to December 1999 and Chief Executive Officer of TravCorps from 1995 to December 1999. Mr. Cerullo holds a B.S. degree from the University of New Hampshire and a master's degree from Pennsylvania State University.

    THOMAS C. DIRCKS has been a director since December 1999, and has been President of Charterhouse Group International, a private equity firm, since June 2001. Mr. Dircks served as Executive Vice President of Charterhouse from July 2000 until June 2001 and has been employed as an executive officer of Charterhouse since 1983. He was previously employed as a Certified Public Accountant at a predecessor of PricewaterhouseCoopers, LLP. He holds a B.S. in Accounting and an M.B.A. from Fordham University. Mr. Dircks also is a director of Interliant, Inc., an application service provider, and a number of privately held companies.

    A. LAWRENCE FAGAN has been a director since December 1999. Mr. Fagan has been Vice Chairman of Charterhouse since June 2001 and served as President and Chief Operating Officer of Charterhouse from December 1996 until June 2001 and formerly served as Executive Vice President of Charterhouse since 1984.
Mr. Fagan received a B.A. from Yale University and an M.B.A. from Columbia University. He also is a director of Top Image Systems, Ltd. and a number of privately held companies.


    M. FAZLE HUSAIN has been a director since December 1999. He has been an Executive Director of Morgan Stanley Private Equity and Morgan Stanley & Co. Incorporated since February 1997. Mr. Husain has been at Morgan Stanley Private Equity since 1987, and since 1991 has focused on investing in medical technology and enterprise software industries. Mr. Husain received a B.S. in Chemical Engineering from Brown University and an M.B.A. from the Harvard Graduate School of Business Administration. He also is a director of Allscripts Healthcare Solutions, Inc., Cardiac Pathways Corporation, Healthstream Inc., The Medicines Company and several privately held companies.


THE BOARD OF DIRECTORS


    Currently, we have seven members on our board of directors. We intend to add three independent directors before the date of the offering or within 90 days thereafter. Each of our directors was elected by Charterhouse and investment funds managed by Morgan Stanley Private Equity, who together own a majority of our common shares. Each of our directors holds office until his or her successor is duly elected and qualified or until his or her resignation or removal, if earlier, as provided in our by-laws. No family relationship exists among any of the directors or executive officers.

COMMITTEES OF THE BOARD OF DIRECTORS


    We have established an audit committee and a compensation committee. The audit committee reviews our internal accounting procedures and considers and reports to the board of directors with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors. Our audit committee currently consists of Thomas Dircks and M. Fazle Husain. In connection with our application to list our common stock on the Nasdaq National Market, we intend to change the membership of our audit committee to consist of three directors who are not our employees or otherwise affiliated with us. The compensation committee reviews and recommends to the board of directors the salaries, benefits and stock option grants for all employees, consultants, directors and other individuals compensated by us. The compensation committee also administers our stock option and other employee benefit plans. The compensation committee consists of Thomas Dircks and Karen Bechtel.


EXECUTIVE COMPENSATION

    The following table sets forth certain summary information with respect to compensation we paid in 2000 to our Chief Executive Officer and our four other most highly compensated executive officers as of December 31, 2000 whose salary and bonus earned in 2000 exceeded $100,000.

                                                                                     ALL OTHER
                                                               SALARY     BONUS     COMPENSATION
NAME AND POSITION                                               ($)        ($)         ($)(A)
-----------------                                             --------   --------   ------------
Joseph A. Boshart...........................................  263,465    193,883        5,250
  President and Chief Executive Officer
Emil Hensel.................................................  218,976    159,794        5,250
  Chief Financial Officer
Vickie Anenberg.............................................  112,769     70,318        3,938
  President, Travel Staffing Division
Dr. Franklin A. Shaffer, RN.................................  114,000     12,000        3,201
  President, Education and Training Division
Carol D. Westfall...........................................  140,000    280,740        8,603
  President, Search and Recruitment Division

------------------------

(a) Amounts consist of employer matching contributions to our 401(k) plan, except that Ms. Westfall's amount also includes a $3,503 matching contribution to a non-qualified savings program.

                AGGREGATED OPTION VALUES AS OF DECEMBER 31, 2000

    The executive officers named in the summary compensation table did not exercise any stock options during the year ended December 31, 2000. The following table sets forth information concerning the year-end number and value of unexercised options with respect to our named executive officers. There was no public trading market for our common stock as of December 31, 2000. Accordingly, the values set forth below have been calculated on the basis of the assumed initial public offering price of $16.00 per share, less the applicable exercise price per share, multiplied by the number of shares underlying the options.


                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                      OPTIONS AT FISCAL           IN-THE-MONEY OPTIONS
                                                        YEAR-END (#)             AT FISCAL YEAR-END ($)
                                                 ---------------------------   ---------------------------
                                                 EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                                                 -----------   -------------   -----------   -------------
Joseph A. Boshart..............................    128,174        384,520        $399,914      $1,199,743
Emil Hensel....................................    102,539        307,616        $319,932      $  959,796
Vickie Anenberg................................     51,270        153,808        $159,966      $  479,898
Dr. Franklin A. Shaffer, RN....................     14,431         43,292        $ 45,025      $  135,076
Carol D. Westfall..............................      8,412         25,235        $ 44,846      $  134,539


OPTION GRANTS

    No stock options were granted for the year ended 2000 to any of Mr. Boshart, Mr. Hensel, Ms. Anenberg, Dr. Shaffer or Ms. Westfall.

EMPLOYMENT AGREEMENTS

    We are party to employment agreements with each of Joseph Boshart and Emil Hensel, pursuant to which Mr. Boshart serves as our president and chief executive officer and Mr. Hensel serves as our chief operating officer and chief financial officer. The initial term of each agreement expires on July 29, 2002. Upon expiration of such initial term, each agreement will be automatically renewed for successive one-year terms unless prior to the end of such renewal term either party has given at least 90 days' prior written notice of its intention not to renew the agreement. Messrs. Boshart and Hensel currently receive annual base salaries of $273,000 and $225,000, respectively. These salaries are subject to increase upon annual review by the board of directors, and each of Messrs. Boshart and Hensel is eligible to receive an annual bonus under our bonus plan. Under our bonus plan, 70% of the bonus is tied to the achievement of annual operating profit targets, and the remaining 30% is tied to the achievement of strategic and operating objectives established annually by our Board of Directors. Messrs. Boshart and Hensel are eligible to participate in all benefit plans and fringe benefit arrangements available to our senior executives. If either executive's employment is terminated without cause, the executive will be entitled to the greater of (x) base salary, for the balance of the initial or renewal term, certain other benefits provided in the agreement and bonus for the fiscal year in which termination occurs and (y) one year's worth of his base salary in effect as of the date of termination. Each of Messrs. Boshart and Hensel is subject to a two-year post-termination noncompetition covenant. However, if either executive's employment is terminated without cause, then the non-competition agreement will be effective only if we continue to pay the executive's base salary, bonus and other benefits provided in the agreement for the term of the noncompetition covenant. We are permitted to terminate the noncompetition covenant, and related payments, upon 30 days' prior written notice.

OUR STOCK PLANS


    AMENDED AND RESTATED 1999 STOCK OPTION PLAN. We have reserved for issuance 2,145,515 shares of common stock under our Amended and Restated 1999 Stock Option Plan, subject to adjustment for stock splits or similar corporate events. Our Amended and Restated 1999 Stock Option Plan provides for the granting of options to purchase shares of our common stock to any of our employees or consultants. Each stock option granted under our Amended and Restated 1999 Stock Option Plan is either intended to qualify as an incentive stock option or is a non-qualified stock option. The plan is currently administered by the compensation committee of our board of directors. The exercise price of options granted under our Amended and Restated 1999 Stock Option Plan is determined by the committee, except that in the case of substitute options, the exercise price cannot be less than 100% of the fair market value of the common stock on the date of the grant. In the case of incentive stock options granted to ten percent stockholders, the exercise price cannot be less than 110% of the fair market value of the common stock. In the event of a change of control of our company, stock options granted and not previously exercisable, will become exercisable unless the committee determines in good faith that an alternative option will be substituted. As of June 30, 2001, under our Amended and Restated 1999 Stock Option Plan, options to purchase 1,016,136 shares of common stock were outstanding.



    AMENDED AND RESTATED EQUITY PARTICIPATION PLAN. We have reserved for issuance 2,252,486 shares of common stock under our Amended and Restated Equity Participation Plan, subject to adjustment for stock splits or similar corporate events. Our Amended and Restated Equity Participation Plan provides for the granting of options to purchase shares of our common stock to key management employees of our company and our affiliates. Each stock option granted under our Amended and Restated Equity Participation Plan is either intended to qualify as an incentive stock option or is a non-qualified stock option. The exercise price of options granted under our Amended and Restated Equity Participation Plan is divided into five tranches ranging from 100 percent to 300 percent of the fair market value of the common stock on the date of grant. However, for incentive stock options granted to ten percent stockholders, the exercise price in the first tranche cannot be less than 110 percent of the fair market value of the common stock on the date of grant. The plan is currently administered by the compensation committee of our board of directors. In the event of a change in control of our company, stock options granted and not previously exercisable, will become exercisable unless the committee determines in good faith that an alternative option will be substituted. As of June 30, 2001, under our Amended and Restated Equity Participation Plan, options to purchase 2,252,479 shares of common stock were outstanding.


    401(K) PLAN. We maintain a 401(k) Plan. The plan permits eligible employees to make voluntary, pre-tax contributions to the plan up to a specified percentage of compensation, subject to applicable tax limitations. We may make a discretionary matching contribution to the plan equal to a pre-determined percentage of an employee's voluntary, pre-tax contributions and may make an additional discretionary profit sharing contribution to the plan, subject to applicable tax limitations. Eligible employees who elect to participate in the plan are generally vested in any matching contribution after three years of service with the company. The plan is intended to be tax-qualified under
Section 401(a) of the Internal Revenue Code so that contributions to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan, and so that our contributions, if any, will be deductible by us when made.

                           RELATED PARTY TRANSACTIONS


    In connection with our acquisition of the assets of Cross Country Staffing in July 1999 from W. R. Grace, CEP III purchased 11,830,275 shares of our common stock for an aggregate of $71.8 million, and we paid a transaction fee to Charterhouse in the amount of $2.8 million. In addition, in July 1999, in connection with the acquisition, Messrs. Boshart and Hensel and Ms. Anenberg purchased 173,050, 82,400 and 16,485 shares of our common stock for an aggregate of $1.7 million.



    In December 1999, Messrs. Boshart, Hensel and Shaffer and Ms. Anenberg received stock bonuses of 20,000, 19,672, 4,918 and 9,508 shares of our common stock for a purchase price equal to the par value per share.



    In connection with our acquisition of TravCorps in December 1999, investment funds managed by Morgan Stanley Private Equity acquired 7,155,062 shares of our common stock then valued in the aggregate of $26.0 million in exchange for their shares of TravCorps common stock valued at $26.0 million. In addition, in connection with our acquisition of TravCorps, we paid a transaction fee to Charterhouse in the amount of $0.3 million.



    We are party to an agreement with Bruce Cerullo dated as of December 21, 2000, pursuant to which Mr. Cerullo has agreed to continue as a Director and provide certain consulting services to us at such times as we may request and that are reasonably convenient to Mr. Cerullo. He is subject to a four-year noncompetition covenant which expires four years from the date he ceases to serve as a director. Under the agreement, we pay him $250 per hour for such consulting services. To date, no amounts have been paid to Mr. Cerullo under this agreement. We anticipate that we will compensate Mr. Cerullo for less than 10 hours of consulting services per month for the remainder of 2001. Additionally, he retained all options that were vested and exercisable as of December 31, 2000 in consideration of his continued service as a director.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of our common stock as of July 1, 2001 and as adjusted to reflect the sale of the shares of common stock pursuant to this offering for:

    - each person who is known by us to be the beneficial owner of more than 5% of our common stock;

    - each executive officer named in the summary compensation table;

    - each of our directors; and

    - all directors and executive officers as a group.

    In connection with our application to list our common stock on the Nasdaq National Market, we intend to appoint three additional directors prior to this offering who will not be our employees or affiliated with management.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, except to the extent such power may be shared with a spouse.


                                                                                    PERCENT BENEFICIALLY
                                                                                          OWNED(A)
                                                              SHARES BENEFICIALLY   ---------------------
                                                                OWNED PRIOR TO       BEFORE       AFTER
NAME AND ADDRESS                                                   OFFERING         OFFERING    OFFERING
----------------                                              -------------------   ---------   ---------
5% STOCKHOLDERS:
Charterhouse Equity Partners III, L.P.(b)...................       12,575,475         54.2%       40.5%
  c/o Charterhouse Group International, Inc.
  535 Madison Avenue
  New York, NY 10022
Morgan Stanley Private Equity and related entities(c).......        7,877,802         33.9        25.4
  1221 Avenue of the Americas, 33rd Floor
  New York, NY 10020

DIRECTORS:
Karen H. Bechtel(d).........................................               --           --          --
Joseph A. Boshart(e)........................................          397,972          1.7         1.3
Bruce A. Cerullo(f).........................................          438,682          1.9         1.4
Thomas C. Dircks(g).........................................               --           --          --
A. Lawrence Fagan(g)........................................               --           --          --
Emil Hensel(h)..............................................          262,573          1.1           *
M. Fazle Husain(d)..........................................               --           --          --

OTHER NAMED EXECUTIVE OFFICERS:
Vickie Anenberg(i)..........................................          102,897            *           *
Dr. Franklin A. Shaffer, RN(j)..............................           34,813            *           *
Carol D. Westfall(k)........................................           17,789            *           *
All directors and executive officers as a group (7                  1,254,726          5.3%        4.0%
  persons)(l)...............................................


------------------------
*   Less than 1%.

(a) For purposes of this table, information as to the shares of common stock assumes, in the case of the column "After Offering," that the underwriters' over-allotment option is not exercised. In addition, a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock when such person or persons has the right to acquire them within 60 days after the date of this prospectus. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or persons have the right to acquire within 60 days after the date of this prospectus is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(b) The general partner of CEP III is CHUSA Equity Investors III, L.P., whose general partner is CEP III, Inc., a wholly owned subsidiary of Charterhouse. As a result of the foregoing, all of the shares held by CEP III would, for purposes of the Securities Exchange Act of 1934, be considered to be beneficially owned by Charterhouse.


(c) Consists of 7,096,909 shares owned by Morgan Stanley Dean Witter Capital Partners IV, L.P. and its related investment funds (collectively, "MSDWCP") and 780,893 shares owned by Morgan Stanley Venture Partners III, L.P. and its related investment funds (collectively, "MSVP"). The general partner of MSDWCP is MSDW Capital Partners IV, LLC, the institutional managing member of which is MSDW Capital Partners IV, Inc. ("MSDWCP Inc."), a wholly owned subsidiary of Morgan Stanley Dean Witter & Co. ("MSDW"). The general partner of MSVP is Morgan Stanley Venture Partners III, L.L.C. ("MSVP L.L.C."), the institutional managing member of which is Morgan Stanley Venture Capital III, Inc. ("MSVC Inc."), a wholly owned subsidiary of MSDW.


(d) Karen H. Bechtel is a Managing Director of MSDWCP Inc. and Morgan Stanley & Co. Incorporated, ("MS & Co."), a wholly owned subsidiary of MSDW. M. Fazle Husain is an Executive Director of MSVC Inc. and MS & Co., and a managing member of MSVP L.L.C. Ms. Bechtel and Mr. Husain each disclaim beneficial ownership of the shares of common stock beneficially owned by the investment funds managed by Morgan Stanley Private Equity and its affiliates, except to the extent of any direct pecuniary interest therein.


(e) Includes 192,260 shares subject to options that are currently exercisable or exercisable within 60 days of the date of this prospectus.



(f) Includes 128,174 shares subject to options that are currently exercisable or exercisable within 60 days of the date of this prospectus.


(g) Thomas C. Dircks and A. Lawrence Fagan are executive officers of Charterhouse. Mr. Fagan is also a director and stockholder of Charterhouse. Messrs. Dircks and Fagan each disclaim beneficial ownership of the shares of common stock beneficially owned by Charterhouse.


(h) Includes 153,808 shares subject to options that are currently exercisable or exercisable within 60 days of the date of this prospectus.



(i) Includes 76,904 shares subject to options that are currently exercisable or exercisable within 60 days of the date of this prospectus.



(j) Includes 21,646 shares subject to options that are currently exercisable or exercisable within 60 days of the date of this prospectus.



(k) Includes 10,805 shares subject to options that are currently exercisable or exercisable within 60 days of the date of this prospectus.



(l) Includes an aggregate of 583,597 shares subject to options that are currently exercisable or exercisable within 60 days of the date of this prospectus.

                          DESCRIPTION OF CAPITAL STOCK


    Our amended and restated certificate of incorporation, which will become effective prior to the consummation of the offering, authorizes the issuance of up to 100,000,000 shares of common stock and 10,000,000 shares of preferred stock, the rights and preferences of which may be established from time to time by our board of directors. As of the date of this prospectus, we had 23,206,458 shares of common stock outstanding and no shares of preferred stock outstanding.


    The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated by-laws are summaries and are qualified by reference to the certificate of incorporation and the by-laws that will become effective prior to the effective date of the registration statement registering shares included in this offering. Copies of these documents have been filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part.

COMMON STOCK


    Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, a plurality of the votes cast in any election of directors may elect all of the directors standing for election. Pursuant to a stockholders agreement, investment funds managed by Morgan Stanley Private Equity and Charterhouse have certain rights with respect to the board of directors and other related matters. Specifically, this stockholders agreement provides that we shall nominate for election to the board of directors, and recommend that the stockholders elect to the board of directors, two designees of each of CEP III and investment funds managed by Morgan Stanley Private Equity. A 50% reduction in the number of shares of common stock owned by either CEP III or investment funds managed by Morgan Stanley Private Equity reduces the number of designees we are required to nominate, on behalf of such stockholder, to one and a 90% reduction results in the elimination of the right to have us nominate a designee, on behalf of such stockholder. Under our stockholders agreement, in the event that either CEP III or investment funds managed by Morgan Stanley Private Equity propose to sell more than ten percent of the total number of shares of common stock owned by them, the other party is entitled to include in such sale a pro rata portion of its common stock, on the same terms and for the same consideration. Our stockholders agreement also provides that if both Charterhouse and investment funds managed by Morgan Stanley desire to sell shares into the public market, they shall endeavor, subject to applicable securities laws, to effect such sales in a manner that will not adversely disrupt the market for our common stock. In addition, Charterhouse and investment funds managed by Morgan Stanley have agreed, to the extent practicable, to sell their shares of common stock through a single broker, and that all sales will be made proportionally based on the number of shares desired to be sold by such stockholders. Pursuant to an additional shareholders agreement, each of Joseph Boshart, our President and Chief Executive Officer, and Emil Hensel, our Chief Financial Officer (collectively, the "Management Investors"), agree not to transfer any shares of our common stock, except to certain permitted transferees. The limitation on the ability of Management Investors to transfer common stock terminates on the earliest of (x) the first anniversary of the consummation of this offering and (y) the date of the consummation of our first registered secondary public offering of common stock after this offering. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. Upon our liquidation, dissolution or winding-up, holders of common stock are entitled to receive ratably our net assets available for distribution after the payment of all of our liabilities. The outstanding shares of common stock are, and the shares sold in the offering will be, when issued and paid for, validly issued, fully paid and nonassessable.

PREFERRED STOCK

    The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock and to designate the rights, preferences and privileges of each series of preferred stock, which may be greater than the rights attached to the common stock. It will not be possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of common stock until the board of directors determines the specific rights attached to that preferred stock. The effects of issuing preferred stock could include one or more of the following:

    - restricting dividends on the common stock;

    - diluting the voting power of the common stock;

    - impairing the liquidation rights of the common stock; or

    - delaying or preventing a change of control of our Company.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

    Our amended and restated certificate of incorporation limits the liability of our directors to us and our stockholders to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for money damages for breach of fiduciary duty as a director, except for liability.

    - for any breach of the director's duty of loyalty to us or our stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions; and

    - for any transaction from which the director derived an improper personal benefit.

    Our amended and restated certificate of incorporation and amended and restated by-laws also contain provisions indemnifying our directors and officers to the fullest extent permitted by Delaware law. The indemnification permitted under Delaware law is not exclusive of any other rights to which these persons may be entitled.

    In addition, we maintain directors' and officers' liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BY-LAWS

    A number of provisions under Delaware law and in our amended and restated certificate of incorporation and amended and restated by-laws may make it more difficult to acquire control of us. These provisions could deprive the stockholders of opportunities to realize a premium on the shares of common stock owned by them. In addition, these provisions may adversely affect the prevailing market price of the common stock. These provisions are intended to:

    - enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board;

    - discourage certain types of transactions which may involve an actual or threatened change in control of our company;

    - discourage certain tactics that may be used in proxy fights; and

    - encourage persons seeking to acquire control of our company to consult first with the board of directors to negotiate the terms of any proposed business combination or offer.

    SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 of Delaware law prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or unless the "business combination" is approved in a prescribed manner. A "business combination" is defined as a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to various exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the past three years did own 15% or more of a corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

    STOCKHOLDER ACTION BY WRITTEN CONSENT. Our amended and restated by-laws provide that stockholders may take action by written consent.

    AUTHORIZED BUT UNISSUED SHARES OF COMMON STOCK. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is SunTrust Bank.

LISTING


    Our common stock has been approved for quotation on the Nasdaq National Market under the symbol CCRN, subject to official notice of issuance.

                        SHARES ELIGIBLE FOR FUTURE SALE

RULE 144 SECURITIES


    Upon the consummation of this offering, we will have 31,018,958 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. All of the 7,812,500 shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any of the shares that are acquired by "affiliates" as that term is defined in Rule 144 under the Securities Act. The 23,206,458 shares of common stock held by our affiliates and our directors and executive officers and other existing shareholders after the offering will be "restricted" securities under the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act, unless an exemption from registration is available, including exemptions pursuant to Rule 144 or Rule 144A under the Securities Act.


    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:


    - 1% of the number of shares of common stock then outstanding, which will equal approximately 310,190 shares outstanding immediately after this offering, or


    - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

    Under Rule 144(k), a person who is not deemed to have been one of our "affiliates" at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an "affiliate," is entitled to sell its shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our common stock after the offering because a greater supply of shares would be, or would be perceived to be, available for sale in the public market.

    We and our executive officers and directors and substantially all existing stockholders have agreed that, without the prior written consent of Merrill Lynch & Co. on behalf of the underwriters, we will not, during the period ended 180 days after the date of this prospectus, sell shares of common stock or take certain related actions, subject to limited exceptions, all as described under "Underwriting."

RULE 701

    In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchases common stock from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this prospectus is entitled to resell those shares 90 days after the effective date of this prospectus in reliance on Rule 144, without having to comply with certain restrictions (including the holding period) contained in Rule 144.

    Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. It permits non-affiliates to sell their Rule 701 shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling those shares.

STOCK OPTIONS


    Following the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering shares of common stock issued or reserved for issuance under our various stock option plans. The registration statement will become effective automatically upon filing. As of June 30, 2001, options to purchase 3,268,615 shares of common stock were issued and outstanding, of which options to purchase 1,058,947 shares have vested. Accordingly, these shares will, subject to vesting provisions, the provisions of the shareholders agreement with the Management Investors, and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180-day lock-up agreements expire.


REGISTRATION RIGHTS

    Each of CEP III and investment funds managed by Morgan Stanley Private Equity may require us on up to two occasions to use our best efforts to file registration statements on Form S-1 or Form S-2 covering public sale of shares of common stock held by them. We have the right, under specified circumstances, to delay any registration required by up to 90 days. In addition, the holders are entitled to require us to register their shares on registrations that we initiate and we have granted the holders unlimited demand rights to cause us to file a registration statement on Form S-3.

                                  UNDERWRITING

    We intend to offer the shares through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc., Banc of America Securities LLC, SunTrust Capital Markets, Inc. and CIBC World Markets Corp. are acting as representatives of the underwriters named below. Subject to the terms and conditions described in a purchase agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares listed opposite their names below.


                                                              NUMBER OF
                                                               SHARES
UNDERWRITER                                                   ---------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................
Salomon Smith Barney Inc....................................
Banc of America Securities LLC..............................
SunTrust Capital Markets, Inc...............................
CIBC World Markets Corp.....................................
                                                              ---------
          Total.............................................  7,812,500
                                                              =========


    The underwriters have agreed to purchase all of the shares sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

    The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

    The representatives have advised us that the underwriters propose initially to offer the shares to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a concession not
in excess of $      per share. The underwriters may allow, and the dealers may
reallow, a discount not in excess of $      per share to other dealers. After
the initial public offering, the public offering price, concession and discount may be changed.


    The following table shows the public offering price, underwriting discount and proceeds before expenses to Cross Country. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.


                                            PER SHARE   WITHOUT OPTION   WITH OPTION
                                            ---------   --------------   -----------
Public offering price.....................     $           $               $
Underwriting discount.....................     $           $               $
Proceeds, before expenses, to Cross
  Country.................................     $           $               $

    The expenses of the offering, not including the underwriting discount, are estimated at $2.5 million and are payable by Cross Country. At June 30, 2001, Cross Country had paid $1.0 million of such expenses.



OVERALLOTMENT OPTION


    We have granted an option to the underwriters to purchase up to 1,171,875 additional shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

RESERVED SHARES


    At our request, the underwriters have reserved for sale, at the initial public offering price, up to 500,000 shares offered by this prospectus for sale to some of our directors, officers, employees, distributors, dealers, business associates and related persons. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.


NO SALES OF SIMILAR SECURITIES

    We and our executive officers and directors and substantially all existing stockholders have agreed, with exceptions, not to sell or transfer any common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, we and these other individuals have agreed not to directly or indirectly:

    - offer, pledge, sell or contract to sell any common stock;

    - sell any option or contract to purchase any common stock;

    - purchase any option or contract to sell any common stock;

    - grant any option, right or warrant for the sale of any common stock;

    - lend or otherwise dispose of or transfer any common stock;

    - request or demand that we file a registration statement related to the common stock; or

    - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

    This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

QUOTATION ON THE NASDAQ NATIONAL MARKET


    Our shares have been approved for quotation on the Nasdaq National Market, subject to notice of issuance, under the symbol "CCRN."


    Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

    - the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

    - our financial information;

    - the history of, and the prospects for, our company and the industry in which we compete;

    - an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenue;

    - the present state of our development; and

    - the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

    An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

    The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

NASD REGULATIONS

    Approximately 24.2 percent of the proceeds of the offering will be applied to pay down debt obligations owed to affiliates of Merrill Lynch, Salomon Smith Barney Inc., Banc of America Securities LLC and SunTrust Capital Markets, Inc. Because more than ten percent of the net proceeds of the offering will be paid to members or affiliates of members of the National Association of Securities Dealers, Inc. participating in the offering, the offering will be conducted in accordance with NASD Conduct Rule 2710(c)(8). This rule requires that the public offering price of an equity security be no higher than the price recommended by a qualified independent underwriter which has participated in the preparation of the registration statement and performed its usual standard of due diligence with respect to that registration statement. CIBC World Markets Corp. has agreed to act as qualified independent underwriter for the offering. The price of the shares will be no higher than that recommended by CIBC World Markets Corp.

    The underwriters will not confirm sales of shares to any account over which they exercise discretionary authority without the prior written specific approval of the customer.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

    Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

    The underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offering.

    The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common shares. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

    Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters makes any representation that the U.S. representatives or the lead managers will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

    Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. Salomon Smith Barney Inc. acted as the lead arranger, and affiliates of Salomon Smith Barney Inc. acted as administrative agent, collateral agent, issuing bank and swingline lender under our credit facility. In addition, affiliates of Merrill Lynch, Salomon Smith Barney Inc., Banc of America Securities LLC and SunTrust Capital Markets, Inc. are lenders under our credit facility. During the past two years we paid $3.8 million in fees to Salomon Smith Barney Inc. and its affiliates and $0.1 million to each of Merrill Lynch, Banc of America Securities LLC, SunTrust Capital Markets, Inc. and their affiliates, primarily in connection with lending activities.

INTERNET DISTRIBUTION

    Merrill Lynch will be facilitating internet distribution for the offering to some of its internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the website maintained by Merrill Lynch. Other than the prospectus in electronic format, the information on the Merrill Lynch website relating to the offering is not a part of this prospectus.

                                 LEGAL MATTERS


    The validity of the shares of common stock offered by this prospectus will be passed upon for us by Proskauer Rose LLP, New York, New York. Certain legal matters related to the offering will be passed upon for the underwriters by Debevoise & Plimpton, New York, New York.

                                    EXPERTS


    The consolidated financial statements of Cross Country, Inc. at December 31, 2000 and 1999, and for the year ended December 31, 2000 and for the period from July, 30, 1999 to December 31, 1999, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.



    The financial statements of Cross Country Staffing (a Partnership) as of July 29, 1999 and December 31, 1998, and for the period from January 1, 1999 through July 29, 1999 and for the year ended December 31, 1998, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.



    The consolidated financial statements of TravCorps Corporation and Subsidiary at December 15, 1999, and for the period from December 27, 1998 to December 15, 1999, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, and at December 26, 1998, and for the year ended December 26, 1998, by Deloitte & Touche LLP, independent auditors, as set forth in their respective reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.



    The consolidated financial statements of ClinForce, Inc. at December 31, 2000 and 1999, and for each of the two years in the period ended December 31, 2000, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.



    The financial statements of Heritage Professional Education, LLC as of December 25, 2000 and for the period from January 1, 2000 through December 25, 2000, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Commission a registration statement on Form S-1, which includes amendments, exhibits, schedules and supplements, under the Securities Act and the rules and regulations under the Securities Act, for the registration of the common stock offered by this prospectus. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted from this prospectus as permitted by the rules and regulations of the Commission. For further information with respect to us and the common stock offered by this prospectus, please refer to the registration statement. Statements contained in this prospectus as to the contents of any contracts or other document referred to in this prospectus are not necessarily complete and, where such contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is now made. The registration statement can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information regarding the Washington, D.C. Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, the registration statement is publicly available through the Commission's site on the Internet's World Wide Web, located at: http://www.sec.gov.

    After the offering, we will be subject to the full informational requirements of the Securities Exchange Act. To comply with these requirements, we will file periodic reports, proxy statements and other information with the Commission.

                         INDEX TO FINANCIAL STATEMENTS


                                                                PAGE
                                                              --------
HISTORICAL FINANCIAL STATEMENTS
CROSS COUNTRY, INC.
  Report of Independent Certified Public Accountants........       F-2
  Consolidated Balance Sheets as of December 31, 1999 and
    2000 and June 30, 2001 (Unaudited)......................       F-3
  Consolidated Statements of Operations for the Period from
    July 30, 1999 to December 31, 1999, for the Year Ended
    December 31, 2000 and for the Six Months Ended June 30,
    2000 and 2001 (Unaudited)...............................       F-4
  Consolidated Statements of Stockholders' Equity for the
    Period from July 30, 1999 to December 31, 1999, for the
    Year Ended December 31, 2000, and for the Six Months
    Ended June 30, 2001 (Unaudited).........................       F-5
  Consolidated Statements of Cash Flows for the Period from
    July 30, 1999 to December 31, 1999, for the Year Ended
    December 31, 2000, and for the Six Months Ended
    June 30, 2000 and 2001 (Unaudited)......................       F-6
  Notes to the Consolidated Financial Statements............       F-8

CROSS COUNTRY STAFFING ("PREDECESSOR COMPANY")
  Report of Independent Certified Public Accountants........      F-27
  Balance Sheets as of July 29, 1999 and December 31,
    1998....................................................      F-28
  Statements of Income and Partners' Capital for the Period
    from January 1, 1999 to July 29, 1999 and for the Year
    Ended December 31, 1998.................................      F-29
  Statements of Cash Flows for the Period from January 1,
    1999 to July 29, 1999 and for the Year Ended December
    31, 1998................................................      F-30
  Notes to Financial Statements.............................      F-31

TRAVCORPS CORPORATION AND SUBSIDIARY
  Independent Auditors' Report..............................      F-37
  Consolidated Balance Sheets as of December 15, 1999 and
    December 26, 1998.......................................      F-39
  Consolidated Statements of Income for the Year Ended
    December 26, 1998 and for the Period from December 27,
    1998 to December 15, 1999...............................      F-41
  Consolidated Statements of Stockholders' (Deficit) Equity
    for the Period from December 27, 1998 to December 15,
    1999 and the Year Ended December 26, 1998...............      F-42
  Consolidated Statements of Cash Flows for the Period from
    December 27, 1998 to December 15, 1999 and the Year
    Ended December 26, 1998.................................      F-43
  Notes to the Consolidated Financial Statements............      F-44

CLINFORCE, INC.
  Report of Independent Auditors............................      F-52
  Consolidated Statements of Assets Acquired and Liabilities
    Assumed as of December 31, 2000 and 1999................      F-53
  Consolidated Statements of Operating Revenues and Expenses
    for the Years Ended December 31, 2000 and 1999..........      F-54
Notes to the Consolidated Statements........................      F-55

HERITAGE PROFESSIONAL EDUCATION, LLC
  Report of Independent Auditors............................      F-61
  Balance Sheet as of December 25, 2000.....................      F-62
  Statement of Income for the Period from January 1, 2000
    through December 25, 2000...............................      F-63
  Statement of Members' Deficit for the Period from January
    1, 2000 through December 25, 2000.......................      F-64
  Statement of Cash Flows for the Period from January 1,
    2000 through December 25, 2000..........................      F-65
  Notes to Financial Statements.............................      F-66

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Stockholders
Cross Country, Inc.

    We have audited the accompanying consolidated balance sheets of Cross Country, Inc. as of December 31, 1999 and 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for the period from July 30, 1999 to December 31, 1999 and the year ended December 31, 2000. Our audit also included the financial statement schedule listed in the Index at
Item 14(a). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cross Country, Inc. at December 31, 1999 and 2000, and the results of their operations and their cash flows for the period from July 30, 1999 to December 31, 1999 and the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

                                          /S/ ERNST & YOUNG LLP

West Palm Beach, Florida

May 7, 2001, except for
the third paragraph of
Note 11, as to which
the date is August 23, 2001

                              CROSS COUNTRY, INC.

                          CONSOLIDATED BALANCE SHEETS


                                                                      DECEMBER 31
                                                              ---------------------------     JUNE 30,
                                                                  1999           2000           2001
                                                              ------------   ------------   ------------
                                                                                            (UNAUDITED)
                                                 ASSETS
Current assets:
  Cash......................................................  $  4,827,877   $         --   $         --
  Accounts receivable, less allowance for doubtful accounts
    of $2,144,110 in 1999, $2,087,747 in 2000 and $2,764,600
    in 2001.................................................    50,243,772     65,087,380     72,550,119
  Deferred income taxes.....................................     1,779,592      3,140,522      3,140,522
  Income taxes receivable...................................     2,936,436      2,076,471        642,514
  Prepaid rent on employees' apartments.....................     2,922,723      3,309,673      3,612,616
  Deposits on employees' apartments, net of allowance of
    $300,445 in 1999, $418,775 in 2000 and $300,585 in
    2001....................................................     1,518,071      1,055,106      1,235,417
  Other current assets......................................       449,595      2,032,437      3,202,925
                                                              ------------   ------------   ------------
Total current assets........................................    64,678,066     76,701,589     84,384,113
Property and equipment, net of accumulated depreciation and
  amortization of $3,470,984 in 1999, $5,024,756 in 2000 and
  $7,287,326 in 2001........................................     3,975,129      6,168,505      8,280,860
Trademark, net of accumulated amortization of $158,644 in
  1999, $746,669 in 2000 and $1,065,169 in 2001.............    14,541,356     13,953,331     15,734,831
Goodwill, net of accumulated amortization of $2,417,217 in
  1999, $10,767,664 in 2000 and $15,431,774 in 2001.........   200,315,122    199,373,353    221,138,393
Other identifiable intangible assets, net of accumulated
  amortization of $949,236 in 1999, $3,746,200 in 2000 and
  $5,196,577 in 2001........................................    15,480,764     12,683,800     12,533,423
Debt issuance costs, net of accumulated amortization of
  $746,341 in 1999, $2,616,598 in 2000 and $3,617,182 in
  2001......................................................    10,475,198      8,604,941      8,586,190
Other assets................................................       229,634        140,148        125,689
                                                              ------------   ------------   ------------
Total assets................................................  $309,695,269   $317,625,667   $350,783,499
                                                              ============   ============   ============

                                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  4,677,411   $  6,445,501   $  5,481,644
  Accrued employee compensation and benefits................    13,818,840     17,430,804     23,178,599
  Accrued expenses..........................................     5,963,985      3,801,172      2,350,854
  Current portion of long-term debt.........................     5,120,000     12,400,000     20,280,000
  Note payable and capital lease obligation.................        54,972        484,108        166,169
  Net liabilities from discontinued operations..............       309,670        534,999        480,924
  Other current liabilities.................................       735,219      1,229,840      1,941,219
                                                              ------------   ------------   ------------
Total current liabilities...................................    30,680,097     42,326,424     53,879,409
Interest rate swap..........................................            --             --        962,045
Deferred income taxes.......................................     6,374,436      7,571,311      7,621,997
Long-term debt..............................................   153,899,000    144,388,000    163,203,960
                                                              ------------   ------------   ------------
Total liabilities...........................................   190,953,533    194,285,735    225,667,411
Commitments and contingencies
Stockholders' equity:
  Common stock, Class A--$.0001 par value; 100,000,000
    shares authorized; 22,445,104 shares issued and
    outstanding at December 31, 1999 and 2000, and
    23,206,458 shares issued and outstanding at June 30,
    2001....................................................         2,245          2,245          2,321
  Common stock, Class B--$.0001 par value; 870,203 shares
    authorized; 760,284 shares issued and outstanding at
    December 31, 1999 and 2000, and 0 shares issued and
    outstanding at June 30, 2001............................            76             76             --
  Additional paid-in capital................................   119,080,880    119,080,880    119,089,872
  Accumulated other comprehensive income....................            --             --       (907,184)
  (Accumulated deficit) retained earnings...................      (341,465)     4,256,731      6,931,079
                                                              ------------   ------------   ------------
Total stockholders' equity..................................   118,741,736    123,339,932    125,116,088
                                                              ------------   ------------   ------------
Total liabilities and stockholders' equity..................  $309,695,269   $317,625,667   $350,783,499
                                                              ============   ============   ============


                            See accompanying notes.

                              CROSS COUNTRY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                      SIX MONTHS ENDED
                                           PERIOD FROM JULY 30,    YEAR ENDED              JUNE 30
                                           1999 TO DECEMBER 31,   DECEMBER 31,   ---------------------------
                                                   1999               2000           2000           2001
                                           --------------------   ------------   ------------   ------------
                                                                                         (UNAUDITED)
Revenue from services....................      $87,727,219        $367,689,902   $177,649,900   $222,706,485
Operating expenses:
  Direct operating expenses..............       68,036,524         273,094,434    131,870,100    167,098,892
  Selling, general and administrative
    expenses.............................        9,256,719          49,027,376     24,229,494     31,510,975
  Bad debt expense.......................          511,341             432,973        464,206        861,739
  Depreciation...........................          154,590           1,323,397        610,276      1,163,312
  Amortization...........................        4,421,577          13,701,384      7,317,010      7,495,287
  Non-recurring indirect transaction
    costs................................               --           1,289,217        432,600             --
                                               -----------        ------------   ------------   ------------
Total operating expenses.................       82,380,751         338,868,781    164,923,686    208,130,205
                                               -----------        ------------   ------------   ------------
Income from operations...................        5,346,468          28,821,121     12,726,214     14,576,280

Other expenses:
  Interest expense, net..................        4,821,302          15,435,236      7,737,900      8,531,663
                                               -----------        ------------   ------------   ------------
Income before income taxes and
  discontinued operations................          525,166          13,385,885      4,988,314      6,044,617

Income tax expense.......................         (671,917)         (6,730,024)    (2,509,059)    (2,826,463)
                                               -----------        ------------   ------------   ------------
(Loss) income before discontinued
  operations.............................         (146,751)          6,655,861      2,479,255      3,218,154
Discontinued operations:
  Loss from discontinued operations of
    HospitalHub, less income tax benefit
    of $140,710 in 1999, $1,159,013 in
    2000, and $0 and $495,959 for the six
    months ended June 30, 2000 and 2001,
    respectively                                  (194,714)         (1,603,833)      (687,715)            --
  Loss on disposal of HospitalHub, less
    income tax benefit of $0 in 1999,
    $327,963 in 2000 and $0 and $477,618
    for the six months ended June 30,
    2000 and 2001, respectively..........               --            (453,832)                     (543,806)
                                               -----------        ------------   ------------   ------------
Net (loss) income........................      $  (341,465)       $  4,598,196   $  1,791,540   $  2,674,348
                                               ===========        ============   ============   ============

Net (loss) income per common share--basic
  and diluted:
  (Loss) income before discontinued
    operations...........................      $      (.01)       $        .29   $        .11   $        .14
  Discontinued operations................             (.01)               (.09)          (.03)          (.02)
                                               -----------        ------------   ------------   ------------
Net (loss) income........................      $      (.02)       $        .20   $        .08   $        .12
                                               ===========        ============   ============   ============

Weighted average common shares
  outstanding............................       15,291,749          23,205,388     23,205,388     23,205,586
                                               ===========        ============   ============   ============

                            See accompanying notes.

                              CROSS COUNTRY, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                       CLASS A                CLASS B                         ACCUMULATED    (ACCUMULATED
                                    COMMON STOCK           COMMON STOCK        ADDITIONAL        OTHER         DEFICIT)
                                ---------------------   -------------------     PAID-IN      COMPREHENSIVE     RETAINED
                                  SHARES     DOLLARS     SHARES    DOLLARS      CAPITAL         INCOME         EARNINGS
                                ----------   --------   --------   --------   ------------   -------------   ------------
Balance at July 29, 1999 (date
  of incorporation)...........  13,114,880    $1,312          --     $ --     $ 79,588,811    $       --      $       --

  Issuance of common stock in
    conjunction with issuance
    of long-term debt.........     380,163        38     760,284       76        6,919,924            --              --

  Issuance of common stock in
    exchange for employee
    services..................     132,010        13          --       --          470,627            --              --

  Issuance of common stock in
    conjunction with
    acquisition of TravCorps
    Corporation...............   8,817,961       882          --       --       32,101,518            --              --

  Net loss....................          --        --          --       --               --            --        (341,465)
                                ----------    ------    --------     ----     ------------    ----------      ----------

Balance at December 31,
  1999........................  22,445,014     2,245     760,284       76      119,080,880            --        (341,465)

  Net income..................          --        --          --       --               --            --       4,598,196
                                ----------    ------    --------     ----     ------------    ----------      ----------

Balance at December 31,
  2000........................  22,445,014     2,245     760,284       76      119,080,880            --       4,256,731

Accumulated derivative loss
  (unaudited).................          --        --          --       --               --      (907,184)             --

Net income (unaudited)........          --        --          --       --               --            --       2,674,348

Conversion of Class B common
  stock to Class A............     760,284        76    (760,284)     (76)              --            --              --

Exercise of stock options.....       1,160        --          --       --            8,992            --              --
                                ----------    ------    --------     ----     ------------    ----------      ----------

Balance at June 30, 2001
  (unaudited).................  23,206,458    $2,321          --     $ --     $119,089,872    $ (907,184)     $6,931,079
                                ==========    ======    ========     ====     ============    ==========      ==========


                                    TOTAL
                                STOCKHOLDERS'
                                   EQUITY
                                -------------
Balance at July 29, 1999 (date
  of incorporation)...........  $ 79,590,123
  Issuance of common stock in
    conjunction with issuance
    of long-term debt.........     6,920,038
  Issuance of common stock in
    exchange for employee
    services..................       470,640
  Issuance of common stock in
    conjunction with
    acquisition of TravCorps
    Corporation...............    32,102,400
  Net loss....................      (341,465)
                                ------------
Balance at December 31,
  1999........................   118,741,736
  Net income..................     4,598,196
                                ------------
Balance at December 31,
  2000........................   123,339,932
Accumulated derivative loss
  (unaudited).................      (907,184)
Net income (unaudited)........     2,674,348
Conversion of Class B common
  stock to Class A............            --
Exercise of stock options.....         8,992
                                ------------
Balance at June 30, 2001
  (unaudited).................  $125,116,088
                                ============


                            See accompanying notes.

                              CROSS COUNTRY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   PERIOD FROM                          SIX MONTHS ENDED
                                                 JULY 30, 1999 TO    YEAR ENDED             JUNE 30,
                                                   DECEMBER 31,     DECEMBER 31,   ---------------------------
                                                       1999             2000          2000           2001
                                                 ----------------   ------------   -----------   -------------
                                                                                           (UNAUDITED)
OPERATING ACTIVITIES
Net (loss) income..............................    $   (341,465)    $ 4,598,196    $ 1,791,540   $   2,674,348
Adjustments to reconcile net (loss) income to
  net cash provided by operating activities:
    Amortization...............................       4,421,577      13,701,384      7,317,010       7,495,287
    Depreciation...............................         154,590       1,323,397        610,276       1,163,312
    Bad debt expense...........................         511,341         432,973        464,206         861,739
    Cumulative interest due at maturity........       1,537,000       3,839,000      1,863,000       2,095,960
    Estimated loss on disposal of discontinued
      operations...............................              --         453,832             --         543,806
    Loss on derivative instrument..............              --              --             --          54,861
    Changes in operating assets and
      liabilities:
    Accounts receivable........................      (1,874,246)    (15,096,581)     2,781,466      (2,350,558)
    Prepaid rent, deposits, and other current
      assets...................................      (3,381,084)     (1,385,374)    (1,146,949)     (1,342,022)
    Accounts payable and accrued expenses......       1,793,712       2,679,076     (6,215,536)      1,673,817
    Net liabilities from discontinued
      operations...............................         309,670        (228,503)     1,075,420        (597,881)
    Other current liabilities..................       3,170,112          79,621      1,972,781         711,379
                                                   ------------     -----------    -----------   -------------
Net cash provided by operating activities......       6,301,207      10,397,021     10,513,214      12,984,048

INVESTING ACTIVITIES
Acquisition of TravCorps, net cash acquired....       1,787,434              --             --              --
Acquisition of covenant not to compete.........        (250,000)             --             --              --
Issuance of common stock.......................          10,000              --             --              --
Exercise of stock options......................              --              --             --           8,992
Acquisition of E-Staff, Inc....................              --      (1,500,000)            --              --
Acquisition of Heritage Professional Education,
  LLC..........................................              --      (6,200,000)            --        (219,930)
Acquisition of Clinforce, Inc..................              --              --             --     (31,409,250)
Acquisition of Gill/Balsano Consulting, L.L.C.
  Assets.......................................              --              --             --      (1,831,000)
(Increase) decrease in other assets............              --          (6,205)      (192,710)        (12,968)
Increase in other liabilities..................              --       1,196,875             --              --
Purchase of property and equipment.............        (167,170)     (1,992,109)      (553,167)     (2,038,451)
Increase in software development costs.........              --      (1,082,595)            --        (781,669)
                                                   ------------     -----------    -----------   -------------
Net cash provided by (used in) investing
  activities...................................       1,380,264      (9,584,034)      (745,877)    (36,284,276)

FINANCING ACTIVITIES
Debt issuance costs............................         494,535              --             --        (981,833)
Repayment of debt..............................    (148,305,305)    (65,258,097)   (51,005,798)    (63,067,939)
Proceeds from issuance of debt.................     144,700,000      59,617,233     37,583,126      87,350,000
                                                   ------------     -----------    -----------   -------------
Net cash (used in) provided by financing
  activities...................................      (3,110,770)     (5,640,864)   (13,422,672)     23,300,228
Change in cash.................................       4,570,701      (4,827,877)    (3,655,335)
Cash at beginning of period....................         257,176       4,827,877      4,827,877              --
                                                   ------------     -----------    -----------   -------------
Cash at end of period..........................    $  4,827,877     $        --    $ 1,172,542   $          --
                                                   ============     ===========    ===========   =============

                            See accompanying notes.

                              CROSS COUNTRY, INC.

                                               PERIOD FROM                        SIX MONTHS ENDED
                                             JULY 30, 1999 TO    YEAR ENDED            JUNE 30
                                               DECEMBER 31,     DECEMBER 31,   -----------------------
                                                   1999             2000          2000         2001
                                             ----------------   ------------   ----------   ----------
                                                                                     (UNAUDITED)
SUPPLEMENTAL DISCLOSURE OF NONCASH
  INVESTING AND FINANCING ACTIVITIES
Issuance of common stock in connection with
  issuance of debt.........................     $ 6,920,038     $        --    $       --   $       --
                                                ===========     ===========    ==========   ==========
Issuance of common stock with TravCorps
  acquisition..............................     $32,102,400     $        --    $       --   $       --
                                                ===========     ===========    ==========   ==========
Issuance of common stock in exchange for
  employee services........................     $   470,640     $        --    $       --   $       --
                                                ===========     ===========    ==========   ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
Interest paid..............................     $ 3,005,467     $10,711,873    $5,511,176   $7,215,446
                                                ===========     ===========    ==========   ==========
Income taxes paid..........................     $   437,873     $   221,467    $3,616,367   $2,229,550
                                                ===========     ===========    ==========   ==========

                            See accompanying notes.

                              CROSS COUNTRY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 2000
              (INFORMATION PERTAINING TO JUNE 30, 2001 AND TO THE
          SIX MONTH PERIODS ENDED JUNE 30, 2001 AND 2000 IS UNAUDITED)

1. ORGANIZATION AND BASIS OF PRESENTATION

    On July 29, 1999, Cross Country Staffing, Inc. (CCS), a Delaware corporation, was established through an acquisition of certain assets and liabilities of Cross Country Staffing (the Partnership), a Delaware general partnership. The acquisition included certain identifiable intangible assets primarily related to proprietary databases and contracts. The Partnership was engaged in the business of providing nurses and other allied health personnel to health care providers primarily on a contract basis. CCS recorded the assets and certain assumed liabilities, as defined in the asset purchase agreement, at fair market value. The purchase price of approximately $189,000,000 exceeded the fair market value of the assets less the assumed liabilities by approximately $167,537,000, of which $20,890,000 was allocated to certain identifiable intangible assets ($8,900,000--trademark, $8,440,000--databases, $1,040,000--workforce, and $2,510,000--hospital relations), and $250,000 relating to a covenant not to compete. The remaining $146,397,000 was allocated to goodwill.

    On December 16, 1999, CCS entered into a Plan of Merger with TravCorps Corporation (TravCorps). TravCorps and its wholly-owned subsidiary, Cejka & Company (Cejka) provide flexible staffing, search, consulting and related outsourced services to health care providers throughout the United States. Pursuant to the Plan of Merger on December 16, 1999, all outstanding shares of TravCorps' common stock were exchanged for common stock in CCS and TravCorps became a wholly-owned subsidiary of CCS. The fair value of the shares of common stock issued to the stockholders of TravCorps, as determined by a valuation of the common stock as of December 16, 1999, was $32,102,000. The purchase price exceeded the fair value of the net tangible assets acquired by approximately $66,575,000, of which $10,240,000 was allocated to certain identifiable intangible assets ($5,800,000--trademark, $2,910,000--databases, $630,000--workforce, and $900,000--hospital relations). The remaining $56,335,000 was allocated to goodwill. The acquisition was accounted for as a purchase and, accordingly, the accompanying consolidated financial statements include the results of TravCorps from the acquisition date.

    Effective October 1, 2000, TravCorps changed its name to TVCM, Inc. (TVCM).

    Effective October 10, 2000, CCS changed its name to Cross Country TravCorps, Inc. (CCT). Subsequent to December 31, 2000, CCT changed its name to Cross Country, Inc. (the Company). The Company is primarily engaged in the business of providing temporary health care staffing services to acute and subacute care facilities nationwide.

    The consolidated financial statements include the accounts of the Company and its wholly-owned direct and indirect subsidiaries, TVCM (f/k/a TravCorps), Cejka, CC Staffing, Inc., E-Staff, Inc. (E-Staff), HospitalHub, Inc. (f/k/a Ashley One, Inc.)(HospitalHub), and Cross Country Seminars, Inc. (f/k/a CCS/Heritage Acquisition Corp.) (Cross Country Seminars). All material intercompany transactions and balances have been eliminated in consolidation.

    The accompanying unaudited condensed consolidated financial statements as of June 30, 2001 and for the six months ended June 30, 2000 and 2001 have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary to present fairly the financial position, results of operations and cash flows have been included. The results of operations for

                              CROSS COUNTRY, INC.

                           DECEMBER 31, 1999 AND 2000
              (INFORMATION PERTAINING TO JUNE 30, 2001 AND TO THE
          SIX MONTH PERIODS ENDED JUNE 30, 2001 AND 2000 IS UNAUDITED)

1. ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED) the six months ended June 30, 2001 are not necessarily indicative of the results that may be expected for the year ended December 31, 2001.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentrations of credit risk as defined by Financial Accounting Standards Board (FASB) Statement No. 105, DISCLOSURE OF INFORMATION ABOUT FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK, consist principally of accounts receivable. The Company's customers are health care providers and accounts receivable represent amounts due from these providers. The Company performs ongoing credit evaluations of its customers' financial conditions and, generally, does not require collateral. Overall, based on the large number of customers in differing geographic areas throughout the United States and its territories, the Company believes the concentration of credit risk is limited. As of December 31, 1999, approximately 8% of the outstanding accounts receivable were due from one customer and as of December 31, 2000, approximately 9% of the outstanding accounts receivable were due from four customers. As of June 30, 2001, approximately 10% of the outstanding accounts receivable were due from five customers.

PREPAID RENT AND DEPOSITS

    The Company leases a number of apartments for its employees under short-term agreements (typically three to six months), which generally coincide with each employee's staffing contract. As a condition of these agreements, the Company places security deposits on the leased apartments. Prepaid rent and deposits relate to these short-term agreements.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, less accumulated depreciation. Depreciation is determined on a straight-line basis over the estimated useful lives of the assets, which generally range from three to seven years. Leasehold improvements are depreciated over the lives of the related leases or the useful life of an individual lease, whichever is shorter.

    Certain software development costs are capitalized in accordance with the provisions of Statement of Position 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE and FASB Statement No. 86, ACCOUNTING FOR COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED, OR OTHERWISE MARKETED. Such costs include charges for consulting services and costs for personnel associated with

                              CROSS COUNTRY, INC.

                           DECEMBER 31, 1999 AND 2000
              (INFORMATION PERTAINING TO JUNE 30, 2001 AND TO THE
          SIX MONTH PERIODS ENDED JUNE 30, 2001 AND 2000 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) programming, coding, and testing such software. Amortization of capitalized software costs begins when the software is placed into service and is included in depreciation expense in the accompanying consolidated statements of operations. Software development costs are being amortized using the straight-line method over five years or revenue to projected revenue, if greater. Through June 30, 2001, the Company has not recognized any revenue from the sale of software.

RESERVES FOR CLAIMS

    Workers' compensation and health care benefits are provided under partially self-insured plans. The Company records its estimate of the ultimate cost of, and reserves for, workers' compensation and health care benefits based on actuarial computations using the loss history as well as industry statistics. Furthermore, in determining its reserves, the Company includes reserves for estimated claims incurred but not reported.

    The ultimate cost of workers' compensation and health care benefits will depend on actual costs incurred to settle the claims and may differ from the amounts reserved by the Company for those claims. Accruals for workers' compensation claims and health care benefits are included in accrued employee compensation and benefits in the consolidated balance sheets.

GOODWILL AND INTANGIBLE ASSETS

    Goodwill represents the excess of purchase price over the fair value of net assets acquired. Goodwill is being amortized using the straight-line method over its estimated useful life ranging from 5 to 25 years. Other identifiable intangible assets, net, consist of database (approximately $10,550,000, $8,259,000, and $7,121,000), workforce (approximately $1,593,000, $1,315,000, and $2,014,000) and hospital relations (approximately $3,338,000, $3,110,000, and $3,399,000) at December 31, 1999, December 31, 2000, and June 30, 2001,
respectively. Identifiable intangible assets are being amortized using the straight-line method over their estimated useful lives ranging from 4.5 to 25 years. In accordance with FASB Statement No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company periodically reviews goodwill to determine if any impairment exists based upon projected, undiscounted net cash flows of the Company. Recoverability of intangible assets is measured by comparison of the carrying amount of the asset to net future cash flows expected to be generated from the asset. Identifiable intangible assets not covered by FASB Statement No. 121 and goodwill not identified with assets that are subject to an impairment loss are evaluated in accordance with Accounting Principles Board (APB) Opinion No. 17, INTANGIBLE ASSETS. At December 31, 1999, December 31, 2000 and June 30, 2001, the Company believes that no impairment of goodwill or identifiable intangible assets exists.

DEBT ISSUANCE COSTS

    Deferred costs related to the issuance of debt are being amortized on a straight-line basis, which approximates the effective interest method, over the six-year term of the debt. Debt issuance costs of

                              CROSS COUNTRY, INC.

                           DECEMBER 31, 1999 AND 2000
              (INFORMATION PERTAINING TO JUNE 30, 2001 AND TO THE
          SIX MONTH PERIODS ENDED JUNE 30, 2001 AND 2000 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) approximately $11,222,000, less accumulated amortization of approximately $746,000 and $2,617,000 at December 31, 1999 and December 31, 2000,
respectively, are recorded in the consolidated balance sheets. Debt issuance costs of approximately $12,203,000, less accumulated amortization of approximately $3,617,000 are recorded in the consolidated balance sheet at June 30, 2001.

REVENUE RECOGNITION

    Revenue from services consists primarily of temporary staffing revenues. Revenue is recognized when services are rendered. Accordingly, accounts receivable includes an accrual for employees' time worked but not yet invoiced. At December 31, 1999, December 31, 2000, and June 30, 2001, the amounts accrued are approximately $5,526,000, $14,970,000, and $14,806,000, respectively.

    Revenues on permanent and temporary placements are recognized when services provided are substantially completed. The Company does not, in the ordinary course of business, give refunds. If a candidate leaves a permanent placement within a short period of time I.E., one month, it is customary for us to seek a replacement at no additional cost. Allowances are established as considered necessary to estimate significant losses due to placed candidates not remaining employed for the Company's guarantee period. During 2000, 1999 and 1998, such replacements and refunds were not material and, accordingly, related allowances were not recorded.

STOCK-BASED COMPENSATION

    The Company, from time to time, grants stock options for a fixed number of common shares to employees. The Company accounts for employee stock option grants in accordance with Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and accordingly, recognizes no compensation expense for the stock option grants when the exercise price of the options equals, or is greater than, the market value of the underlying stock on the date of grant. Accordingly, the Company did not recognize any compensation cost during the period from July 30, 1999 to December 31, 1999, the year ended December 31, 2000, or the six months ended June 30, 2000 and 2001 for stock-based employee compensation awards.

ADVERTISING

    The Company's advertising expense consists primarily of print media, online advertising and promotional material. Advertising costs are expensed as incurred and were approximately $404,000 for the period from July 30, 1999 to December 31, 1999, $2,450,000 for the year ended December 31, 2000, and $1,245,000 and $1,391,000 for the six months ended June 30, 2000 and 2001, respectively.

DERIVATIVE FINANCIAL INSTRUMENTS

    The Company is exposed to market risks arising from changes in interest rates. To protect against such risks, the Company has one derivative financial instrument, an interest rate swap agreement, which is more fully disclosed in
Note 13, INTEREST RATE SWAP.

                              CROSS COUNTRY, INC.

                           DECEMBER 31, 1999 AND 2000
              (INFORMATION PERTAINING TO JUNE 30, 2001 AND TO THE
          SIX MONTH PERIODS ENDED JUNE 30, 2001 AND 2000 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
COMPREHENSIVE INCOME

    The Company has adopted FASB Statement No. 130, COMPREHENSIVE INCOME, which requires that an enterprise: (a) classify items of other comprehensive income by their nature in the financial statements; and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. The items of other comprehensive income that are typically required to be displayed are foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. There are no other components of comprehensive income or loss other than the Company's consolidated net (loss) income for the period from July 30, 1999 to December 31, 1999, the year ended December 31, 2000, and the six months ended June 30, 2000 and the accumulated derivative loss for the six months ended
June 30, 2001.

    During 1998, the FASB issued Statement No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which was effective beginning January 1, 2001. FASB Statement No. 133 requires companies to recognize all of its derivative instruments as either assets or liabilities in the statement of financial position at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as either a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. As the Company's derivative instrument is designated and qualifies as a cash flow hedge (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in current earnings during the period of change.

    The Company implemented the provisions of FASB Statement No. 133 on
January 1, 2001. The implementation of FASB Statement No. 133 resulted in a reduction in consolidated stockholders' equity of approximately $910,000 as of January 1, 2001. During the six months ended June 30, 2001, the Company recorded the following in accumulated other comprehensive income:

Accumulated derivative loss at January 1, 2001..............  $(910,009)
Net change in hedging transaction...........................      2,825
                                                              ---------
Accumulated derivative loss at June 30, 2001................  $(907,184)
                                                              =========

INCOME TAXES

    The Company accounts for income taxes under FASB Statement No. 109, ACCOUNTING FOR INCOME TAXES. Deferred income tax assets and liabilities are determined based upon differences between

                              CROSS COUNTRY, INC.

                           DECEMBER 31, 1999 AND 2000
              (INFORMATION PERTAINING TO JUNE 30, 2001 AND TO THE
          SIX MONTH PERIODS ENDED JUNE 30, 2001 AND 2000 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

RECENT ACCOUNTING PRONOUNCEMENTS

    In December 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin (SAB) No. 101, REVENUE RECOGNITION. SAB No. 101 provides interpretive guidance on the recognition, presentation, and disclosure of revenue in financial statements. The Company believes that its current revenue recognition policies comply with SAB No. 101.

    In July 2001, the FASB issued Statement No. 141, BUSINESS COMBINATIONS and Statement No. 142, INTANGIBLE ASSETS. FASB Statement No. 141 eliminates the pooling-of-interests method of accounting for business combinations except for qualifying business combinations that were initiated before July 1, 2001. FASB Statement No. 142 further clarifies the criteria to recognize intangible assets separately from goodwill and promulgates that goodwill and certain intangible assets not be amortized. Instead, these assets will be reviewed for impairment annually with any related losses recognized in earnings when incurred. These standards will apply to the Company beginning January 1, 2002 for existing intangible assets and July 1, 2001 for business combinations completed after June 30, 2001.

RECLASSIFICATIONS

    Certain amounts in the 1999 consolidated financial statements have been reclassified to conform to the 2000 presentation.

3. ACQUISITIONS

    Effective July 31, 2000, the Company acquired substantially all of the assets of E-Staff, a Pennsylvania corporation, for $1,500,000. E-Staff is a development-stage company creating an Internet, subscription-based communication, scheduling, credentialing and training service business. The acquisition met the accounting criteria of a purchase and, accordingly, the accompanying consolidated financial statements include the results of E-Staff from the acquisition date. The consideration for this acquisition included $1,500,000 in cash. In addition, the asset purchase agreement provides for potential earnout payments of up to $3,250,000 to the seller based on the profits of E-Staff over a three-year period ending July 31, 2003. This contingent consideration is not related to the seller's employment. Upon payment, the earnouts will be allocated to goodwill as additional purchase price and amortized over the remaining life of the asset. The excess of the aggregate purchase price over the fair market value of the assets acquired of approximately $927,000 was allocated to goodwill and is being amortized over five years.

    Effective December 26, 2000, Cross Country Seminars acquired substantially all of the assets of Heritage Professional Education, LLC (Heritage), a Tennessee limited liability company. Heritage provides continuing professional education courses to medical and healthcare personnel through seminars and study programs servicing the healthcare industry. The acquisition met the accounting criteria of a purchase and, accordingly, the accompanying consolidated financial statements include the

                              CROSS COUNTRY, INC.

                           DECEMBER 31, 1999 AND 2000
              (INFORMATION PERTAINING TO JUNE 30, 2001 AND TO THE
          SIX MONTH PERIODS ENDED JUNE 30, 2001 AND 2000 IS UNAUDITED)

3. ACQUISITIONS (CONTINUED)
results of Heritage from the acquisition date. The consideration for this acquisition included $6,200,000 in cash and a post-closing adjustment of approximately $300,000, to be paid 90 days from the closing date. In addition, the asset purchase agreement provides for potential earnout payments of approximately $6,500,000 based on adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) (as defined in the asset purchase agreement) of Heritage over a three-year period ending December 31, 2003. This contingent consideration is not related to the seller's employment. Upon payment, the earnouts will be allocated to goodwill as additional purchase price and amortized over the remaining life of the asset. The excess of the aggregate purchase price over the fair market value of the assets acquired of approximately $6,482,000 was allocated to goodwill and is being amortized over 25 years.

    On December 15, 2000, the Company entered into a stock purchase agreement to acquire substantially all of the outstanding stock of two subsidiaries that comprise ClinForce Inc., a Delaware corporation that provides temporary staffing and permanent placement of clinical trials support services personnel. The acquisition was consummated on March 16, 2001 and met the accounting criteria of a purchase. The transaction was primarily funded through the issuance of additional debt. The purchase price of approximately $31,000,000 exceeded the fair value of assets acquired less liabilities assumed by approximately $27,788,000 of which $3,400,000 was allocated to certain identifiable intangible assets ($2,100,000--trademark, $890,000--workforce, $410,000--hospital relations). The remaining $24,388,000 was allocated to goodwill and is being amortized over 25 years. The purchase price was subject to a post-closing adjustment based on changes in the net working capital of the acquired companies between October 31, 2000 and March 16, 2001. Subsequent to June 30, 2001, the post closing adjustment of approximately $1.4 million was calculated and allocated to goodwill as additional purchase price.

    In May 2001, Cejka acquired substantially all of the assets of Gill/Balsano Consulting, L.L.C. (Gill/ Balsano), a Delaware limited liability company. Gill/Balsano provides management consulting services to the healthcare industry. The acquisition met the accounting criteria of a purchase, and, accordingly, the accompanying consolidated financial statements include the results of Gill/Balsano from the acquisition date. The consideration for this acquisition was $1,831,000 in cash. In addition, the asset purchase agreement provides for potential earnout payments of approximately $1,995,000 based on adjusted EBITDA (as defined in the asset purchase agreement) of Gill/Balsano over a three-year period ending March 31, 2004. This contingent consideration is not related to the seller's employment. Upon payment, the earnouts will be allocated to goodwill as additional purchase price and amortized over the remaining life of the asset. The excess of the aggregate purchase price over the fair market value of the assets acquired of approximately $1,674,000 was allocated to goodwill and is being amortized over 25 years.

    The following unaudited pro forma summary presents the consolidated results of operations as if the Company's acquisitions had occurred as of the beginning of each period presented, after giving effect to certain adjustments, including amortization of goodwill and other specifically identifiable intangibles, interest expense incurred on additional borrowings and related income tax effects. E-staff and Gill/Balsano's results of operations have been excluded from the pro forma financial information as amounts are considered immaterial to the Company. The pro forma financial information does not

                              CROSS COUNTRY, INC.

                           DECEMBER 31, 1999 AND 2000
              (INFORMATION PERTAINING TO JUNE 30, 2001 AND TO THE
          SIX MONTH PERIODS ENDED JUNE 30, 2001 AND 2000 IS UNAUDITED)

3. ACQUISITIONS (CONTINUED)
purport to be indicative of the results of operations that would have occurred had the transactions taken place at the beginning of the periods presented or of future results of operations.

                                       PERIOD FROM                     SIX MONTHS
                                      JULY 30, 1999     YEAR ENDED       ENDED
                                     TO DECEMBER 31,   DECEMBER 31,     JUNE 30,
                                          1999             2000           2001
                                     ---------------   ------------   ------------
Revenue from services..............    $151,847,118    $407,732,700   $230,400,235
                                       ============    ============   ============
Net (loss) income..................    $ (3,133,254)   $  4,611,097   $  2,557,481
                                       ============    ============   ============
Net (loss) income per common
  share--basic and diluted.........    $      (0.20)   $       0.20   $       0.11
                                       ============    ============   ============

4. PROPERTY AND EQUIPMENT

    At December 31, 1999, December 31, 2000 and June 30, 2001, property and equipment consist of the following:

                                              DECEMBER 31,
                                        -------------------------    JUNE 30,
                                           1999          2000          2001
                                        -----------   -----------   -----------
Computer equipment....................  $ 4,601,677   $ 4,830,242   $ 5,954,893
Computer software.....................      875,672     3,900,076     5,815,082
Office equipment......................      548,190       760,527     1,117,394
Furniture and fixtures................      736,551       833,786     1,567,979
Leasehold improvements................      684,023       868,630     1,112,838
                                        -----------   -----------   -----------
                                          7,446,113    11,193,261    15,568,186
Less accumulated depreciation and
  amortization........................   (3,470,984)   (5,024,756)   (7,287,326)
                                        -----------   -----------   -----------
                                        $ 3,975,129   $ 6,168,505   $ 8,280,860
                                        ===========   ===========   ===========

    At December 31, 2000 and June 30, 2001, computer software includes approximately $1,481,000 and $2,263,000, respectively, of software development costs capitalized in accordance with the provisions of FASB Statement No. 86.

                              CROSS COUNTRY, INC.

                           DECEMBER 31, 1999 AND 2000
              (INFORMATION PERTAINING TO JUNE 30, 2001 AND TO THE
          SIX MONTH PERIODS ENDED JUNE 30, 2001 AND 2000 IS UNAUDITED)

5. ACCRUED COMPENSATION AND BENEFITS

    At December 31, 1999, December 31, 2000 and June 30, 2001, accrued employee compensation and benefits consist of the following:

                                              DECEMBER 31,
                                        -------------------------    JUNE 30,
                                           1999          2000          2001
                                        -----------   -----------   -----------
Salaries..............................  $ 5,660,772   $ 6,903,347   $ 9,706,448
Bonuses...............................    5,686,305     6,858,620     8,769,918
Accrual for workers' compensation
  claims..............................    1,896,543     2,095,720     2,442,809
Accrual for health care benefits......      372,000     1,295,632     1,628,960
Accrual for vacation..................      203,220       277,485       630,464
                                        -----------   -----------   -----------
                                        $13,818,840   $17,430,804   $23,178,599
                                        ===========   ===========   ===========

6. LONG-TERM DEBT AND NOTE PAYABLE

    At December 31, 1999, December 31, 2000 and June 30, 2001, long-term debt consists of the following:

                                            DECEMBER 31,
                                     ---------------------------     JUNE 30,
                                         1999           2000           2001
                                     ------------   ------------   ------------
Term Loan, interest at 9.46% at
  December 31, 1999, 9.52%, 9.50%,
  and 9.41% for $65,000,000,
  $45,000,000 and $4,880,000,
  respectively at December 31, 2000
  and 6.73% and 6.88% for
  $108,680,000 and $30,000,000, at
  June 30, 2001....................  $120,000,000   $114,880,000   $138,680,000
Revolving Loan Facility, interest
  at 9.46% and 10.50% for
  $5,400,000 and $3,000,000,
  respectively, at December 31,
  1999, 11.25% and 9.40% for
  $1,250,000 and $6,200,000,
  respectively at December 31, 2000
  and 8.75% for $8,250,000, at
  June 30, 2001....................     8,400,000      7,450,000      8,250,000
Subordinated Pay-In-Kind Notes,
  interest at 12%..................    30,619,000     34,458,000     36,553,960
                                     ------------   ------------   ------------
                                      159,019,000    156,788,000    183,483,960
Less current portion...............    (5,120,000)   (12,400,000)   (20,280,000)
                                     ------------   ------------   ------------
                                     $153,899,000   $144,388,000   $163,203,960
                                     ============   ============   ============

                              CROSS COUNTRY, INC.

                           DECEMBER 31, 1999 AND 2000
              (INFORMATION PERTAINING TO JUNE 30, 2001 AND TO THE
          SIX MONTH PERIODS ENDED JUNE 30, 2001 AND 2000 IS UNAUDITED)

6. LONG-TERM DEBT AND NOTE PAYABLE (CONTINUED)
    On July 29, 1999, the Company entered into a $105 million senior secured credit facility consisting of a $75,000,000 term loan and a $30,000,000 revolving loan facility. The term loan and the revolving loan facility bear interest based on either an alternate base rate plus a margin of 2.00%, 1.75%, and 2.00% at December 31, 1999, December 31, 2000, and June 30, 2001 respectively, or LIBOR plus a margin of 3.00%, 2.75%, and 3.00% at December 31, 1999, December 31, 2000, and June 30, 2001, respectively, (each as defined in the senior secured credit facility). During fiscal year 2000, the Company met certain covenants which provided for the above reduction in interest rates. On December 16, 1999, the senior credit facility was increased to $120 million. The Company has pledged all of the assets of the Company as collateral for the senior credit facility.

    In March 2001, the senior credit facility was amended to increase the term loan facility to $144,900,000. The Company is required to pay a quarterly commitment fee at a rate of 0.50% per year on unused commitments under the revolving loan facility.

    The senior credit facility allows for the issuance of letters of credit in an aggregate face amount at any time outstanding not in excess of $4,000,000, $5,000,000, and $6,000,000 at December 31, 1999, December 31, 2000, and
June 30, 2001, respectively. Additionally, swingline loans, as defined in the senior credit facility, not to exceed an aggregate principal amount at any time outstanding of $7,000,000 are available under the senior credit facility.

    The senior credit facility requires that the Company meet certain covenants, including the maintenance of certain debt and interest expense ratios, capital expenditure limits, and the maintenance of a minimum level of EBITDA (as defined in the senior credit facility). The senior credit facility also limits the Company's ability to declare and pay cash dividends on its common stock.

    On July 29, 1999, the Company issued $30,000,000 in senior subordinated pay-in-kind notes to two financial institutions. The proceeds of the loan were used by the Company solely to finance the CCS acquisition and to pay fees and expenses incurred in connection therewith. The interest rate on the subordinated notes is 12% per annum, compounded quarterly. The pay-in-kind notes represent additional debt issued by the Company in lieu of cash payments for accrued interest. The maturity date is the earlier of six months after the final maturity of the term and revolving debt issuances (January 29, 2006) or change in control of the Company.

    In connection with the issuance of the subordinated debt, the Company issued 504,468 shares of its common stock to the financial institutions. Debt issuance costs of $6,920,000 relating to this transaction were recorded, which represented the fair market value of the shares at the time of issuance.

                              CROSS COUNTRY, INC.

                           DECEMBER 31, 1999 AND 2000
              (INFORMATION PERTAINING TO JUNE 30, 2001 AND TO THE
          SIX MONTH PERIODS ENDED JUNE 30, 2001 AND 2000 IS UNAUDITED)

6. LONG-TERM DEBT AND NOTE PAYABLE (CONTINUED)
    The revolving loan facility matures on July 29, 2005. The aggregate scheduled maturities of the term notes, the subordinated notes and the revolving loan facility are as follows:

YEAR ENDING DECEMBER 31:
------------------------
2001........................................................  $ 12,400,000
2002........................................................    20,160,000
2003........................................................    29,600,000
2004........................................................    34,720,000
2005........................................................    25,450,000
Thereafter..................................................    34,458,000
                                                              ------------
                                                              $156,788,000
                                                              ============

    On July 16, 2000, the Company entered into a note payable with a third party. The proceeds from the note payable were used to pay the Company's insurance premiums. Principal and interest are payable over an 11-month period at an interest rate of 7.10%. At December 31, 2000 and June 30, 2001, respectively, the outstanding balance was $484,108 and $0.

7. EMPLOYEE BENEFIT PLANS

    The Company maintains a voluntary defined contribution 401(k) profit-sharing plan covering all eligible employees as defined in the plan documents. The plan provides for a discretionary matching contribution, which is equal to a percentage of each contributing participant's elective deferral, which the Company, at its sole discretion, determines from year to year. Contributions by the Company, net of forfeitures, under this plan amounted to approximately $487,000 for the period from July 30, 1999 to December 31, 1999, and $885,000 for the year ended December 31, 2000. Contributions by the Company, net of forfeitures, under this plan amounted to approximately $461,000 and $1,212,000 for the six months ended June 30, 2000 and 2001, respectively.

    TVCM employees were covered under a separate benefit plan for both 2000 and 1999. TVCM had a 401(k) defined contribution plan for eligible employees. Eligible employees made pretax savings contributions to the 401(k) Plan of up to 20% of their earnings to a certain statutory limit. TVCM matched employee contributions from 1% to 3% of compensation based on years of service. Contributions to the 401(k) Plan were approximately $630,000 for the year ended December 31, 2000 and $270,000 for the six months ended June 30, 2000. Effective fiscal 2001, TVCM employees participated in the Company's defined contribution 401(k) profit-sharing plan.

                              CROSS COUNTRY, INC.

                           DECEMBER 31, 1999 AND 2000
              (INFORMATION PERTAINING TO JUNE 30, 2001 AND TO THE
          SIX MONTH PERIODS ENDED JUNE 30, 2001 AND 2000 IS UNAUDITED)

8. COMMITMENTS AND CONTINGENCIES

    The Company has entered into noncancelable operating lease agreements for the rental of space. Future minimum lease payments associated with these agreements are as follows:

YEAR ENDING DECEMBER 31:
------------------------
2001........................................................  $  894,000
2002........................................................     944,000
2003........................................................     965,000
2004........................................................     905,000
2005........................................................     919,000
Thereafter..................................................   1,557,000
                                                              ----------
                                                              $6,184,000
                                                              ==========

    Rent expense related to office facilities was approximately $308,000 for the period July 30, 1999 to December 31, 1999, $1,527,000 for the year ended December 31, 2000, and $645,000 and $1,044,000 for the six months ended
June 30, 2000 and 2001, respectively.

    The Company is subject to legal proceedings and claims that arise in the ordinary course of its business. In the opinion of management, the outcome of these matters will not have a significant effect on the Company's consolidated financial position or results of operations.

9. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of their short maturity. The carrying amount of the revolving credit note and term loan approximates fair value because the interest rate is tied to a quoted variable index.

10. INCOME TAXES

    The components of the income tax expense are as follows:

                                                       PERIOD FROM
                                                    JULY 30, 1999 TO     YEAR ENDED
                                                      DECEMBER 31,      DECEMBER 31,
                                                    -----------------   ------------
                                                          1999              2000
                                                    -----------------   ------------
Current...........................................     $   15,000        $5,407,103
Deferred..........................................        516,207          (164,055)
                                                       ----------        ----------
                                                       $  531,207        $5,243,048
                                                       ==========        ==========

    Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

                              CROSS COUNTRY, INC.

                           DECEMBER 31, 1999 AND 2000
              (INFORMATION PERTAINING TO JUNE 30, 2001 AND TO THE
          SIX MONTH PERIODS ENDED JUNE 30, 2001 AND 2000 IS UNAUDITED)

10. INCOME TAXES (CONTINUED)
    Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                           DECEMBER 31,
                                                     -------------------------
                                                        1999          2000
                                                     -----------   -----------
Deferred tax assets:
  Accrued and prepaid expenses.....................  $ 1,038,863   $ 2,376,762
  Allowance for doubtful accounts..................      347,492       841,844
  Net operating loss carryforward..................       85,324            --
  Other............................................      307,913       (78,084)
                                                     -----------   -----------
                                                       1,779,592     3,140,522
Deferred tax liabilities:
  Depreciation and amortization....................   (2,190,845)   (3,720,933)
  Identifiable intangibles.........................   (4,183,591)   (3,850,378)
                                                     -----------   -----------
                                                      (6,374,436)   (7,571,311)
                                                     -----------   -----------
Net deferred taxes.................................  $(4,594,844)  $(4,430,789)
                                                     ===========   ===========

    FASB Statement No. 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some of or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a valuation allowance at December 31, 1999 and 2000 is not necessary. The reconciliation of income tax computed at the U. S. federal statutory rate to income tax expense is as follows:

                                                            DECEMBER 31,
                                                      ------------------------
                                                         1999         2000
                                                      ----------   -----------
Tax at U. S. statutory rate.........................  $  183,808   $ 4,685,061
State taxes, net of federal benefit.................      18,706       468,908
Non-deductible goodwill.............................      50,686     1,136,323
Non-deductible meals and entertainment..............     438,895        38,862
Benefit from discontinued operations................    (140,710)   (1,486,976)
Other...............................................     (20,178)      400,870
                                                      ----------   -----------
                                                      $  531,207   $ 5,243,048
                                                      ==========   ===========

    At December 31, 1999, the Company had available net operating loss carryforwards of approximately $207,000. There were no available net operating loss carryforwards at December 31, 2000 and June 30, 2001.

                              CROSS COUNTRY, INC.

                           DECEMBER 31, 1999 AND 2000
              (INFORMATION PERTAINING TO JUNE 30, 2001 AND TO THE
          SIX MONTH PERIODS ENDED JUNE 30, 2001 AND 2000 IS UNAUDITED)

11. STOCKHOLDERS' EQUITY

    Effective on December 10, 1999, the Company approved a 2.26066 for 1 stock split of its common stock. All common stock data in these consolidated financial statements have been adjusted to give retroactive effect to the stock split.

    Effective April 27, 2001, the 760,284 issued and outstanding shares of the Company's Class B common stock were converted to an equal number of shares of Class A common stock of the Company.

    Effective August 23, 2001, the Company approved a 5.80135 for 1 stock split of its common stock. All common stock data in these consolidated financial statements have been adjusted to give retroactive effect to the stock split.

STOCK OPTIONS


    On December 16, 1999, the Company's Board of Directors approved the 1999 Stock Option Plan and Equity Participation Plan (collectively, the Plans), which provide for the issuance of incentive stock options (ISOs) and non-qualified stock options to eligible employees for the purchase of up to 4,398,001 shares of Class A common stock. Non-qualified stock options may also be issued to consultants. Under the Plans, the exercise price of options granted must equal or exceed the fair market value of the Company's common stock on the date of grant, and the exercise price of ISOs granted may not be less than 110% of such fair market value with respect to any options granted to a participant who owns 10% or more of the Company's outstanding common stock. Options granted during 1999 and 2000 under the 1999 Stock Option Plan generally vest ratably over 4 years. Options granted during 1999 and 2000 under the Equity Participation Plan vest 25% on the first anniversary of the date of grant and then vest 12.5% every 6 months thereafter. All options expire on the tenth (or, in the case of a 10% shareholder, the fifth) anniversary of the date of grant.


    Information regarding the Company's stock option activity is summarized below:


                                                                                     WEIGHTED AVERAGE
                                                     STOCK OPTION                     EXERCISE PRICE
                                                       ACTIVITY      OPTION PRICE       PER SHARE
                                                     ------------   --------------   ----------------
Options outstanding at July 29, 1999...............           --    $           --       $    --
  Granted..........................................    3,441,796        7.75-23.25         11.90
                                                       ---------
Options outstanding at December 31, 1999...........    3,441,796        7.75-23.25         11.90
  Granted..........................................      194,055       10.13-32.35         14.75
  Canceled.........................................     (516,191)       7.75-23.25         12.82
                                                       ---------
Options outstanding at December 31, 2000...........    3,119,660        7.75-32.35         11.93
  GRANTED..........................................      182,743       12.38-37.13         21.07
  CANCELED.........................................      (32,628)       7.75-10.80          8.10
  EXERCISED........................................       (1,160)             7.75          7.75
                                                       ---------
OPTIONS OUTSTANDING AT JUNE 30, 2001...............    3,268,615    $   7.75-37.13       $ 12.48
                                                       =========

                              CROSS COUNTRY, INC.

                           DECEMBER 31, 1999 AND 2000
              (INFORMATION PERTAINING TO JUNE 30, 2001 AND TO THE
          SIX MONTH PERIODS ENDED JUNE 30, 2001 AND 2000 IS UNAUDITED)

11. STOCKHOLDERS' EQUITY (CONTINUED)

    There were no exercisable options at December 31, 1999. The number of options exercisable at December 31, 2000 was 737,543 and at June 30, 2001 was 1,058,947. The weighted-average grant-date fair value of options granted during 1999 and 2000 and the six months ended June 30, 2001 was $4.05 per share, $5.56 per share and $6.15 per share, respectively.



      EXERCISE                  OPTIONS               REMAINING               OPTIONS
        PRICE                 OUTSTANDING          CONTRACTUAL LIFE         EXERCISABLE
---------------------         ------------         ----------------         -----------
       $  7.75                   1,300,354               8.50                  385,382
         10.13                      39,291               9.00                       --
         10.78                      34,956               9.25                       --
         11.62                     664,931               8.50                  276,338
         12.38                      44,609               9.75                       --
         15.19                      11,724               9.00                       --
         15.50                     664,931               8.50                  276,338
         16.17                      25,404               9.25                       --
         18.57                      56,670               9.75                       --
         19.37                     145,453               8.50                   60,449
         20.26                      11,724               9.00                       --
         21.56                      25,404               9.25                       --
         23.25                     145,454               8.50                   60,440
         24.76                      56,670               9.75                       --
         25.32                       2,565               9.00                       --
         26.96                       5,557               9.25                       --
         30.39                       2,567               9.00                       --
         30.95                      12,397               9.75                       --
         32.35                       5,557               9.25                       --
         37.13                      12,397               9.75                       --


    Had compensation cost for stock options granted during 1999, 2000, and 2001 been measured under the fair value based method prescribed by FASB Statement No. 123, ACCOUNTING FOR STOCK-BASED

                              CROSS COUNTRY, INC.

                           DECEMBER 31, 1999 AND 2000
              (INFORMATION PERTAINING TO JUNE 30, 2001 AND TO THE
          SIX MONTH PERIODS ENDED JUNE 30, 2001 AND 2000 IS UNAUDITED)

11. STOCKHOLDERS' EQUITY (CONTINUED)
COMPENSATION, the Company's consolidated net income (loss) would have changed to the pro forma amounts set forth below.

                                            PERIOD FROM
                                         JULY 30, 1999 TO     YEAR ENDED
                                           DECEMBER 31,      DECEMBER 31,
                                         -----------------   -------------    JUNE 30,
                                               1999              2000           2001
                                         -----------------   -------------   ----------
Pro forma net (loss) income............     $ (444,569)       $2,818,729     $1,727,147
                                            ==========        ==========     ==========
Pro forma (loss) income per common
  share--basic and diluted:
  (Loss) income from continuing
    operations.........................     $    (0.02)       $     0.21     $     0.09
  Discontinued operations..............          (0.01)            (0.09)         (0.02)
                                            ----------        ----------     ----------
  Net (loss) income....................     $    (0.03)       $     0.12     $     0.07
                                            ==========        ==========     ==========

    The fair value of options granted used to compute pro forma net income
(loss) disclosures were estimated on the date of grant using the Black-Scholes option-pricing model based on the following assumptions:

                                                       DECEMBER 31,
                                                    -------------------   JUNE 30,
                                                      1999       2000       2001
                                                    --------   --------   ---------
Dividend yield....................................     0.00%      0.00%       0.00%
Expected volatility...............................    60.00      60.00       60.00
Risk-free interest rate...........................     5.19       5.19        5.19
Expected life.....................................  6 years    6 years    6 YEARS

    The effect of applying FASB Statement No. 123 for providing pro forma disclosures is not likely to be representative of the effect on reported net income in future years.

12. EARNINGS PER SHARE

    In accordance with the requirements of FASB Statement No. 128, EARNINGS PER SHARE, basic earnings per share is computed by dividing net income or loss by the weighted average number of shares outstanding and diluted earnings per share reflects the dilutive effects of stock options (as calculated utilizing the treasury stock method). Shares of common stock that are issuable upon the exercise of options have been excluded from the 1999, 2000, and 2001 per share calculations because their effect would have been anti-dilutive.

13. INTEREST RATE SWAP

    The Company's senior credit facility requires that the Company maintain an interest rate protection agreement to manage the impact of interest rate changes on the Company's variable rate obligations. Effective February 7, 2000, the Company entered into an interest rate swap agreement (the

                              CROSS COUNTRY, INC.

                           DECEMBER 31, 1999 AND 2000
              (INFORMATION PERTAINING TO JUNE 30, 2001 AND TO THE
          SIX MONTH PERIODS ENDED JUNE 30, 2001 AND 2000 IS UNAUDITED)

13. INTEREST RATE SWAP (CONTINUED)
Agreement) with a financial institution. Interest rate swap agreements involve the exchange of floating interest rate payments for fixed interest rate payments over the life of the agreement without an exchange of the underlying notional amount. The Company entered into the Agreement to reduce the exposure to adverse fluctuations in floating interest rates on the underlying debt obligation as required by the senior credit facility and not for trading purposes.

    The interest rate swap matures on February 7, 2003 and has an underlying notional amount of $45,000,000. The floating interest rate to be paid to the Company is based on the three-month U.S. dollar London Interbank Offered Rate (LIBOR), which is reset quarterly, while the fixed interest rate, through December 31, 2000, to be paid by the Company is 6.625% if the three-month US dollar LIBOR is less than 7.25%, the three-month U.S. dollar LIBOR if LIBOR is greater than or equal to 7.25% but less than 8.5%, and 8.5% if the three-month U.S. dollar LIBOR is greater than or equal to 8.5% over the term of the Agreement. Effective January 1, 2001, the Agreement was amended to change the fixed rate to be paid by the Company to 6.705%. In addition, the maturity date of the Agreement was extended to February 28, 2003. Any differences paid or received under the terms of the Agreement are recognized as adjustments to interest expense over the life of the swap, thereby adjusting the effective interest rate on the underlying debt obligation.

    For the period from February 7, 2000 through December 31, 2000, the Company paid a fixed interest rate of 6.625% based on an underlying notional amount of $45,000,000. The floating interest rate paid by the financial institution to the Company approximated 6.7503%. The carrying value of the interest rate swap at December 31, 2000 and June 30, 2001 was immaterial as to the net amount due from the financial institution. The fair value of the interest rate swap approximated a $910,000 and $962,000 net payable based on quoted market prices for similar instruments at December 31, 2000 and June 30, 2001, respectively. The estimated fair value of the swap will fluctuate over time based on changes in floating interest rates; however, these fair value amounts should not be viewed in isolation but rather in relation to the overall reduction in the Company's exposure to adverse fluctuations in floating interest rates. The fair value of the interest rate swap transaction is not reflected in the consolidated financial statements at December 31, 2000 as it properly qualified for hedge accounting treatment under applicable accounting guidance. The Company recorded the fair value of the interest rate swap transaction at January 1, 2001 which resulted in a reduction in consolidated stockholders' equity of approximately $910,000. During the six months ended June 30, 2001, the Company recognized a net loss of approximately $55,000 related to the ineffective portion of its hedging instrument. The amount of net gain related to the portion of the hedging instrument excluded from the assessment of hedge effectiveness during the six months ended June 30, 2001 was not material.

    The Company has no plans to terminate the Agreement earlier than the maturity date. The Company is exposed to credit loss in the event of nonperformance by the counterparty to the Agreement. The amount of such exposure is limited to the unpaid portion of amounts due to the Company, if any, pursuant to the Agreement. However, management believes that this exposure is mitigated by provisions in the Agreement that allow for the legal right of offset of any amounts due to the Company from the counter party with any amounts payable to the counterparty by the Company. As a result, management considers the risk of counter party default to be minimal. At December 31,

                              CROSS COUNTRY, INC.

                           DECEMBER 31, 1999 AND 2000
              (INFORMATION PERTAINING TO JUNE 30, 2001 AND TO THE
          SIX MONTH PERIODS ENDED JUNE 30, 2001 AND 2000 IS UNAUDITED)

13. INTEREST RATE SWAP (CONTINUED)
2000, the Company expects to reclassify approximately $423,000 of net losses on the derivative instrument from accumulated other comprehensive income to earnings during the next twelve months. The amount the Company expects to reclassify to earnings during the next twelve months as of June 30, 2001 was immaterial.

14. RELATED PARTY TRANSACTIONS

    In connection with the July 29, 1999 CCS acquisition, Charterhouse Equity Partners III, L.P. (Charterhouse), a majority shareholder of the Company, received approximately $2,835,000 in transaction fees. In connection with the TravCorps merger on December 16, 1999, Charterhouse received approximately $288,000 in transaction fees. These transaction fees were capitalized in accordance with the purchase method of accounting.

15. DISCONTINUED OPERATIONS

    On December 20, 2000, the Company committed itself to a formal plan to dispose of its wholly-owned subsidiary, HospitalHub, through a sale or liquidation of the business segment. Pursuant to APB Opinion No. 30, REPORTING THE RESULTS OF OPERATIONS-REPORTING THE EFFECTS OF DISPOSAL OF A SEGMENT OF A BUSINESS, AND EXTRAORDINARY, UNUSUAL AND INFREQUENTLY OCCURRING EVENTS AND TRANSACTIONS, the consolidated financial statements of the Company have been reclassified to reflect the discontinuance of HospitalHub. Accordingly, the revenue, costs and expenses, assets and liabilities of HospitalHub have been segregated and reported as discontinued operations in the accompanying consolidated balance sheets and statements of operations. The divestiture was completed in the second quarter of 2001.

16. SEGMENT INFORMATION

    The Company has two reportable operating segments: healthcare staffing and other human capital management services. The healthcare staffing operating segment includes travel staffing, clinical research and trials staffing and per diem staffing and it reflects management's approach to operating the business. This segment provides temporary staffing services of healthcare professionals primarily to hospitals, laboratories, and pharmaceutical and biotechnology companies. The other human capital management services segment includes the combined results of our education and training, healthcare consulting services, physician search and resource management services.

    The Company's management evaluates performance of each segment primarily based on revenues and contribution income (which is defined as earnings before interest, taxes, depreciation, amortization and corporate expenses not specifically identified to a reported segment (EBITDA)). The Company's management does not evaluate, manage or measure performance of segments using asset information, accordingly, asset information by segment is not prepared or disclosed. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (see note 1). The information in the following table is derived directly from the segments' internal financial reporting used for corporate management purposes. Certain corporate expenses are not allocated to and/or among the operating segments.

                              CROSS COUNTRY, INC.

                           DECEMBER 31, 1999 AND 2000
              (INFORMATION PERTAINING TO JUNE 30, 2001 AND TO THE
          SIX MONTH PERIODS ENDED JUNE 30, 2001 AND 2000 IS UNAUDITED)

16. SEGMENT INFORMATION (CONTINUED)
    Information on operating segments and a reconciliation to income before income taxes, discontinued operation for the periods indicated are as follows:

                                                                                 SIX MONTHS ENDED
                                    PERIOD FROM JULY 30,     YEAR ENDED              JUNE 30,
                                    1999 TO DECEMBER 31,    DECEMBER 31,    ---------------------------
                                            1999                2000            2000           2001
                                    ---------------------   -------------   ------------   ------------
Revenue from unaffiliated
customers:
  Healthcare staffing.............       $85,594,847        $350,856,054    $169,670,149   $205,752,322
  Other human capital management
    services......................         2,132,372          16,833,848       7,979,770     16,954,163
                                         -----------        ------------    ------------   ------------
                                         $87,727,219        $367,689,902    $177,649,919   $222,706,485
                                         ===========        ============    ============   ============

Contribution (expense) income:
  Healthcare staffing.............       $15,517,594        $ 61,894,291    $ 29,793,624   $ 29,576,322
  Other human capital management
    services......................           (94,852)          4,290,020       2,174,327      3,994,590
Unallocated corporate overhead....         5,500,107          21,049,192      10,881,851     10,336,033
                                         -----------        ------------    ------------   ------------
EBITDA............................       $ 9,922,635        $ 45,135,119    $ 21,086,100   $ 23,234,879
                                         ===========        ============    ============   ============

Interest expense, net.............       $ 4,821,302        $ 15,435,236    $  7,737,900   $  8,531,663
Depreciation and amortization.....         4,576,167          15,024,781       7,927,286      8,658,599
Nonrecurring indirect transaction
costs.............................                             1,289,217         432,600
Other expenses....................
                                         -----------        ------------    ------------   ------------
Income before income taxes and
discontinued operations...........       $   525,166        $ 13,385,885    $  4,988,314   $  6,044,617
                                         ===========        ============    ============   ============

    Contribution income is computed by the Company as operating income, less unallocated corporate overhead. Contribution income is not a measure of financial performance under generally accepted accounting principles and is only used by management when assessing segment performance.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Partners of
Cross Country Staffing (a Partnership):

    In our opinion, the accompanying balance sheets and the related statements of income and partners' capital and of cash flows present fairly, in all material respects, the financial position of Cross Country Staffing (a Partnership) at July 29, 1999 and December 31, 1998, and the results of its operations and its cash flows for the periods then ended in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    As discussed in Note 1 to the financial statments, Cross Country Staffing's assets were sold on July 29, 1999. The amounts included in the financial statements pursuant to the Management Incentive Compensation Plan give no effect to the additional amount payable as determined by the change in control transaction as further discussed in Note 5 to the financial statements.

                                              /s/ PricewaterhouseCoopers LLP
                                              Fort Lauderdale, Florida
November 5, 1999, except for Note 8 as to which the date is December 16, 1999

                             CROSS COUNTRY STAFFING

                                 BALANCE SHEETS

                                                               JULY 29,      DECEMBER 31,
                                                                 1999            1998
                                                              -----------   --------------
                                          ASSETS
Current assets:
    Cash....................................................  $        --    $       110
    Accounts receivable, less allowance for doubtful
      accounts (1999-$1,158,039; 1998-$1,327,983)...........   31,494,858     28,794,335
    Other current assets....................................    3,255,994      2,886,333
                                                              -----------    -----------
      Total current assets..................................   34,750,852     31,680,778
Fixed assets, net of accumulated depreciation
  (1999-$842,971; 1998-$630,848)............................    1,208,713      1,219,319
Goodwill, net of accumulated amortization (1999-$7,261,467;
  1998-$6,809,880)..........................................    8,365,716      8,817,303
Other assets................................................      138,852        183,817
                                                              -----------    -----------
Total assets................................................  $44,464,133    $41,901,217
                                                              ===========    ===========

                            LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
    Short-term debt.........................................  $ 7,874,004    $ 3,533,039
    Accounts payable........................................    2,329,396      3,446,433
    Accrued employee compensation and benefits..............    7,256,162      5,515,526
    Accrued distribution payable............................           --      5,645,354
    Accrued interest payable................................       19,443         23,926
    Accrued management incentive compensation...............    6,940,000             --
    Other current liabilities...............................      579,473        645,612
                                                              -----------    -----------
      Total current liabilities.............................   24,998,478     18,809,890

Debt........................................................           --      4,800,000
Accrued management incentive compensation plan..............           --      4,840,000
                                                              -----------    -----------
Total liabilities...........................................   24,998,478     28,449,890

Commitments and contingencies (Note 7)

Partners' capital...........................................   19,465,655     13,451,327
                                                              -----------    -----------
Total liabilities and partners' capital.....................  $44,464,133    $41,901,217
                                                              ===========    ===========

   The accompaying notes are an integral part of these financial statements.

                             CROSS COUNTRY STAFFING

                   STATEMENTS OF INCOME AND PARTNERS' CAPITAL

                                                           PERIOD ENDED       PERIOD ENDED
                                                             JULY 29,         DECEMBER 31,
                                                               1999               1998
                                                         ----------------   -----------------
Revenue................................................    $106,046,826       $158,591,804
                                                           ------------       ------------
Operating expenses:
  Compensation and benefits............................      80,186,753        121,950,872
  Selling, general and administrative expenses.........      10,587,604         16,377,419
  Management incentive compensation plan...............       2,100,000          2,693,001
  Bad debt expense.....................................         156,772            721,510
  Depreciation.........................................         212,123            264,026
  Amortization.........................................         496,551            859,159
                                                           ------------       ------------
      Total operating expenses.........................      93,739,803        142,865,987
                                                           ------------       ------------

Operating income.......................................      12,307,023         15,725,817

Other income (expense):
  Interest income......................................          62,026             48,423
  Interest expense.....................................        (292,642)          (897,606)
  Other................................................        (189,858)          (183,435)
                                                           ------------       ------------
Net income.............................................      11,886,549         14,693,199

Partners' capital at beginning of year.................      13,451,327          7,122,155
Distributions to partners..............................      (5,872,221)        (8,364,027)
                                                           ------------       ------------
Partners' capital at end of period.....................    $ 19,465,655       $ 13,451,327
                                                           ============       ============
Pro Forma net income data
  Net income as reported...............................    $ 11,886,549       $ 14,693,199
  Pro Forma adjustment for income taxes................      (5,824,409)        (7,199,668)
                                                           ------------       ------------
  Pro Forma net income.................................    $  6,062,140       $  7,493,531
                                                           ============       ============

   The accompanying notes are an integral part of these financial statements.

                             CROSS COUNTRY STAFFING

                            STATEMENTS OF CASH FLOWS

                                                              JULY 29, 1999   DECEMBER 31, 1998
                                                              -------------   -----------------
Cash flows from operating activities:
  Net income................................................  $ 11,886,549      $ 14,693,199
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................       708,674         1,123,185
    Provision for management incentive compensation plan....     2,100,000         2,693,001
  Changes in operating assets and liabilities:
    Increase in net accounts receivable.....................    (2,700,523)       (5,690,790)
    Increase in other current assets........................      (369,661)         (507,668)
    Decrease in other assets................................            --           230,000
    (Decrease) increase in accounts payable.................    (1,117,037)        1,202,369
    Increase in accrued employee compensation and
      benefits..............................................     1,740,636           792,962
    Decrease in accrued interest payable....................        (4,483)          (57,534)
    Decrease in other current liabilities...................       (66,139)          (44,409)
                                                              ------------      ------------

      Net cash provided by operating activities.............    12,178,016        14,434,315
                                                              ------------      ------------
Cash flows from investing activities:
      Net purchases of equipment............................      (201,516)         (976,672)
                                                              ------------      ------------

      Net cash used in investing activities.................      (201,516)         (976,672)
                                                              ------------      ------------
Cash flows from financing activities:
      Net repayment of debt.................................      (459,035)      (10,366,961)

      Distributions to partners.............................   (11,517,575)       (3,091,365)
                                                              ------------      ------------

      Net cash used in financing activities.................   (11,976,610)      (13,458,326)
                                                              ------------      ------------

      Net decrease in cash..................................          (110)             (683)
Cash at beginning of year...................................           110               793
                                                              ------------      ------------

Cash at end of year.........................................  $         --      $        110
                                                              ============      ============

Supplemental disclosure of cash flow information:
  Amounts paid during the period for interest...............  $    293,857      $    955,140
                                                              ============      ============

   The accompanying notes are an integral part of these financial statements.

                     CROSS COUNTRY STAFFING (A PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS

           FOR THE PERIODS ENDED JULY 29, 1999 AND DECEMBER 31, 1998

1. ORGANIZATION AND BASIS OF PRESENTATION

    On July 1, 1996, Cross Country Staffing (CCS or the Partnership), a Delaware general partnership, was established through a Joint Venture Agreement (Agreement) between CCHP, Inc. (CCHP) and MRA Staffing Systems, Inc. (MRA), with ownership percentages of 64% and 36%, respectively. CCHP is a 94% owned subsidiary of W. R. Grace & Co.-Conn., a Connecticut corporation (Grace). Prior to the transaction on July 28, 1999 described below, MRA was a wholly owned subsidiary of Nestor Healthcare Group plc (Nestor), a public company registered in the U.K.

    CCHP and MRA (the Partners) were each engaged in the business of providing nurses and other allied health personnel primarily on a contract basis. The Partnership recorded the assets and assumed the liabilities, as defined in the Agreement, of its Partners. Assets and liabilities contributed by the Partners to the joint venture were recorded at predecessor basis. In addition to the recorded assets and liabilities, the Partners contributed the value of their businesses, which included certain unrecorded intangible assets primarily related to proprietary databases and contracts.

    On July 28, 1999, Grace purchased Nestor's ownership interest in MRA. On July 29, 1999, the assets of CCS were sold (the "Sale") to Cross Country Staffing, Inc. (the "Buyer"), an unrelated entity and affiliate of Charterhouse Group International, Inc. The amounts included in these Financial Statements give no effect to the Sale, including the repayment of outstanding bank debt and liquidation of the Management Incentive Compensation Plan liability. See Notes 4 and 5 for further detail.

    CCS is engaged in the business of providing staffing and placement of healthcare and other professionals throughout the United States and its territories.

2. ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

FIXED ASSETS

    Fixed assets include office furniture, business machines and leasehold improvements which are stated at cost, less accumulated depreciation. Depreciation is determined on a straight-line basis over the estimated useful lives of the assets of five years.

RESERVES FOR CLAIMS

    Workers' compensation and health care benefits are provided under partially self-insured plans. CCS records its estimate of the ultimate cost of, and reserves for, workers' compensation and health care benefits based on actuarial computations using its loss history as well as industry statistics. Furthermore, in determining its reserves, CCS includes reserves for estimated claims incurred but not reported.

                     CROSS COUNTRY STAFFING (A PARTNERSHIP)

           FOR THE PERIODS ENDED JULY 29, 1999 AND DECEMBER 31, 1998

2. ACCOUNTING POLICIES (CONTINUED)
    The ultimate cost of workers' compensation and health care benefits will depend on actual costs incurred in settling the claims and may differ from the amounts reserved by CCS for those claims. Accruals for workers' compensation claims and health care benefits are included in accrued employee compensation and benefits in the Balance Sheet.

GOODWILL

    Goodwill contributed by one of the Partners at inception is amortized using the straight-line method over its estimated useful life of 14 years (approximately 11 years remaining at July 29, 1999). CCS assesses the recoverability of goodwill whenever adverse events or changes in circumstance or business climate indicate that expected future undiscounted cash flows are not sufficient to support the carrying value. At July 29, 1999 and December 31, 1998 the Partnership believes that no impairment of goodwill exists.

DEFERRED DEBT ISSUE COSTS

    Deferred costs related to the issuance of debt are amortized on a straight-line basis over the five year term of the debt. At July 29, 1999 and December 31, 1998 costs of $389,000 less accumulated amortization of $250,148 and $205,183, respectively, are recorded as other assets in the Balance Sheet.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    At July 29, 1999 and December 31, 1998 the recorded value of cash, trade receivables and debt approximated their fair value, based on the maturities of these instruments and the terms of the individual debt agreements.

REVENUE RECOGNITION

    Revenue is recognized when the service is performed. Accordingly, accounts receivable includes an accrual for employees' time worked but not yet invoiced. At July 29, 1999 and December 31, 1998 the amounts accrued are $7,176,798 and $4,835,971.

CONCENTRATIONS OF CREDIT RISK

    CCS's clients are principally health care providers and accounts receivable represent amounts due from these providers. CCS performs ongoing credit evaluations of its clients' financial condition and does not require collateral. Overall, based on the large number of clients in differing geographic areas throughout the United States and its territories, CCS believes the concentration of credit risk is limited.

INCOME TAXES

    CCS is not subject to federal taxation at the Partnership level as income is taxed directly to the Partners. Accordingly, a provision for income taxes has not been included in the financial statements.

    The General Partnership Agreement (Partnership Agreement) provides for quarterly distributions to the Partners based on the Partnership's estimated taxable income for the year. Generally, it has been the practice of the Partnership to make such distributions based on actual tax liabilities of the

                     CROSS COUNTRY STAFFING (A PARTNERSHIP)

           FOR THE PERIODS ENDED JULY 29, 1999 AND DECEMBER 31, 1998

2. ACCOUNTING POLICIES (CONTINUED)
individual Partners. Currently, distributions are made at the request of the Partners up to the quarterly distribution amount provided for in the Partnership Agreement. A distribution payable was recorded to equalize the distributions based on the respective Partners' ownership percentages.

RECLASSIFICATIONS

    Certain amounts in prior year financial statements and related notes have been reclassified to conform to current year's presentation.

3. OTHER BALANCE SHEET ITEMS

    At July 29 and December 31, other current assets are composed of the following:

                                                       JULY 29,    DECEMBER 31,
                                                         1999          1998
                                                      ----------   ------------
Prepaid rent on employees' apartments...............  $1,907,276    $1,538,636
Deposits on employees' apartments, net of allowance
  (1999-$299,246; 1998-$236,756)....................   1,025,308       866,354
Other...............................................     323,410       481,343
                                                      ----------    ----------
                                                      $3,255,994    $2,886,333
                                                      ==========    ==========

    CCS leases a number of apartments for its employees under short-term agreements (typically three to six months) which generally coincide with each employee's staffing contract. As a condition of those agreements, CCS places security deposits on the leased apartments. Prepaid rent and deposits relate to these short-term agreements.

    At July 29 and December 31, accrued employee compensation and benefits is composed of the following:

                                                       JULY 29,    DECEMBER 31,
                                                         1999          1998
                                                      ----------   ------------
Salaries............................................  $2,984,990    $1,947,117
Bonus...............................................   2,152,918     2,070,759
Accrual for workers' compensation claims............   1,596,170     1,148,849
Accrual for health care benefits....................     345,500       206,033
Accrual for vacation................................     176,584       142,768
                                                      ----------    ----------
                                                      $7,256,162    $5,515,526
                                                      ==========    ==========

                     CROSS COUNTRY STAFFING (A PARTNERSHIP)

           FOR THE PERIODS ENDED JULY 29, 1999 AND DECEMBER 31, 1998

4. DEBT

    On July 30, 1999, CCS repaid all of its long-term debt, which consists of the Term Note and Revolving Loan Facility. Accordingly, they have been classified as short-term at July 29, 1999. At July 29 and December 31, short-term debt is composed of the following:

                                                       JULY 29,    DECEMBER 31,
                                                         1999          1998
                                                      ----------   ------------
Current maturities of long-term debt................  $7,850,000    $3,500,000
Note payable........................................      24,004        33,039
                                                      ----------    ----------
                                                      $7,874,004    $3,533,039
                                                      ==========    ==========

    At July 29 and December 31, long-term debt is composed of the following:

                                                      JULY 29,     DECEMBER 31,
                                                        1999           1998
                                                     -----------   ------------
Term Loan, interest at the Eurodollar rate plus
  0.325%, or the greater of the prime or Federal
  Funds effective rate plus 0.5% (5.535% and
  5.955%, at July 29, 1999 and December 31, 1998,
  respectively)....................................  $ 3,800,000   $ 3,500,000

Revolving Loan Facility, interest at the Eurodollar
  rate plus 0.325%, or the greater of the prime or
  Federal Funds effective rate plus 0.5% (8.0% and
  5.955%, at July 29, 1999 and December 31,1998,
  respectively)....................................    4,050,000     4,800,000
                                                     -----------   -----------

                                                       7,850,000     8,300,000

                                                      (7,850,000)   (3,500,000)
                                                     -----------   -----------

                                                     $        --   $ 4,800,000
                                                     ===========   ===========

    Grace acts as guarantor of the Term Note and Revolving Loan Facility and, as such, is paid a monthly fee based on the average outstanding balance. For the periods ended July 29, 1999 and December 31, 1998 this fee was 0.025% per month. For the periods ended July 29, 1999 and December 31, 1998 total fees in relation to this guarantee were $13,398 and $47,663, respectively. Of these total fees, which are recorded as interest expense, $9,229 and $18,243 were recorded as accrued interest payable at July 29, 1999 and December 31, 1998, respectively.

5. MANAGEMENT INCENTIVE COMPENSATION PLAN

    The CCS Management Incentive Compensation Plan (the Plan) is a performance-based compensation plan for key personnel of the Partnership. The Plan authorizes the award of percentage interests in an incentive pool based on the achievement of certain performance objectives. The percentage interests vest over a period of either three or five years or, in the case of a Liquidity Event as defined in the Plan, vesting occurs immediately.

                     CROSS COUNTRY STAFFING (A PARTNERSHIP)

           FOR THE PERIODS ENDED JULY 29, 1999 AND DECEMBER 31, 1998

5. MANAGEMENT INCENTIVE COMPENSATION PLAN (CONTINUED)
    The Plan also authorized an immediate percentage award to certain key executives based on Partnership equity value at inception, as defined by the Plan. Incremental increases in the amount of this award may occur based on increases in the value of the Partnership equity. The amount charged to income for the award and the incremental increase in equity value was $319,000 and $409,000 for the periods ended July 29, 1999 and December 31, 1998, respectively.

    In accordance with the terms of the Plan, cash payments are made at the earlier of occurrence of a Liquidity Event or July 1, 2001. The occurrence of a Liquidity Event also provides for a revised award computation. The Sale of CCS assets on July 29, 1999 constituted a Liquidity Event and as such, a liquidation cash payment was triggered. Grace used a portion of the Sale proceeds for such liquidation payment totaling approximately $20,200,000.

6. PARTNERS' CAPITAL (DEFICIT)

    Partners' capital accounts are as follows:

                                                           CCHP           MRA           TOTAL
                                                       ------------   ------------   -----------
December 31, 1997....................................  $(12,234,662)  $ 19,356,817   $ 7,122,155
1998 distributions paid and payable..................    (5,352,977)    (3,011,050)   (8,364,027)
1998 net income......................................     9,403,647      5,289,552    14,693,199
                                                       ------------   ------------   -----------
December 31, 1998....................................    (8,183,992)    21,635,319    13,451,327
1999 distributions...................................    (3,757,272)    (2,114,949)   (5,872,221)
1999 net income......................................     7,607,391      4,279,158    11,886,549
                                                       ------------   ------------   -----------
July 29, 1999........................................  $ (4,333,873)  $ 23,799,528   $19,465,655
                                                       ============   ============   ===========

    At December 31, 1998, accrued distributions payable of $5,645,354 relate to CCHP.

7. COMMITMENTS AND CONTINGENCIES

    CCS is involved in a dispute with the Internal Revenue Service (IRS) with respect to the IRS Examination of the 1993-1995 treatment of per diem plan allowances for meals and incidental expenses paid to CCHP health care personnel who were performing temporary services while away from home. Under the terms of the Sale, Grace has assumed ongoing responsibility for any settlement or related litigation liability.

    In connection with the Partnership's partially self-insured workers' compensation plan, the Partnership has outstanding at July 29, 1999 a $943,594 standby letter of credit in order to guarantee the payment of workers' compensation claims to the Partnership's insurance carrier.

    CCS entered into an agreement to lease office space for the next 10 years beginning in February 1998. In accordance with the Sale, CCS assigned the office lease agreement to the Buyer.

    Rent expense related to office facilities for the periods ended July 29, 1999 and December 31, 1998 was approximately $250,000 and $269,000, respectively.

                     CROSS COUNTRY STAFFING (A PARTNERSHIP)

           FOR THE PERIODS ENDED JULY 29, 1999 AND DECEMBER 31, 1998

7. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    CCS is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the outcome of these matters will not have a significant effect on the Partnership's financial position or results of operations.

8. SUBSEQUENT EVENTS

    As referred to in Note 1, the assets of CCS were sold to Cross Country Staffing, Inc. on July 29, 1999.

    On November 12, 1999 Cross Country Staffing, Inc. and TravCorps Corporation announced their intention to merge operations. The combined company will be owned by an affiliate of Charterhouse Group International, Inc., certain investment funds managed by Morgan Stanley Private Equity and management. The transaction was consummated on December 16, 1999.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of TravCorps Corporation and Subsidiary:

We have audited the accompanying consolidated balance sheet of TravCorps Corporation and subsidiary (the "Company") as of December 15, 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for the period from December 27, 1998 to December 15, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements for the year ended
December 26, 1998 were audited by other auditors whose report, dated March 12, 1999, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TravCorps Corporation and subsidiary as of December 15, 1999, and the results of their operations and their cash flows for the period from December 27, 1998 to December 15, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

Boston, Massachusetts
March 10, 2000

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of TravCorps Corporation and Subsidiary:

We have audited the accompanying consolidated balance sheet of TravCorps Corporation and Subsidiary as of December 26, 1998, and the related consolidated statement of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the companies as of December 26, 1998, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
March 12, 1999

                      TRAVCORPS CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                    DECEMBER 15, 1999 AND DECEMBER 26, 1998

                                     ASSETS

                                                                 1999          1998
                                                              -----------   -----------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 3,594,666   $ 1,852,578
  Accounts receivable, less allowance for doubtful accounts
    of $657,000 and $397,000 in 1999 and 1998,
    respectively............................................   17,386,009    15,309,000
  Prepaid rent..............................................      488,008       862,968
  Prepaid expenses and other................................      215,396       784,979
  Deferred income taxes.....................................    1,355,300       579,600
                                                              -----------   -----------
      Total current assets..................................   23,039,379    19,389,125
                                                              -----------   -----------

PROPERTY AND EQUIPMENT:
  Computer and software equipment...........................    6,331,352     4,777,795
  Office equipment..........................................      239,719       225,244
  Furniture and fixtures....................................      373,762       371,457
  Leasehold improvements....................................      340,142       131,166
                                                              -----------   -----------
      Total property and equipment..........................    7,284,975     5,505,662

  Less accumulated depreciation and amortization............   (2,801,089)   (1,628,152)
                                                              -----------   -----------
      Property and equipment--net...........................    4,483,886     3,877,510
                                                              -----------   -----------

DEPOSITS....................................................      470,665       627,043
                                                              -----------   -----------

DEFERRED FINANCING COSTS--NET...............................    3,327,326        19,556
GOODWILL--NET...............................................   11,181,605    11,732,578

TOTAL.......................................................  $42,502,861   $35,645,812
                                                              ===========   ===========

                See notes to consolidated financial statements.

                      TRAVCORPS CORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                    DECEMBER 15, 1999 AND DECEMBER 26, 1998

                 LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

                                                                 1999          1998
                                                              -----------   -----------
CURRENT LIABILITIES:
  Accounts payable..........................................  $ 2,826,601   $ 2,956,273
  Accrued expenses..........................................    2,127,221     2,660,644
  Accrued payroll and withholdings..........................    1,933,697     2,262,534
  Accrued incentive compensation............................    2,670,960     2,321,544
  Current maturities of long-term obligations...............       36,273       163,742
                                                              -----------   -----------
      Total current liabilities.............................    9,594,752    10,364,737
                                                              -----------   -----------

DEFERRED INCOME TAXES.......................................    1,235,538       929,800
                                                              -----------   -----------

LONG-TERM OBLIGATIONS.......................................   45,000,000    12,675,649
                                                              -----------   -----------

STOCKHOLDERS' (DEFICIT) EQUITY:
  Convertible preferred stock, $.01 par value per
    share--1,020,000 shares authorized, issued and
    outstanding (liquidation preference $0 and $3,804,750 in
    1999 and 1998, respectively)............................           --     2,869,229
  Common stock, $.01 par value per share--1,774,385 shares
    authorized; 2,984,171 shares and 614,011 shares issued
    in 1999 and 1998, respectively; 2,984,171 shares and
    476,291 shares outstanding in 1999 and 1998,
    respectively............................................       29,842         6,139
  Treasury stock............................................  (73,576,703)       (1,377)
  Additional paid-in capital................................   54,110,662       667,183
  Retained earnings.........................................    6,108,770     8,134,452
                                                              -----------   -----------
      Total stockholders' (deficit) equity..................  (13,327,429)   11,675,626
                                                              -----------   -----------

TOTAL.......................................................  $42,502,861   $35,645,812
                                                              ===========   ===========

                See notes to consolidated financial statements.

                      TRAVCORPS CORPORATION AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

               PERIOD FROM DECEMBER 27, 1998 TO DECEMBER 15, 1999
                      AND THE YEAR ENDED DECEMBER 26, 1998

                                                                  1999          1998
                                                              ------------   -----------
REVENUES....................................................  $112,795,230   $99,604,430
                                                              ------------   -----------
DIRECT COSTS AND EXPENSES:
  Professional salaries and wages...........................    58,137,810    50,660,556
  Other professional expenses...............................    15,972,698    17,475,730
                                                              ------------   -----------
    Total direct costs and expenses.........................    74,110,508    68,136,286
                                                              ------------   -----------
GROSS PROFIT................................................    38,684,722    31,468,144
                                                              ------------   -----------
OPERATING EXPENSES:
  Selling, general and administrative expenses (includes
    nonrecurring transaction costs of $4,556,904 in 1999)...    35,431,054    21,282,325
  Depreciation and amortization.............................     1,886,017     1,225,676
                                                              ------------   -----------
    Total operating expenses................................    37,317,071    22,508,001
                                                              ------------   -----------
INCOME FROM OPERATIONS......................................     1,367,651     8,960,143
INTEREST EXPENSE............................................     2,790,948       880,992
                                                              ------------   -----------
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES.............    (1,423,297)    8,079,151
PROVISION FOR INCOME TAXES..................................       580,134     3,349,400
                                                              ------------   -----------
NET (LOSS) INCOME...........................................  $ (2,003,431)  $ 4,729,751
                                                              ============   ===========

                See notes to consolidated financial statements.

                      TRAVCORPS CORPORATION AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
               PERIOD FROM DECEMBER 27, 1998 TO DECEMBER 15, 1999
                      AND THE YEAR ENDED DECEMBER 26, 1998

                                               CONVERTIBLE
                                             PREFERRED STOCK            COMMON STOCK                       ADDITIONAL
                                         -----------------------   ----------------------     TREASURY       PAID-IN      RETAINED
                                           SHARES       AMOUNT      SHARES       AMOUNT        STOCK         CAPITAL      EARNINGS
                                         ----------   ----------   ---------   ----------   ------------   -----------   ----------
BALANCE, DECEMBER 27, 1997.............   1,020,000   $2,779,979     527,674   $    5,276   $     (1,377)  $       181   $3,493,951

  Stock options exercised..............          --           --      16,337          163             --         2,702           --
  Accretion of preferred stock
    dividends..........................          --       89,250          --           --             --            --      (89,250)
  Purchase of treasury stock...........          --           --          --           --       (190,000)           --           --
  Issuance of stock in connection with
    acquisition........................          --           --      70,000          700        190,000       664,300           --
  Net income...........................          --           --          --           --             --            --    4,729,751
                                         ----------   ----------   ---------   ----------   ------------   -----------   ----------

BALANCE, DECEMBER 26, 1998.............   1,020,000    2,869,229     614,011        6,139         (1,377)      667,183    8,134,452

  Stock options exercised..............          --           --     305,470        3,056             --     2,023,590           --
  Accretion of preferred stock
    dividends..........................          --       22,251          --           --             --            --      (22,251)
  Conversion of preferred stock........  (1,020,000)  (2,550,000)  1,020,000       10,200             --     2,539,800           --
  Distribution of preferred stock
    dividends..........................          --     (341,480)         --           --             --    (2,550,000)          --
  Purchase of treasury stock...........          --           --          --           --    (73,575,326)           --           --
  Issuance of common stock.............          --           --   1,044,690       10,447             --    51,430,089           --
  Net income (loss)....................          --           --          --           --             --            --   (2,003,431)
                                         ----------   ----------   ---------   ----------   ------------   -----------   ----------
BALANCE, DECEMBER 15, 1999.............          --   $       --   2,984,171   $   29,842   $(73,576,703)  $54,110,662   $6,108,770
                                         ==========   ==========   =========   ==========   ============   ===========   ==========


                                            TOTAL
                                         ------------
BALANCE, DECEMBER 27, 1997.............  $  6,278,010
  Stock options exercised..............         2,865
  Accretion of preferred stock
    dividends..........................            --
  Purchase of treasury stock...........      (190,000)
  Issuance of stock in connection with
    acquisition........................       855,000
  Net income...........................     4,729,751
                                         ------------
BALANCE, DECEMBER 26, 1998.............    11,675,626
  Stock options exercised..............     2,026,646
  Accretion of preferred stock
    dividends..........................            --
  Conversion of preferred stock........            --
  Distribution of preferred stock
    dividends..........................    (2,891,480)
  Purchase of treasury stock...........   (73,575,326)
  Issuance of common stock.............    51,440,536
  Net income (loss)....................    (2,003,431)
                                         ------------
BALANCE, DECEMBER 15, 1999.............  $(13,327,429)
                                         ============

                See notes to consolidated financial statements.

                      TRAVCORPS CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               PERIOD FROM DECEMBER 27, 1998 TO DECEMBER 15, 1999
                      AND THE YEAR ENDED DECEMBER 26, 1998

                                                                  1999           1998
                                                              ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income.........................................  $ (2,003,431)  $  4,729,751
  Adjustments to reconcile net (loss) income to cash (used
    in) provided by operating activities:
    Depreciation............................................     1,108,346        781,569
    Amortization............................................       739,073        444,107
    Increase (decrease) in cash from changes in:
      Accounts receivable...................................    (2,077,009)    (1,814,191)
      Income tax receivable.................................    (1,817,733)            --
      Prepaid rent..........................................       374,959        (48,326)
      Prepaid expenses and other............................       569,582        (77,956)
      Other assets..........................................            --         (2,202)
      Deferred income taxes.................................      (469,962)       424,300
      Accounts payable and accrued expenses.................      (653,337)     1,534,809
      Accrued payroll withholdings and incentive
        compensation........................................        20,578      1,051,983
                                                              ------------   ------------
        Cash provided by (used in) operating activities.....    (4,208,934)     7,023,844
                                                              ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of Cejka, net of cash acquired................            --    (11,970,454)
  Purchase of property and equipment........................    (1,779,340)    (1,888,705)
  Increase in deposits......................................       156,378       (133,495)
                                                              ------------   ------------
        Cash used in investing activities...................    (1,622,962)   (13,992,654)
                                                              ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock....................    53,136,887          2,865
  Redemption of preferred stock.............................    (2,569,927)            --
  Repurchase of common stock................................   (73,576,312)      (190,000)
  Net borrowings under revolving credit agreement...........    32,335,500      8,184,500
  Deferred financing charges................................    (1,613,546)            --
  Principal payments on capital leases......................            --       (227,445)
  Principal payments on other long-term obligations.........      (138,618)       (17,936)
                                                              ------------   ------------
        Cash provided by financing activities...............     7,573,984      7,751,984
                                                              ------------   ------------
INCREASE IN CASH AND CASH EQUIVALENTS.......................     1,742,088        783,174
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................     1,852,578      1,069,404
                                                              ------------   ------------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $  3,594,666   $  1,852,578
                                                              ============   ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION--
  Cash paid during the year for:
    Interest................................................  $  2,857,017   $  1,028,270
                                                              ============   ============
    Income taxes............................................  $  3,011,490   $  2,271,687
                                                              ============   ============
SUPPLEMENTAL SCHEDULE OF NONCASH TRANSACTIONS -
  Stock issued in connection with the Cejka acquisition.....  $         --   $    855,000
                                                              ============   ============

                See notes to consolidated financial statements.

                      TRAVCORPS CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               PERIOD FROM DECEMBER 27, 1998 TO DECEMBER 15, 1999
                      AND THE YEAR ENDED DECEMBER 26, 1998

1. NATURE OF BUSINESS

    TravCorps Corporation ("TravCorps") and its wholly-owned subsidiary, Cejka & Company ("Cejka") (collectively, the "Company") provide flexible staffing, search, consulting and related outsourced services to health care providers throughout the United States. The Company's fiscal year typically ends on the last Saturday in December.

    On December 16, 1999, the Company merged with Cross Country Staffing, Inc. ("CCS") (see Note 9). These financial statements are presented on a going concern basis and do not reflect any effects on the financial statements resulting from the merger with CCS.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    REVENUE RECOGNITION--The Company recognizes revenue from temporary staffing services as services are rendered based on hours worked by the assigned health care professionals. Retainer fees earned for search and related outsourced services are recognized over the contract term. Placement revenues are recognized upon successful completion of the search assignment. Consulting revenues are recognized as services are rendered.

    Revenues on permanent and temporary placements are recognized when services provided are substantially completed. The Company does not, in the ordinary course of business, make refunds. If a candidate leaves a permanent placement within a short period of time (i.e., one month) it is customary for us to seek a replacement at no additional cost. Allowances are established as considered necessary to estimate significant losses due to placed candidates not remaining employed for the Company's guarantee period. During 2000, 1999 and 1998, such replacements and refunds were not material and, accordingly, related allowances were not recorded.

    PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of TravCorps Corporation and subsidiary. Upon consolidation, all material intercompany accounts and transactions are eliminated.

    CASH AND CASH EQUIVALENTS--The Company considers all investments in highly liquid debt instruments with maturities of less than three months at the date of purchase to be cash and cash equivalents.

    USE OF ESTIMATES--The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates included in the consolidated financial statements include allowances for uncollectible accounts and certain accrued expenses. Actual results could differ from those estimates.

    PROPERTY AND EQUIPMENT--Property and equipment are recorded at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives (three to seven years) of the related assets. This caption also includes capitalized costs associated with the development of internal-use software (see below). Such costs include charges for consulting services and costs for personnel associated with programming, coding and testing such software. These costs are not depreciated until the related software is placed into service.

                      TRAVCORPS CORPORATION AND SUBSIDIARY

               PERIOD FROM DECEMBER 27, 1998 TO DECEMBER 15, 1999
                      AND THE YEAR ENDED DECEMBER 26, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    ACCOUNTING FOR COMPUTER SOFTWARE COSTS--In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP)
No. 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE. SOP No. 98-1 delineated the types of costs that may be capitalized in connection with the development and installation of internal-use software. The Company historically has had accounting policies that are consistent with those specified in SOP No. 98-1. Accordingly, its implementation did not have a material impact on the consolidated financial statements.

    IMPAIRMENT OF LONG-LIVED ASSETS--Long-lived assets to be held and used are reviewed for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets to be disposed of are reported at the lower of the carrying amount or fair value, less cost to sell.

    GOODWILL--The excess of the purchase price of acquired companies over the fair value of net identifiable assets ("goodwill") at the date of acquisition are amortized on a straight-line basis over their estimated lives of twenty or twenty-five years. The Company periodically reviews goodwill to assess recoverability, based upon expectations of nondiscounted cash flows and operating income of the activities, that generated the goodwill balance. Impairments would be recognized in operating results if such expected cash flows were less than the carrying value of the related assets. No such impairments have been recorded through December 15, 1999.

    DEFERRED FINANCING COSTS--Deferred financing costs represent commitment fees and other costs incurred relating to the refinancing of the Company's revolving credit agreement and are being amortized over the life of the agreement.

    INCOME TAXES--Deferred income taxes are provided for differences in bases of the Company's assets and liabilities for book and tax purposes. Deferred income taxes are estimated using currently enacted tax rates.

    CONCENTRATION OF CREDIT RISK--The Company extends credit to its customers on an unsecured basis and requires no collateral. However, credit control policies are in place to control the Company's exposure to potential uncollectible receivables.

    STOCK-BASED COMPENSATION--The Company accounts for stock-based awards to employees using the intrinsic-value method.

    ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS--The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of their short maturity. The carrying amount of the long-term obligations approximates fair value because the interest rate is tied to a quoted variable index.

3. ACQUISITION

    On April 29, 1998, the Company acquired certain assets and assumed certain liabilities of Cejka, a company that provides permanent placement, consulting and related outsourced services for physicians and health care executives. The acquisition has been accounted for as a purchase and, accordingly, the results of Cejka are included in these consolidated financial statements from the date of acquisition.

                      TRAVCORPS CORPORATION AND SUBSIDIARY

               PERIOD FROM DECEMBER 27, 1998 TO DECEMBER 15, 1999
                      AND THE YEAR ENDED DECEMBER 26, 1998

3. ACQUISITION (CONTINUED)
The purchase and related acquisition costs aggregated $12,826,000 and were funded with the borrowing of $11,821,000 under the Company's revolving credit agreement and the issuance of 90,000 shares of Class A common stock valued at $855,000.

    The consideration involved in the acquisition, after giving effect to liabilities assumed, has been allocated to the assets acquired based on their respective fair values as follows:

Assets:
  Cash and cash equivalents.................................  $       300
  Accounts receivable.......................................    1,785,969
  Prepaid rent..............................................       28,229
  Deposits..................................................       11,396
  Property and equipment....................................      379,047
  Goodwill..................................................   11,560,000
                                                              -----------
Assets acquired.............................................   13,764,941
Less assumed liabilities....................................      939,187
                                                              -----------
Total consideration.........................................  $12,825,754
                                                              ===========

4. LONG-TERM OBLIGATIONS

    Long-term obligations at December 15, 1999 and December 26, 1998 consist of the following:

                                                        1999          1998
                                                     -----------   -----------
Revolving Credit Agreement.........................  $45,000,000   $12,664,500
Capital lease obligations..........................       36,273       174,891
                                                     -----------   -----------
Total..............................................   45,036,273    12,839,391
Less current portion...............................       36,273       163,742
                                                     -----------   -----------
Total long-term obligations........................  $45,000,000   $12,675,649
                                                     ===========   ===========

    CREDIT AGREEMENT--At December 15, 1999, the Company has a revolving credit agreement with Chase Bank (the "Revolving Credit Agreement"), which provides for a term loan of $45 million, revolving loans of up to $10,000,000 and swingline loans up to $1,000,000, including letters of credit of up to $2,500,000, maturing May 14, 2005. Revolving loans under the Revolving Credit Agreement can be ABR loans or Eurodollar loans. Swingline loans must be ABR loans. Eurodollar rate loans must have a minimum principal balance of $1,000,000 and must be in integral multiples of $250,000. ABR Revolving loans must have a minimum principal balance of $250,000 and must be in integral multiples of $50,000. Swingline loans must have a minimum principal balance of $250,000 and must be in integral multiples of $50,000. Amounts outstanding under the term loan at December 15, 1999 totaled $45 million and are scheduled to be repaid with interest at 9.40% in quarterly installments of $250,000 from December 25, 1999 through March 2004 and $10,125,000 through May 2005. There were no Revolving or Swingline loans outstanding at December 15, 1999.

                      TRAVCORPS CORPORATION AND SUBSIDIARY

               PERIOD FROM DECEMBER 27, 1998 TO DECEMBER 15, 1999
                      AND THE YEAR ENDED DECEMBER 26, 1998

4. LONG-TERM OBLIGATIONS (CONTINUED)
    ABR loans carry interest at the greatest of a) the Prime Rate, b) the Base CD Rate plus 1%, or c) the Federal Funds Effective Rate plus 1/2of 1%. Eurodollar loans carry interest at the LIBOR Rate for the interest period multiplied by b) the Statutory Reserve Rate. The interest on any ABR or Eurodollar loan is payable quarterly. The interest on any Swingline loan is payable on the principal due date.

    Letters of credit amounting to $404,099 and $399,508 at December 15, 1999 and December 26, 1998, respectively, had been issued pursuant to the Company's workers' compensation insurance program.

    The Agreement contains, among other things, restrictions on further indebtedness, asset sales, capital expenditures, payment of dividends, changes in the capital structure and changes in the ownership of the Company. The Agreement also has covenants which require the Company to maintain a minimum level of tangible net worth, achieve minimum levels of earnings before interest, taxes, depreciation and amortization, and achieve certain financial ratios, all as defined in the Agreement.

    At December 26, 1998, the Company had a revolving credit agreement with Fleet Bank NA that carried terms similar to the Chase Bank agreement. The Fleet agreement did not include a term loan. The Fleet Bank agreement was terminated and replaced with the Chase Bank agreement in connection with the leveraged recapitalization discussed in Note 7.

    CAPITAL LEASE OBLIGATIONS--The Company leases equipment under capital leases. The leases bear interest at rates ranging from 8.0% to 9.0% and expire in 2000. The Company intends to exercise its options to purchase the equipment.

5. COMMITMENTS AND CONTINGENCIES

    OPERATING ACTIVITIES--The Company has entered into various operating leases for temporary housing of its professional medical personnel, with terms of up to twelve months. The Company also leases office space for its corporate activities. Future lease payments for office space pursuant to the leases total $736,088, $440,050, $449,188, $441,166 and $0 for the years ending
December 2000, 2001, 2002, 2003 and 2004, respectively. Total lease expense was approximately $12,132,185 and $10,024,495 for the period December 27, 1998 to December 15, 1999 and the year ended December 26, 1998, respectively.

                      TRAVCORPS CORPORATION AND SUBSIDIARY

               PERIOD FROM DECEMBER 27, 1998 TO DECEMBER 15, 1999
                      AND THE YEAR ENDED DECEMBER 26, 1998

6. INCOME TAXES

    The components of the provision for income taxes for the for the period December 26, 1998 to December 15, 1999 and the year ended December 26, 1998 are as follows:

                                                          1999         1998
                                                       ----------   ----------
Current:
  Federal............................................  $  831,600   $2,141,800
  State..............................................     189,200      783,300
                                                       ----------   ----------
                                                        1,020,800    2,925,100
                                                       ----------   ----------

Deferred:
  Federal............................................    (363,000)     310,700
  State..............................................     (77,700)     113,600
                                                       ----------   ----------
                                                         (440,700)     424,300
                                                       ----------   ----------
Total................................................  $  580,100   $3,349,400
                                                       ==========   ==========

    The components of the deferred tax assets and liabilities at December 15, 1999 and December 26, 1998 are as follows:

                                                          1999         1998
                                                       ----------   ----------
Deferred tax assets--current:
  Accrued incentive compensation.....................  $  971,700   $  704,550
  Accrued liabilities................................     223,900      337,650
  Other..............................................     310,000      149,400
                                                       ----------   ----------
                                                        1,505,600    1,191,600

Deferred tax liabilities--current--prepaid
  expenses...........................................    (150,300)    (612,000)
                                                       ----------   ----------
Net deferred tax assets--current.....................  $1,355,300   $  579,600
                                                       ==========   ==========

Deferred tax liabilities--noncurrent--depreciation...  $1,235,538   $  929,800
                                                       ==========   ==========

    Difference between the provision for income taxes and income taxes computed using the U.S. federal income tax rate are primarily due to state taxes and expenses not deductible for income tax purposes.

7. STOCKHOLDERS' EQUITY

    LEVERAGED RECAPITALIZATION--On May 14, 1999, in connection with a leveraged recapitalization transaction, the Company sold 1,044,690 of the Company's common shares to Morgan Stanley Dean Witter ("MSDW") and the Company redeemed 1,583,983 of its common shares. Immediately preceding the leveraged recapitalization, the Company's preferred shareholders converted 1,020,000 preferred shares into 1,020,000 common shares. The price for the redeemed shares was $76,869,925, which was paid in cash. After the transaction, MSDW owned 87.29% of the Company's outstanding common stock.

                      TRAVCORPS CORPORATION AND SUBSIDIARY

               PERIOD FROM DECEMBER 27, 1998 TO DECEMBER 15, 1999
                      AND THE YEAR ENDED DECEMBER 26, 1998

7. STOCKHOLDERS' EQUITY (CONTINUED)
    The redemption was funded with $45,200,000 of new bank borrowings (see
Note 4) and the proceeds from the sale of the common shares. These new borrowings and common share proceeds were also used to repay $11,081,000 of existing bank borrowings and to pay $4,036,000 of transaction expenses.

    For financial accounting purposes, the transaction is treated as a leveraged recapitalization, whereby the assets are not revalued and the excess purchase price of the redeemed shares over the net book value of the shares reduces the Company's equity.

    The characteristics of preferred and common stock of the Company prior to the recapitalization are described as follows:

    PREFERRED STOCK--During 1995, the Company issued 1,020,000 shares of convertible preferred stock at $2.50 per share. All (but not less than all) of the shares of convertible preferred stock were convertible at any time, at the option of the holders of the convertible preferred stock, into conversion units which consisted of one share of Class B common stock and one share of redeemable preferred stock for each share of convertible preferred stock tendered for conversion. In connection with the leveraged recapitalization described above, the holders of the convertible preferred stock elected to convert their preferred shares into Class B common shares only.

    The holders of convertible preferred stock were entitled to elect three representatives to the Board. On all other matters, the holders of convertible preferred stock were entitled to vote, as a single class with the common stockholders, as if their convertible preferred stock had been converted into an equivalent number of shares of common stock.

    The convertible preferred stock was entitled to cumulative dividends at the rate of 3.5% per year on the convertible base liquidation amount, as defined, of $2.50 per share. At December 15, 1999 and December 26, 1998, the cumulative preferred dividends in arrears totaled $0 and $319,229, respectively, as all cumulative preferred dividends were paid in connection with the leveraged recapitalization. No dividends could be paid to holders of common stock or Class B common stock until all cumulative preferred stock dividends were paid. Convertible preferred stock dividends became immediately payable upon the leveraged recapitalization.

    COMMON STOCK--Common stock and Class B common stock are identical, except that the holders of common stock and Class B common stock, each voting as separate classes, are entitled to each elect two representatives to the Board. The Class B common stock is convertible into an equivalent number of shares of common stock immediately prior to the closing of an Extraordinary Transaction as defined. The leveraged recapitalization qualified as an Extraordinary Transaction and, accordingly, the Class B common shares were converted into common shares.

    STOCK OPTIONS--The Company's 1995 Stock Option Plan (the "Plan") provides for the issuance of incentive stock options ("ISOs") and nonstatutory stock options ("NSOs") to officers, employees, directors, consultants and advisors for the purchase of up to 430,000 shares of common stock. The exercise price of ISOs may not be less than the fair market value of the Company's common stock on the date of grant and may not be less than 110% of such fair market value with respect to any ISOs granted to a participant who owns 10% or more of the Company's outstanding common stock. Options

                      TRAVCORPS CORPORATION AND SUBSIDIARY

               PERIOD FROM DECEMBER 27, 1998 TO DECEMBER 15, 1999
                      AND THE YEAR ENDED DECEMBER 26, 1998

7. STOCKHOLDERS' EQUITY (CONTINUED)
vest in installments over periods of up to seven years. Options granted must be exercised within ten years.

    The Company applies the intrinsic value method to determine compensation cost associated with its plan. The Board has determined that the fair value of common stock approximates the exercise price at the time of the grant. Accordingly, no compensation costs have been recognized for its stock option plan. The difference between net (loss) income on a pro forma basis had compensation cost for the Company's plan been determined consistent with the fair value method described in SFAS No. 123, and reported net (loss) income is immaterial:

    The following is a summary of stock option activity under the Plan:

                                                                      WEIGHTED-
                                                                       AVERAGE
                                                                      EXERCISE
                                                                      PRICE PER
                                                            SHARES      SHARE
                                                           --------   ---------
Outstanding at December 27, 1997 (25,935 exercisable at a
  weighted-average price of $0.20).......................   216,673     $2.93
  Granted (weighted-average fair value of $3.27).........   149,509     11.81
  Forfeited..............................................   (12,310)     5.33
  Exercised..............................................   (16,337)     0.18
                                                           --------
Outstanding at December 26, 1998 (51,307 exercisable at a
  weighted-average price of $2.83).......................   337,535      6.91

Granted (weighted-average fair value of $25.00)..........    14,725     25.00
  Forfeited..............................................   (46,790)    13.98
  Exercised..............................................  (305,470)     6.26
                                                           --------
Outstanding at December 15, 1999.........................         0
                                                           ========

    The fair value of each option grant was estimated on the date of grant using an option pricing model with the following assumptions:

                                                               1999           1998
                                                             --------       --------
Risk-free interest rate....................................    4.75%          4.75%
Dividend yield.............................................    0.00%          0.00%
Expected life (years)......................................   10.00          10.00

    In connection with the merger with CCS (see Note 9), the options outstanding as of December 15, 1999 immediately vested and were exchanged for an equivalent number of shares in CCS.

    RESTRICTION ON DIVIDENDS--Pursuant to the terms of the Company's Revolving Credit Agreement in effect at December 26, 1998 (see Note 4), the Company was precluded from declaring or paying any dividends on any of its preferred or common stock and was prohibited from repurchasing any of its outstanding preferred and common stock, except that up to $190,000 of common stock could have been repurchased annually from employees whose employment had ceased.

                      TRAVCORPS CORPORATION AND SUBSIDIARY

               PERIOD FROM DECEMBER 27, 1998 TO DECEMBER 15, 1999
                      AND THE YEAR ENDED DECEMBER 26, 1998

8. PROFIT-SHARING PLAN

    TravCorps has a 401(k) defined contribution benefit plan (the "401(k) Plan") for eligible employees. Eligible employees may make pretax savings contributions to the 401(k) Plan of up to 15% of their earnings to a certain statutory limit. TravCorps matches employee contributions up to 1% of compensation. TravCorps contributed $97,000 and $93,000 to the 401(k) Plan during the period from December 27, 1998 to December 15, 1999 and the year ended December 26, 1998, respectively, and made a discretionary profit sharing contribution of approximately $86,000 during the year ended December 26, 1998. Cejka has a separate 401(k) defined contribution benefit plan (the "Cejka plan") for eligible employees. Eligible employees may make pretax savings contributions to the Cejka plan of up to 10% of their earnings to a statutory limit. Cejka matches 50% of the employee contributions up to 6% of compensation. Cejka contributed approximately $145,000 and $250,000 to the Cejka plan and a discretionary profit-sharing plan during the period December 27, 1998 to December 15, 1999 and year ended December 26, 1998, respectively.

9. SUBSEQUENT EVENT--MERGER WITH CROSS COUNTRY STAFFING, INC.

    On December 16, 1999, the Company entered into a Plan of Merger with CCS, a company engaged in the business of providing temporary health care staffing services to acute and subacute care facilities nationwide. Pursuant to the Plan of Merger, all outstanding shares of the Company's common stock were exchanged for common stock in CCS. The fair value of the shares of CCS common stock issued to the stockholders of the Company, as determined by an independent valuation of the common stock in January 2000, was $32,102,000. In connection with the merger transaction, CCS assumed the Company's long-term obligation of $45,000,000. The merger was accounted for in the CCS consolidated financial statements as a purchase.

    Upon consummation of the merger, certain computer information systems used by the Company were replaced with CCS systems resulting in a write down of computer and software equipment approximately $1.2 million. In addition, unamortized deferred financing costs approximately $1.6 million were written off in connection with CCS's assumption of the Company's long-term obligation. These asset write downs were accounted for in the purchase accounting as part of the merger. Accordingly, the effects of these write downs are not reflected in the accompanying financial statements.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Cross Country, Inc.

    We have audited the accompanying consolidated statements of assets acquired and liabilities assumed of ClinForce, Inc. ("ClinForce") as of December 31, 2000 and 1999 and the related consolidated statement of operating revenues and expenses for each of the two years in the period ended December 31, 2000. These statements are the responsibility of ClinForce's management. Our responsibility is to express an opinion on the statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    The accompanying consolidated statements of assets acquired and liabilities assumed and the related consolidated statements of operating revenues and expenses were prepared for inclusion in the Registration Statement on Form S-1 of Cross Country, Inc. for purposes of complying with the rules and regulations of the Securities and Exchange Commission in lieu of the full financial statements required by Rule 3-05 for the transaction between Cross Country, Inc. and ClinForce. The statements are not intended to be a complete presentation of the financial position of ClinForce.

    In our opinion, the statements referred to above present fairly, in all material respects, the consolidated assets acquired and liabilities assumed of ClinForce at December 31, 2000 and 1999, and the operating revenues and expenses for each of the two years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST &YOUNG LLP

Raleigh, North Carolina

April 26, 2001

                                CLINFORCE, INC.

       CONSOLIDATED STATEMENTS OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

                                                                     DECEMBER 31
                                                              -------------------------
                                                                 2000          1999
                                                              -----------   -----------
ASSETS ACQUIRED
Current assets:
  Cash......................................................  $        --   $   737,556
  Accounts receivable, less allowance for doubtful accounts
    of $103,645 in 2000 and $0 in 1999......................    4,943,894     3,367,818
  Prepaid expenses..........................................       25,201         4,290
  Current deferred tax asset................................      108,877            --
  Other current assets......................................        1,999        68,961
                                                              -----------   -----------
Total current assets........................................    5,079,971     4,178,625

Property and equipment, net of accumulated depreciation of
  $842,498 in 2000 and $707,356 in 1999.....................      404,402       435,979
Goodwill, net of accumulated amortization of $2,119,322 in
  2000 and $1,458,113 in 1999...............................   11,073,812    11,735,021
Other assets................................................       30,036        14,983
                                                              -----------   -----------
Total assets acquired.......................................  $16,588,221   $16,364,608
                                                              ===========   ===========

LIABILITIES ASSUMED
Current liabilities:
  Cash overdraft............................................  $   248,801   $        --
  Accounts payable..........................................       62,277         2,036
  Income taxes payable......................................    2,060,900       884,515
  Accrued employee compensation and benefits................    1,146,856       626,484
  Other current liabilities.................................        4,837        21,909
                                                              -----------   -----------
Total current liabilities...................................    3,523,671     1,534,944
                                                              -----------   -----------

Long-term deferred tax liability............................      354,998       195,435
                                                              -----------   -----------

Total liabilities assumed...................................  $ 3,878,669   $ 1,730,379
                                                              ===========   ===========

                            See accompanying notes.

                                CLINFORCE, INC.

           CONSOLIDATED STATEMENTS OF OPERATING REVENUES AND EXPENSES

                                                               YEAR ENDED DECEMBER 31
                                                              -------------------------
                                                                 2000          1999
                                                              -----------   -----------
Revenue from services.......................................  $28,895,276   $26,385,411
Operating expenses:
  Compensation and benefits.................................   20,128,675    19,066,580
  Selling, general and administrative expenses..............    4,765,833     3,906,762
  Bad debt expense..........................................      110,000            --
  Depreciation..............................................      135,141        94,199
  Amortization..............................................      659,657       659,657
                                                              -----------   -----------
Total operating expenses....................................   25,799,306    23,727,198
                                                              -----------   -----------
Income from operations......................................    3,095,970     2,658,213
Income tax expense..........................................    1,227,071     1,079,950
                                                              -----------   -----------
Income from operations after tax............................  $ 1,868,899   $ 1,578,263
                                                              ===========   ===========

                            See accompanying notes.

                                CLINFORCE, INC.

                        NOTES TO CONSOLIDATED STATEMENTS

                               DECEMBER 31, 2000

1. ORGANIZATION AND BASIS OF PRESENTATION

    ClinForce, Inc. ("ClinForce" or the "Company") is in the business of recruiting and placing temporary and permanent clinical research professionals. The Company was a subsidiary of Edgewater Technology, Inc. (f/k/a
Staffmark, Inc.), a publicly held company.

    ClinForce, Inc. was founded in 1991 as Clinical Trial Support Services. In 1997, the Company acquired ClinForce in Morristown, New Jersey. In August 1996, the Company merged with four other regional companies to form Staffmark, Inc. (n/k/a Edgewater Technology, Inc.). In October 1996, Staffmark became a publicly traded company. In March 1998, ClinForce acquired Temporary Tech in North Carolina. On April 1, 1999, the Company changed its name to ClinForce, Inc. During 2000, the Company opened facilities in Ft. Myers, Boston, Philadelphia, and Cincinnati.

    CFRC, Inc., a wholly-owned subsidiary of ClinForce, was established in fiscal year 1997. CFRC, Inc. was established primarily as an intellectual property company. The consolidated financial statements of ClinForce include the results of operations for CFRC, Inc.

    On December 15, 2000, the ClinForce entered into a stock purchase agreement to be acquired by Cross Country, Inc. for approximately $31,000,000. The transaction was consummated on March 16, 2001 and met the accounting criteria of a purchase. The purchase price is subject to a post-closing adjustment based on changes in the net working capital of the acquired companies between October 31, 2000 and March 16, 2001.

    The consolidated statements of assets acquired and liabilities assumed and related consolidated statements of operating revenues and expenses (the "statements") have been prepared solely to comply with the requirements of the Securities and Exchange Commission. These statements are not intended to be a complete presentation of the assets, liabilities, revenues and expenses of the Company because they do not include corporate allocated expenses that would have been incurred by the Company had it operated as a stand-alone business (see
Note 2).

USE OF ESTIMATES

    The preparation of the statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in the statements and accompanying notes. Actual results could differ from those estimates.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    These statements are not indicative of the financial condition or results of operations of this business going forward because of the change in the business and the omission of various administrative expenses.

REVENUE RECOGNITION

    Revenues consist primarily of billing for associates' time and permanent placement fees. Revenue is recognized upon completion of services.

    Revenues on permanent and temporary placements are recognized when services provided are substantially completed. The Company does not, in the ordinary course of business, make refunds. If a candidate leaves a permanent placement within a short period of time (i.e., one month) it is customary

                                CLINFORCE, INC.

                               DECEMBER 31, 2000

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) for us to seek a replacement at no additional cost. Allowances are established as considered necessary to estimate significant losses due to placed candidates not remaining employed for the Company's guarantee period. During 2000 and 1999, such replacements and refunds were not material and, accordingly, related allowances were not recorded.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentrations of credit risk as defined by Financial Accounting Standards Board (FASB) Statement No. 105, DISCLOSURE OF INFORMATION ABOUT FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK, consist principally of accounts receivable. The Company's customers are clinical research organizations ("CROs") and accounts receivable represent amounts due from these CROs. The Company performs ongoing credit evaluations of its customers' financial conditions and, generally, does not require collateral. Overall, based on the large number of customers in differing geographic areas throughout the United States and its territories, the Company believes the concentration of credit risk is limited. As of December 31, 2000, approximately 48% of the outstanding accounts receivable were due from four customers. As of December 31, 1999, approximately 70% of the outstanding accounts receivable were due from four customers.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, less accumulated depreciation. Depreciation is determined on a straight-line basis over the estimated useful lives of the assets, which generally range from three to seven years. Leasehold improvements are depreciated over the lives of the related leases or the useful life of an individual lease, whichever is shorter.

CORPORATE ALLOCATIONS

    Edgewater provided substantial services to the Company during 2000, Edgewater has traditionally charged the Company a management fee for tax planning services and information system services through corporate allocations which were generally based on a percent of sales. The amount of corporate allocations was dependent upon the total amount of anticipated allocable costs incurred by Edgewater less amounts charged as a specific cost or expense rather than by allocation. The amounts allocated for these services are not included in these statements because they are not necessarily indicative of amounts that would have been incurred by the Company had it operated on a stand-alone basis. Expenses relating to corporate advertising, accounting and legal services, officer salaries and other selling, general and administrative expenses were not allocated by Edgewater to ClinForce for internal financial statement purposes, and therefore, no amounts have been allocated for their services in the pro forma financial statements.

GOODWILL

    Goodwill represents the excess of purchase price over the fair value of net assets acquired. Goodwill associated with acquisitions in 1998 and 1997 is being amortized using the straight-line method over its estimated useful life of twenty years. In accordance with FASB Statement No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF,

                                CLINFORCE, INC.

                               DECEMBER 31, 2000

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability of assets is measured by comparison of the carrying amount of the asset to net future cash flows expected to be generated from the asset. At December 31, 2000 and 1999, the Company believes that no impairment of goodwill exists.

ADVERTISING

    The Company's advertising expense consists primarily of print media, online advertising and promotional material. Advertising costs are expensed as incurred and were approximately $16,539 and $16,759 for the years ended December 31, 2000 and 1999, respectively.

INCOME TAXES

    The Company accounts for income taxes under FASB Statement No. 109, ACCOUNTING FOR INCOME TAXES. Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. ClinForce has always been included in a consolidated return for United States federal tax reporting purposes. The income tax provision included in the statement of operating revenues and expenses was prepared as if the Company was a stand-alone entity.

ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of their short maturity.

COMPREHENSIVE INCOME

    The Company has adopted FASB Statement No.130, COMPREHENSIVE INCOME, which requires that an enterprise: (a) classify items of other comprehensive income by their nature in the financial statements; and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. The items of other comprehensive income that are typically required to be displayed are foreign currency items, minimum pension liability adjustments and unrealized gains and losses on certain investments in debt and equity securities. There are no other components of comprehensive income or loss other than the Company's consolidated net income and net loss for the years ended December 31, 2000 and 1999, respectively.

IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued SFAS No.133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No.133, as amended, is required to be adopted in years beginning after June 15, 2000. The Company plans to adopt the new statement effective January 1, 2001. Because of the Company's minimal use of derivatives, management does not anticipate the adoption of the new Statement will have a significant affect on earnings or the consolidated financial position of the Company.

                                CLINFORCE, INC.

                               DECEMBER 31, 2000

3. PROPERTY AND EQUIPMENT

    At December 31, property and equipment consist of the following:

                                                          2000         1999
                                                       ----------   ----------
Computer equipment...................................  $  268,657   $  251,398
Computer software....................................     161,853      131,014
Office equipment.....................................     118,721      118,722
Furniture and fixtures...............................     558,968      556,770
Leasehold improvements...............................     138,701       85,431
                                                       ----------   ----------
                                                        1,246,900    1,143,335
Less accumulated depreciation........................    (842,498)    (707,356)
                                                       ----------   ----------
                                                       $  404,402   $  435,979
                                                       ==========   ==========

4. ACCRUED COMPENSATION AND BENEFITS

    At December 31, accrued employee compensation and benefits consist of the following:

                                                          2000         1999
                                                       ----------   ----------
Salaries.............................................  $  305,446   $  222,820
Bonuses..............................................     512,225      238,169
Accrual for payroll taxes............................     226,855       82,063
Accrual for vacation.................................     102,330       83,432
                                                       ----------   ----------
                                                       $1,146,856   $  626,484
                                                       ==========   ==========

5. COMMITMENTS AND CONTINGENCIES

    The Company has entered into non-cancelable operating lease agreements for the rental of space. Future minimum lease payments associated with these agreements are as follows:

                  YEAR ENDING DECEMBER 31:
                  ------------------------
       2001.................................................  $  412,214
       2002.................................................     363,176
       2003.................................................     365,844
       2004.................................................     294,378
       2005.................................................      35,352
       Thereafter...........................................      23,712
                                                              ----------
                                                              $1,494,676
                                                              ==========

    Rent expense related to office facilities was approximately $355,161 and $244,536 for the years ended December 31, 2000 and 1999, respectively.

    The Company is subject to legal proceedings and claims that arise in the ordinary course of its business. In the opinion of management, the outcome of these matters will not have a significant effect on the Company's consolidated financial position or results of operations.

                                CLINFORCE, INC.

                               DECEMBER 31, 2000

6. INCOME TAXES

    The Company has always been included in a consolidated return for United States federal tax reporting purposes. The income tax expense and deferred income taxes were calculated based on income from operations, and therefore are not necessarily indicative of amounts that would have been incurred by the Company had it operated as a stand-alone entity. These calculations were prepared as if the Company filed on a separate return basis. Deferred income taxes from years prior to 1999 have not been calculated.

    The components of the income tax expense (benefit) are as follows:

                                                          2000         1999
                                                       ----------   ----------
Current..............................................  $1,176,385   $  884,515
Deferred.............................................      50,686      195,435
                                                       ----------   ----------
                                                       $1,227,071   $1,079,950
                                                       ==========   ==========

    Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                             DECEMBER 31
                                                       -----------------------
                                                          2000         1999
                                                       ----------   ----------
Deferred tax assets:
Accrued expenses.....................................  $   67,953   $       --
Allowance for doubtful accounts......................      40,924           --
                                                       ----------   ----------
                                                          108,877           --
Deferred tax liabilities:
Goodwill amortization................................    (235,764)    (149,686)
Depreciation.........................................    (119,234)     (45,749)
                                                       ----------   ----------
Net deferred taxes...................................  $ (246,121)  $ (195,435)
                                                       ==========   ==========

    FASB Statement No. 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some of or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a valuation allowance at December 31, 2000 and 1999 is not necessary.

                                CLINFORCE, INC.

                               DECEMBER 31, 2000

6. INCOME TAXES (CONTINUED)
    The reconciliation of income tax computed at the U. S. federal statutory rate to income tax expense is as follows:

                                                             DECEMBER 31
                                                       -----------------------
                                                          2000         1999
                                                       ----------   ----------
Tax at U.S. statutory rate...........................  $1,083,590   $  930,375
State taxes, net of federal benefit..................     140,039      119,221
Non-deductible items.................................       9,243        9,363
Other................................................      (5,801)      20,791
                                                       ----------   ----------
                                                       $1,227,071   $1,079,950
                                                       ==========   ==========

7. CASH FLOW INFORMATION (UNAUDITED)

    Based on available information and management's best estimates, cash flows for the Company are as follows for the year ended December 31, 2000:

Provided by operating activities............................  2,092,075
Used in investing activities................................   (103,564)
Provided by financing activities............................          0

                         REPORT OF INDEPENDENT AUDITORS

To the Members of

Heritage Professional Education, LLC

    We have audited the accompanying balance sheet of Heritage Professional Education, LLC as of December 25, 2000, and the related statements of income, members' deficit and cash flows for the period from January 1, 2000 through December 25, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Heritage Professional Education, LLC at December 25, 2000, and the results of its operations and its cash flows for the period from January 1, 2000 through December 25, 2000, in conformity with accounting principles generally accepted in the United States.

Ernst & Young LLP

Nashville, TN

August 10, 2001

                      HERITAGE PROFESSIONAL EDUCATION, LLC

                                 BALANCE SHEET

                               DECEMBER 25, 2000

ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 376,965
  Accounts receivable, net of allowance for doubtful
    accounts of $131,081....................................    118,155
  Prepaid expenses and other current assets.................     55,896
                                                              ---------
Total current assets........................................    551,016

Property and equipment:
  Furniture and fixtures....................................     10,541
  Computer equipment........................................     50,035
                                                              ---------
                                                                 60,576
  Less accumulated depreciation and amortization............    (23,672)
                                                              ---------
                                                                 36,904
Other assets................................................      3,226
                                                              ---------
Total assets................................................  $ 591,146
                                                              =========

LIABILITIES AND MEMBERS' DEFICIT
Current liabilities:
  Accounts payable and accrued liabilities..................  $ 609,459
  Accrued compensation......................................    138,106
  Deferred revenue..........................................    282,567
                                                              ---------
Total current liabilities...................................  1,030,132
Members' deficit............................................   (438,986)
                                                              ---------
Total liabilities and members' deficit......................  $ 591,146
                                                              =========

                            See accompanying notes.

                      HERITAGE PROFESSIONAL EDUCATION, LLC

                              STATEMENT OF INCOME

                      FOR THE PERIOD FROM JANUARY 1, 2000

                           THROUGH DECEMBER 25, 2000

Revenue.....................................................  $11,147,522
Operating costs and expenses:
  Cost of revenues..........................................    4,935,771
  Selling, general and administrative expenses..............    4,562,912
                                                              -----------
Total operating costs and expenses..........................    9,498,683
                                                              -----------
Net income..................................................  $ 1,648,839
                                                              ===========

                            See accompanying notes.

                      HERITAGE PROFESSIONAL EDUCATION, LLC

                         STATEMENT OF MEMBERS' DEFICIT

                                                              MEMBERS' DEFICIT
                                                              ----------------
Balance at January 1, 2000..................................     $ (551,003)
Net income..................................................      1,648,839
Capital distribution........................................     (1,536,822)
                                                                 ----------
Balance at December 25, 2000................................     $ (438,986)
                                                                 ==========

                            See accompanying notes.

                      HERITAGE PROFESSIONAL EDUCATION, LLC

                            STATEMENT OF CASH FLOWS

                      FOR THE PERIOD FROM JANUARY 1, 2000

                           THROUGH DECEMBER 25, 2000

OPERATING ACTIVITIES:
Net income..................................................  $1,648,839
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................      11,259
  Allowance for doubtful accounts...........................      88,096
  Changes in operating assets and liabilities:
    Accounts receivable.....................................    (186,358)
    Prepaid expenses and other current assets...............     (55,792)
    Accounts payable and accrued liabilities................     285,668
    Accrued compensation....................................     115,142
    Deferred revenue........................................      21,258
                                                              ----------
Net cash provided operating activities......................   1,928,112

INVESTING ACTIVITIES:
Purchase of property and equipment..........................     (14,325)
                                                              ----------
Net cash used in investing activities.......................     (14,325)

FINANCING ACTIVITIES:
Distribution to members.....................................  (1,536,822)
                                                              ----------
Net cash used in financing activities.......................  (1,536,822)
Net increase in cash and cash equivalents...................     376,965
Cash and cash equivalents at beginning of period............          --
                                                              ----------
Cash and cash equivalents at end of period..................  $  376,965
                                                              ==========

                            See accompanying notes.

                      HERITAGE PROFESSIONAL EDUCATION, LLC

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 25, 2000

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REPORTING ENTITY

    Heritage Professional Education, LLC (the "Company") was organized on January 1, 1998 and is based in Nashville, Tennessee. The Company provides one day instructor-led seminars throughout the United States to meet the ongoing training and continuing education needs of the healthcare community. The Company has an infinite life unless terminated earlier in accordance with its Operating Agreement dated January 1, 1998.

RECOGNITION OF REVENUE

    Revenue is recognized as the instructor-led seminars are performed and the related learning materials are delivered. The Company does not require collateral on trade receivables.

USE OF ESTIMATES

    The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and such differences could be material to the financial statements.

CASH AND CASH EQUIVALENTS

    The Company considers unrestricted, highly liquid investments with initial maturities of less than three months to be cash equivalents.

PROPERTY AND EQUIPMENT

    Property and equipment are stated on the basis of cost. Depreciation and amortization are provided on the straight-line method over the following estimated useful lives:

                                                               YEARS
                                                              --------
Furniture and fixtures......................................      7
Computer equipment..........................................    3-5

LONG-LIVED ASSETS

    The Company accounts for long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," which requires that companies consider whether events or changes in facts and circumstances, both internally and externally, may indicate that an impairment of long-lived assets held for use are present. Management periodically evaluates the carrying value of long-live assets, including property and equipment and intangible assets and has determined that there were no indications of impairment as of December 25, 2000. Should there be an impairment in the future, the Company would recognize the amount of the impairment based on expected future cash flows from the impaired assets. The cash flow estimates that would be used would be based on management's best estimates, using appropriate and customary assumptions and projections at the time.

                      HERITAGE PROFESSIONAL EDUCATION, LLC

                               DECEMBER 25, 2000

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
DEFERRED REVENUE

    Deferred revenue represents amounts which have been billed and collected, but not yet recognized in revenue.

INCOME TAXES

    The Company has elected to be treated as a partnership for federal income tax purposes. Accordingly, for federal income tax purposes, the members report their proportionate share of the Company's taxable income or loss on their respective tax returns; therefore, no provision for federal income taxes is included in the financial statements. Furthermore, because the Company's income is subject to individual self-employment taxes, the income is not subject to Tennessee income tax. As a result, no provision for state income taxes is included in the financial statements.

SHIPPING AND HANDLING COSTS

    Shipping and handling costs are included in cost of revenues.

ADVERTISING

    The Company expenses the costs of advertising as incurred. Advertising expense for the period from January 1, 2000 through December 25, 2000 was $3,246,358 and is included in selling, general and administrative expenses.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

    CASH AND CASH EQUIVALENTS: The carrying amounts approximate the fair value because of the short-term maturity or short-term nature of such instruments.

    ACCOUNTS RECEIVABLE, ACCOUNTS PAYABLE, ACCRUED LIABILITIES AND DEFERRED
REVENUE: The carrying amounts approximate the fair value because of the short-term nature of such instruments.

2. MEMBERS' DEFICIT

    The Operating Agreement requires that a separate capital account be maintained for each member. The respective capital account of each Member consists of the opening capital account, increased by additional capital contributions and share of profits transferred to capital by agreement between the members, and decreased by the share of the Company losses and distributions of capital. No member shall withdraw any part of his or her capital account without the consent of the majority in interest of all the members of the Company. If the capital account of a member becomes impaired, his or her share of the subsequent Company profits shall be first credited to his or her capital account until that account has been restored, before such profits are credited to his or her income accounts. Income tax depreciation shall be taken by each member based on the ratio that each member's capital account bears to the total sum of all capital accounts.

                      HERITAGE PROFESSIONAL EDUCATION, LLC

                               DECEMBER 25, 2000

2. MEMBERS' DEFICIT (CONTINUED)
    The net profits and losses of the Company are divided between the members in the same proportions as subsequent contributions to capital described above. A separate income account shall be maintained for each member. Company profits and losses shall be charged or credited to the separate income account for each member. If a member has no credit balance in his or her income account, losses shall be charged to his or her capital account.

    Without the consent of a majority in interest of the members of the Company, no member shall receive any salary for services or other remuneration rendered to the Company. Withdrawals of income during each year shall be in amounts agreed upon from time to time by the members. If a member has a debit balance in his or her income account, it shall be deemed a debit due to the Company payable quarterly upon the demand of any member.

3. PROFIT SHARING PLAN

    The Company has a profit sharing plan (the "Plan"). Employees of the Company must have attained the age of 21 and have completed one year of service to be eligible to participate in the Plan. Under the provisions of the Plan, the Company may make discretionary contributions to the Plan. The Company contributed $9,725 during 2000.

4. LEASE COMMITMENTS

    The Company leases its office facility in Nashville, Tennessee under an agreement that expires on December 31, 2002. The lease agreement contains a provision for escalating rent payments over the term of the lease. The Company accounts for this lease by recognizing the straight-line rent expense and adjusting the deferred rent expense liability for the difference between the straight-line rent expense and the amount of rent paid. Total rent expense under all operating leases was $39,710 in 2000. Future rental payment commitments at December 25, 2000 under the non-cancelable facility-operating lease with an initial term of one year or more, are as follows:

                                                              OPERATING LEASES
                                                              ----------------
2001........................................................      $40,916
2002........................................................       40,927
Thereafter..................................................           --
                                                                  -------
Total minimum lease payments................................      $81,843
                                                                  =======

5. SUBSEQUENT EVENTS

    Effective December 26, 2000, Cross Country Seminars, a wholly-owned subsidiary of Cross Country, Inc., acquired substantially all of the assets and business of the Company. The Company received approximately $6,500,000 in cash. In addition, the asset purchase agreement provides for potential earnout payments of approximately $6,5000,000 based on adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) (as defined in the asset purchase agreement) of the business over a three-year period ending December 31, 2003.

    Subsequent to December 25, 2000, the Company changed its name to Caney Fork Investments, LLP.

    [Description of artwork: Depiction of patient and healthcare personnel]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    Through and including           , 2001 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                                7,812,500 SHARES


                                     [LOGO]

                                  COMMON STOCK

                               ------------------
                                   PROSPECTUS
                               ------------------

                              MERRILL LYNCH & CO.

                              SALOMON SMITH BARNEY

                         BANC OF AMERICA SECURITIES LLC

                           SUNTRUST ROBINSON HUMPHREY

                               CIBC WORLD MARKETS

                                         , 2001
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of common stock registered hereby, all of which expenses, except for the Securities and Exchange Commission registrant fee, the National Association of Securities Dealers, Inc. filing fee, and the Nasdaq National Market listing application fee, are estimated.


Securities and Exchange Commission registration fee.........  $   38,184
National Association of Securities Dealers, Inc. filing
  fee.......................................................      15,774
Nasdaq National Market listing application fee..............      95,000
Printing and engraving fees and expenses....................     430,000
Legal fees and expenses.....................................     600,000
Accounting fees and expenses................................   1,300,000
Blue Sky fees and expenses..................................      10,000
Transfer Agent and Registrar fees and expenses..............      10,000
Miscellaneous expenses......................................       1,042
                                                              ----------
    Total...................................................  $2,500,000
                                                              ==========


*   To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 102 of the General Corporation Law of Delaware allows a corporation to limit a director's personal liability to the corporation or its stockholders from monetary damages for breach of fiduciary duty as a director, with certain exceptions. The Company's Certificate of Incorporation, as amended, provides such limitation to the fullest extent permitted by the General Corporation Law of Delaware.

    Section 145 of the General Corporation Law of Delaware permits a corporation, subject to the standards set forth therein, to indemnify any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving as such with respect to another entity at the request of the corporation. The Company's Certificate of Incorporation, as amended, and the Company's By-Laws, as amended, provide for full indemnification of its directors and officers to the extent permitted by
Section 145.

    Our amended and restated certificate of incorporation limits the liability of our directors to us and our stockholders to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for money damages for breach of fiduciary duty as a director, except for liability

    - for any breach of the director's duty of loyalty to us or our stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases, or redemptions; and

    - for any transaction from which the director derived an improper personal benefit.

    Our amended and restated certificate of incorporation and amended and restated by-laws will also contain provisions indemnifying our directors and officers to the fullest extent permitted by Delaware law. The indemnification permitted under Delaware law is not exclusive of any other rights to which such persons may be entitled.

    In addition, we maintain insurance on behalf of our directors and officers insuring them against liabilities asserted against them in their capacities as directors or officers or arising out of such status, except when we have directly indemnified the directors and officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Since its inception, Cross Country has issued and sold the following securities:

    On July 29, 1999, we issued and sold 2,040,503 shares of Common Stock to Charterhouse Equity Partners III, L.P. and CHEF Nominees, Ltd. for gross proceeds of $71.8 million.

    On July 29, 1999, in connection with our acquisition of substantially all the assets of Cross Country Staffing, we issued 170,445 shares of Common Stock to Cross Country Staffing.

    On July 29, 1999, pursuant to an Amended and Restated Subscription and Stockholders Agreement, we issued to Joseph Boshart, Emil Hensel, Jonathan Ward and Vickie Anenberg an aggregate of 49,716 shares of Common Stock for gross proceeds of $1.8 million.

    On July 29, 1999, we issued 65,527 shares of Common Stock to The Northwestern Mutual Life Insurance Company in connection with its purchase of $10.0 million of our 12% Senior Subordinated Pay-in-Kind Notes, due on January 1, 2006.

    On July 29, 1999, we issued 131,053 shares of Common Stock to DB Capital Investors in connection with the purchase by BT Investment Partners of $20.0 million of our 12% Senior Subordinated Pay-in-Kind Notes, due on January 1, 2006.

    On December 9, 1999, we granted to certain of our and our subsidiaries' employees an aggregate of 22,754 shares of Common Stock in consideration for the receipt of $0.01 per share. The following individuals purchased these shares:
Joseph Boshart, Emil Hensel, Vickie Anenberg, Jonathan Ward, Lee Ann O'Connor, Frank Shaffer, Barbara Astler, Jerry Chua, Daniel Lewis, Richard Ives, Wendi Dusseault, Katherine Miyares, Dijanan Lesh, Debbie Simpson, Jean Ann Johnson, Denise Brodwyn, Kristin Dunn, Francine Denello, Lisa Vrana, Lisa Lapina, Mia Wender, Hope Mello, Tom Homish, Christine Portner, Darren Portner, Marc Leon, Tom Stevens, Brian Hekman, Sharon Boggs, Lynn Gianatasio, Ted Burg, Jeanette McClary, Chris West, Karen McConnell, Darren Bounds, Michael MacNeill, Stephanie Russo, Michael Britt, Melissa Rutherford, Mary Walker, Luz Torres, Kimberly Hewlitt, Kathleen Salerno, Jill Wengerter, Jennifer Goldstein, Jackie Finz, Gregg Proietti, Dawn Anderson, Beth Butler, Audrey Mariovich, Arlene Belue, Anthony Pederson and Heather Stover.

    On December 16, 1999, in connection with our acquisition of TravCorps, we issued 1,520,000 shares of Common Stock to certain holders of stock of TravCorps.

    In addition, as of June 30, 2001, the Company has granted options to purchase a total of 3,268,521 shares of Common Stock to employees, including certain senior managers, at a weighted average exercise price of approximately $12.48 per share.

    The issuances described above in this Item 15 were deemed exempt from registration under the Securities Act in reliance on either: (1) Rule 701 promulgated under the Securities Act as offers and sales of securities pursuant to certain compensatory benefit plans and contracts relating to compensation in compliance with Rule 701; or (2) Section 4(2) of the Securities Act, including Regulation D thereunder, as transactions by an issuer not involving any public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

    The following exhibits are filed with this registration statement.


         NO.            DESCRIPTION
         ---            -----------
        1.1+            Form of Underwriting Agreement

        2.1+            Cross Country Staffing Asset Purchase Agreement, dated June
                        24, 1999, by and among W. R. Grace & Co.-Conn., a
                        Connecticut corporation, Cross Country Staffing, a Delaware general partnership, and the Registrant, a Delaware
                        corporation

        2.2+            Agreement and Plan of Merger, dated as of October 29, 1999, by and among the Registrant, CCTC Acquisition, Inc. and
                        Certain Stockholders of Cross Country Staffing, Inc and
                        TravCorps Corporation and the Stockholders of TravCorps
                        Corporation

        2.3+            Stock Purchase Agreement, dated as of December 15, 2000, by and between Edgewater Technology, Inc. and the Registrant

        3.1+            Amended and Restated Certificate of Incorporation of the
                        Registrant

        3.2+            Amended and Restated By-laws of the Registrant

        4.1*            Form of specimen common stock certificate

        4.2+            Amended and Restated Stockholders Agreement, dated
                        August 23, 2001, among the Registrant, a Delaware corporation, the CEP Investors and the Investors

        4.3+            Registration Rights Agreement, dated as of October 29, 1999, among the Registrant, a Delaware corporation, and the CEP
                        Investors and the MSDWCP Investors

        4.4+            Amendment to the Registration Rights Agreement, dated as of
                        August 23, 2001, among the Registrant, a Delaware
                        corporation, and the CEP Investors and the MSDWCP Investors

        4.5+ Stockholders Agreement, dated as of August 23, 2001, among the Registrant, Joseph Boshart and Emil Hensel and the
                        Financial Investors

        5.1+ Opinion of Proskauer Rose LLP as to the legality of the common stock being registered

       10.1+            Employment Agreement, dated as of June 24, 1999, between
                        Joseph Boshart and the Registrant

       10.2+            Employment Agreement, dated as of June 24, 1999, between
                        Emil Hensel and the Registrant

       10.3+            Employment Agreement termination, dated as of December 21,
                        2000, between Bruce Cerullo and the Registrant

       10.4+            Lease Agreement, dated April 28, 1997, between Meridian
                        Properties and the Registrant

       10.5+            Lease Agreement, dated October 31, 2000, by and between
                        Trustees of the Goldberg Brothers Trust, a Massachusetts
                        Nominee Trust and TVCM, Inc.

       10.6+            222 Building Standard Office Lease between Clayton Investors
                        Associates, LLC and Cejka & Company

       10.7**           Amended and Restated 1999 Stock Option Plan of the
                        Registrant

       10.8**           Amended and Restated Equity Participation Plan of the
                        Registrant

       10.9+            Second Amended and Restated Credit Agreement, dated as of
                        March 16, 2001, among the Registrant, the Lenders Party
                        thereto, Salomon Smith Barney, Inc., as Arranger, Citicorp
                        USA, Inc. as Administrative Agent, Collateral Agent, Issuing
                        Bank and Swingline Lender, Bankers Trust Company, as
                        Syndication Agent, and Wachovia Bank, N.A., as Documentation
                        Agent

         NO.            DESCRIPTION
         ---            -----------
       10.10+           Waiver and Amendment No. 1 dated as of May 3, 2001, to the
                        Credit Agreement dated as of July 29, 1999, as amended and restated as of December 16, 1999 and March 16, 2001 by and among the Registrant, the Lenders Party thereto, Salomon
                        Smith Barney, Inc., as Arranger, Citicorp USA, Inc. as
                        Administrative Agent, Collateral Agent, Issuing Bank and
                        Swingline Lender, Bankers Trust Company, as Syndication
                        Agent, and Wachovia Bank, N.A., as Documentation Agent

       10.11+           Form of Subsidiary Guarantee Agreement, dated as of December
                        16, 1999, among the Registrant's subsidiary guarantors and
                        Citicorp USA, Inc., as collateral agent for the Obligees

       10.12+ Form of Security Agreement, dated as of July 29, 1999, as amended and restated as of December 16, 1999 among the Registrant and Citicorp USA, Inc. as collateral agent for the Obligees

       10.13+ Form of Pledge Agreement, dated as of July 29, 1999, as amended and restated as of December 16, 1999, among the Registrant and Citicorp USA, Inc., as collateral agent for the Obligees

       10.14+ Form of Indemnity, Subrogation and Contribution Agreement, dated as of December 16, 1999, among the Registrant, the subsidiaries of the Registrant and Citicorp USA, Inc., as collateral agent for the Obligees

       21.1+            List of subsidiaries of the Registrant

       23.1             Consents of Ernst & Young LLP

       23.2             Consent of PricewaterhouseCoopers LLP

       23.3             Consent of Deloitte & Touche LLP

       23.4+            Consent of Proskauer Rose LLP (contained in Exhibit 5.1)

       24.1+ Power of Attorney (included on signature page of the Registration Statement)


------------------------

*   To be filed by amendment.

**  Previously filed and filed in revised form.

+  Previously filed

    (b) Financial Statement Schedules

                                  SCHEDULE II

                                             VALUATION AND QUALIFYING ACCOUNTS (FOR CONTINUING OPERATIONS)
                                    -------------------------------------------------------------------------------
                                    BALANCE AT   CHARGED TO                                              BALANCE AT
                                    BEGINNING    COSTS AND                                OTHER             END
DESCRIPTION                         OF PERIOD     EXPENSES    WRITEOFF'S   RECOVERIES    CHANGES         OF PERIOD
-----------                         ----------   ----------   ----------   ----------   ----------       ----------
 ALLOWANCE FOR DOUBTFUL ACCOUNTS
Period July 30-December 31,         $1,158,039   $  511,341   $ (272,142)  $       --   $  746,872 (a)   $2,144,110
  1999............................
Year ended December 31, 2000......   2,144,110      432,973     (565,012)      75,676           --        2,087,747
Six months ended June 30, 2001....   2,087,747      861,739     (237,385)          --       52,499 (b)    2,764,600

--------------------------

(a) - Allowance for doubtful accounts for receivables acquired in TravCorps acquisition

(b) - Allowance for doubtful accounts for receivables acquired in ClinForce acquisition

    All schedules not identified above have been omitted because they are not required, are not applicable or the information is included in the selected consolidated financial data or notes contained in this Registration Statement.

ITEM 17. UNDERTAKINGS

    (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (b) The undersigned registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Boca Raton, Florida, on the 6th day of September, 2001.


                                                       CROSS COUNTRY, INC.

                                                       By:                      *
                                                            -----------------------------------------
                                                                          Joseph Boshart
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on the 6th day of September, 2001.



                      SIGNATURE                                            TITLE
                      ---------                                            -----
                          *                            President, Chief Executive Officer and
     -------------------------------------------       Director
                  Joseph A. Boshart                    (Principal Executive Officer)

                          *                            Chief Financial Officer, Chief Operating
     -------------------------------------------       Officer and Director (Principal Financial
                     Emil Hensel                       Officer and Principal Accounting Officer)

                          *
     -------------------------------------------       Director
                  Karen H. Bechtel

                          *
     -------------------------------------------       Director
                  Bruce A. Cerullo

                          *
     -------------------------------------------       Director
                  Thomas C. Dircks

                          *
     -------------------------------------------       Director
                  A. Lawrence Fagan

                          *
     -------------------------------------------       Director
                   M. Fazle Husain


*By:                  /s/ JOSEPH A. BOSHART
             --------------------------------------
                        Joseph A. Boshart
                        Attorney-in-fact